Form 10-K, Exhibit 13
period 1996-12-31
CNB FINANCIAL CORP /NY/
filed 1997-03-31
CIK 883756

FINANCIAL REVIEW
    (in thousands, except per share and ratio data)

AS OF OR FOR THE YEAR ENDED DECEMBER 31,     1996       1995        1994       1993      1992
-----------------------------------------------------------------------------------------------
     Interest income                       $ 46,995   $ 43,728   $ 35,709   $ 35,213   $ 36,943
     Interest expense                        21,755     20,089     13,540     13,257     16,994
     Net interest income                     25,240     23,639     22,169     21,956     19,949
     Provision for possible loan losses         635        965      1,600      3,645      5,010
     Net interest income after provision
       for loan losses                       24,605     22,674     20,569     18,311     14,939
     Other operating income                   2,955      2,707      1,673      1,592      2,669
     Other expense                           17,665     16,328     14,723     13,517     12,542
     Income before income taxes               9,895      9,053      7,519      6,386      5,066
     Income taxes                             2,738      2,481      2,230      1,852      1,331
     Net income                               7,157      6,572      5,289      4,534      3,735

-----------------------------------------------------------------------------------------------
PER SHARE DATA:
     Net income                            $   1.81   $   1.63   $   1.39   $   1.29   $   1.06
     Cash dividends                            0.53       0.48       0.43       0.40       0.37
     Book value                               12.50      11.83       9.98       9.91       8.73
       (restated for 1/15/97 split)

-----------------------------------------------------------------------------------------------
PERIOD END BALANCE SHEET SUMMARY:
     Total assets                          $585,627   $564,792   $484,497   $452,423   $439,513
     Investment securities                  235,743    215,450    173,838    160,711    151,191
     Loans (net of unearned income)         321,010    316,617    291,826    277,647    272,218
     Allowance for possible loan losses       8,367      8,463      8,292      7,772      6,054
     Deposits                               509,217    496,311    416,964    396,948    385,959
     Shareholders' equity                    48,391     47,433     39,898     34,903     30,718

-----------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS:
     Return on average equity                14.97%     15.19%     13.69%     13.96%     12.33%
     Return on average assets                 1.22%      1.25%      1.12%      1.01%      0.89%
     Dividends declared to income            29.06%     29.23%     31.86%     30.75%     34.59%
     Loans to deposits                       63.04%     63.79%     69.99%     69.95%     70.53%
     Non-performing loans to total loans      1.40%      1.25%      1.11%      1.27%      1.69%
     Net charge-offs to average loans         0.23%      0.26%      0.39%      0.74%      1.21%
     Allowance for possible loan
        losses to total loans outstanding     2.61%      2.67%      2.84%      2.80%      2.22%
     Average shareholders' equity to
        average total assets                  8.15%      8.20%      8.18%      7.27%      7.19%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
    (in thousands, except per share and ratio data)

    THE PURPOSE OF THIS DISCUSSION IS TO FOCUS ON SIGNIFICANT CHANGES IN THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY. THE DISCUSSION AND ANALYSIS IS INTENDED TO SUPPLEMENT AND HIGHLIGHT INFORMATION CONTAINED IN THE ACCOMPANYING CONSOLIDATED FINANCIAL STATEMENTS AND THE SELECTED FINANCIAL DATA PRESENTED ELSEWHERE IN THIS REPORT.

SUMMARY
   Net income for 1996 was $7,157, a 9% increase over the previous high of $6,572 in 1995. Net income for 1995 was 24% higher than 1994 net income of $5,289. The earnings per share, after restatement for the three-for-two January 15, 1997 stock split of $1.81, increased 11% in 1996 from the $1.63 earned in 1995. The 1995 net income was up 17% from the $1.39 earned in 1994.

Total assets for the year 1996 grew to $585,627, a 4% increase from the 1995 total of $564,792. For the year 1995, total assets grew 17% over the 1994 total of $484,497. Total loans increased to $321,010, 1% from the $316,617 reported in 1995. During 1995, total loans increased 8% from $291,826 reported in 1994. The available for sale portion of the investment portfolio increased by $10,115 (8%) to $130,973. At December 31, 1996, there was a net unrealized loss of $1,718 in the available for sale portfolio compared to a net unrealized gain of $772 at December 31, 1995. The held to maturity portfolio had a net increase of $10,178 (11%) from $94,592 to $104,770 at December 31, 1996. There were no transfers between the portfolios during 1996. The securities in the available for sale portfolio increased by $55,867 (86%) and the held to maturity decreased by $14,255 (13%) during 1995. Securities with a fair value of $33,117 were transferred from the held to maturity portfolio to the available for sale portfolio during 1995. The transfer was done in accordance with the Financial Accounting Standards Board special report which allowed for a one-time transfer.

The growth in assets in 1996 was funded primarily through a $12,906 (3%)
   increase in deposits, a $5,891 increase in repurchase agreements and a $1,000 increase in Industrial Revenue Bonds. The 1995 asset growth was funded mainly through a $79,347 (19%) increase in deposits.

Stockholders' equity of $48,391 increased by $958 (2%) during 1996. In 1996,
   99,960 shares were repurchased and retired at a total cost of $2,799. On December 16, 1996, the Board of Directors approved a three-for-two stock split which was paid on January 15, 1997. The split increased the number of shares outstanding to 3,870,596. The per share information has been restated to reflect this change.

RESULTS OF OPERATIONS
   The net income for the year ended December 31, 1996 reached a record high of $7,157. Net earnings for the year were 9% higher than the $6,572 earned in 1995 and 35% higher than the $5,289 earned in 1994. The earnings per share for the last three years, after restatement for the three-for-two stock split, were 1996-$1.81, 1995-$1.63, 1994-$1.39. The loan loss provision was lowered by $330 to $635 in 1996 due to Management's assessment of the adequacy of the allowance for loan losses. The 1995 and 1994 provisions were $965 and $1,600, respectively. At December 31, 1996, the allowance for loan losses was $8,367 or 187% of the non-performing loans vs. $8,463 or 213% of non-performing loans in 1995.

INTEREST INCOME AND INTEREST EXPENSE
   Interest income for 1996 was $46,995, up $3,267 (7%) from the $43,728 earned in 1995. The interest income in 1995 was up $8,019 (22%) from the $35,709 earned in 1994. The increase in current year income was created through a 9% increase in average earning assets which offset a 2% drop in overall yield.

The total yields on loans decreased to 9.63% in 1996, from 9.84% in 1995, after increasing from 8.76% in 1994. The 21 basis point (2%) drop in yields was attributable to the lower interest rates prevalent in 1996 from the increased competition in the market place. The investment portfolio yield remained unchanged from 1995 to 1996 at 7.61% as compared to 7.36% in 1994. In 1996, the average taxable equivalent rate on earning assets was 8.71%, down slightly from the 8.87% earned in 1995. The 1994 rate was 8.21%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
    (in thousands, except per share and ratio data)

Interest expense increased 8% to $21,755 in 1996, compared to $20,089 in 1995 and $13,540 in 1994. For the year 1996, the average balance on interest paying deposit accounts increased $41,528 (10%). Included in this average increase was $24,699 in certificates of deposit, $10,795 in money market accounts and $6,093 in NOW accounts. The interest rates paid on total deposits dropped 11 basis points from 4.62% in 1995 to 4.51% in 1996, however, the volume increase in deposits generated an increase of $1,005 in certificates of deposit, $392 in money market and $113 in NOW interest expense. Deposit interest expense in 1995 increased $6,519 on a deposit account increase of $48,095 from 1994.

The following table illustrates the average balances of total interest earning assets and interest bearing liabilities for the periods indicated. The average balances used for the purpose of these tables and other statistical disclosures were calculated by using the daily average balances.

AVERAGE BALANCES AND INTEREST RATES

                                                                     (In thousands)
                                                                   DECEMBER 31, 1996
                                                    AVERAGE BALANCE  INCOME/EXPENSE  YIELDS/RATES
-------------------------------------------------------------------------------------------------
     Assets:
        Loans taxable and non-taxable(1)(2)             $316,425        $30,480          9.63%
     Investment Securities(4)
        Taxable                                          181,919         13,165          7.24%
        Tax-exempt(2)                                     48,231          4,347          9.01%
                                                         230,150         17,512          7.61%
-------------------------------------------------------------------------------------------------
     Federal funds sold, repurchase agreements
        and interest bearing accounts                     11,452            605          5.28%
-------------------------------------------------------------------------------------------------
     Total interest earning assets                       558,027         48,597          8.71%
     Other assets                                         28,136
-------------------------------------------------------------------------------------------------
        Total assets                                    $586,163
=================================================================================================
     Liabilities and Stockholders' Equity:
     Interest bearing deposits
        NOW accounts                                    $ 54,984        $   985          1.79%
        Money market accounts                             51,044          2,153          4.22%
        Savings                                           98,335          2,858          2.91%
        Time, $100,000+                                   98,448          5,482          5.57%
        Other time                                       154,693          9,172          5.93%
-------------------------------------------------------------------------------------------------
                                                         457,504         20,650          4.51%

     Federal funds purchased and repurchase agreements    17,158            821          4.78%
     FHLB and other borrowings                             7,629            284          3.72%
-------------------------------------------------------------------------------------------------
     Total interest bearing liabilities                  482,291         21,755          4.51%
-------------------------------------------------------------------------------------------------
     Noninterest bearing deposits                         45,910
     Other liabilities                                    10,165
     Stockholders' equity                                 47,797
-------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity      $586,163
=================================================================================================
     Spread on interest-bearing funds                                                    4.20%
=================================================================================================
     Net interest income                                               $ 26,842
=================================================================================================
     Net interest margin(3)                                                              4.81%
=================================================================================================

(1) Interest income includes loan fees of $1,181, $1,094, and $979 in 1996, 1995, and 1994, respectively. Nonaccrual loans (averaging $3,440, $3,000 and $3,344 in 1996, 1995 and 1994 respectively) are included in the average balances.
(2) Interest income on tax-exempt assets has been adjusted for 34% tax rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
   (in thousands, except per share and ratio data)

                        (In thousands)                                   (In thousands)
                      DECEMBER 31, 1995                                DECEMBER 31, 1994
       AVERAGE BALANCE  INCOME/EXPENSE   YIELDS/RATES   AVERAGE BALANCE  INCOME/EXPENSE   YIELDS/RATES
=============================================================================================================
          $299,648         $ 29,476         9.84%          $281,472          $24,647         8.76%

           152,768           10,934         7.16%           127,311            8,571         6.73%
            45,032            4,120         9.16%            41,334            3,837         9.28%
-------------------------------------------------------------------------------------------------------------
           197,800           15,054         7.61%           168,645           12,408         7.36%

            13,210              755         5.72%             2,633              102         3.87%
-------------------------------------------------------------------------------------------------------------
           510,658           45,285         8.87%           452,750           37,157         8.21%
            16,953                                           19,316
-------------------------------------------------------------------------------------------------------------
          $527,611                                         $472,066
=============================================================================================================

          $ 48,891         $    872         1.78%          $ 50,954          $   910         1.79%
            40,249            1,761         4.38%            26,178              669         2.56%
            98,394            2,928         2.98%           116,811            3,478         2.98%
            95,128            5,458         5.74%            46,993            2,195         4.67%
           133,314            8,191         6.14%           126,945            5,439         4.28%
-------------------------------------------------------------------------------------------------------------
           415,976           19,210         4.62%           367,881           12,691         3.45%

            11,696              629         5.38%            16,098              652         4.06%
             6,406              250         3.90%             3,960              197         4.97%
-------------------------------------------------------------------------------------------------------------
           434,078           20,089         4.62%           387,939           13,540         3.49%
-------------------------------------------------------------------------------------------------------------
            41,544                                          40,733
             8,732                                           4,771
            43,257                                          38,623
-------------------------------------------------------------------------------------------------------------
          $527,611                                        $472,066
=============================================================================================================
                                            4.25%                                           4.72%
=============================================================================================================
                           $ 25,196                                         $23,617
=============================================================================================================
                                            4.93%                                           5.22%
=============================================================================================================

(3) Computed by dividing net interest by total interest earning assets.
(4) Average rates on available for sale securities are based on historical average cost.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
   (in thousands, except per share and ratio data)

   VOLUME RATE ANALYSIS

                                (In thousands)                    (In thousands)
                             1996 COMPARED TO 1995            1995 COMPARED TO 1994
                          INCREASE (DECREASE) DUE TO        INCREASE (DECREASE) DUE TO

                      VOLUME(3)    RATE(2)     TOTAL      VOLUME(3)   RATE(2)      TOTAL
============================================================================================
Loans                 $ 1,650     $  (646)    $ 1,004     $ 1,592     $ 3,237     $ 4,829
Investment
 securities(1)          2,463          (5)      2,458       2,057         589       2,646
Federal funds sold       (100)        (50)       (150)        409         244         653
--------------------------------------------------------------------------------------------
Total interest
  income                4,013        (701)      3,312       4,058       4,070       8,128
--------------------------------------------------------------------------------------------
NOW                       109           4         113         (37)         (1)        (38)
MMDA                      472         (80)        392         360         732       1,092
Savings                    (2)        (68)        (70)       (550)          -        (550)
Time $100,000 +           190        (166)         24       2,248       1,015       3,263
Other time              1,314        (333)        981         273       2,479       2,752
Federal funds
 purchased and other
 borrowings               341        (115)        226         (55)         85         300
--------------------------------------------------------------------------------------------
Total interest
 expense                2,424        (758)      1,666       2,239       4,310       6,549
--------------------------------------------------------------------------------------------
Net change in
 interest income      $ 1,589     $    57     $ 1,646     $ 1,819     $  (240)    $ 1,579
============================================================================================

(1) Interest income on tax-exempt assets has been adjusted for 34% federal tax rate.
(2) The rate variance reflects the change in average rate multiplied by the average balance outstanding.
(3) The volume variance reflects the change in average balance outstanding multiplied by the average rate during the prior period.

INTEREST RATE SENSITIVITY
   An important element of both earnings performance and liquidity is management of interest rate sensitivity. Interest rate sensitivity management involves comparison between the maturity and repricing dates of interest-earning assets and interest-bearing liabilities, with the goal being to minimize the impact on net interest income in periods of extreme fluctuations in interest rates. The Company measures its interest rate risk through the use of guidelines designed to measure the impact on the net interest margin due to a 2% change in the Fed funds rate over the year. Quarterly, the change in net interest income, as well as several other strategic measurement ratios, are presented to the Company's Asset/Liability Committee (ALCO) and Board of Directors and compared to Company-established guidelines.

The Company consistently maintains the ratios within the acceptable ranges of the guidelines established. On a weekly basis, the ALCO, which is comprised of Senior Management, meets to monitor the interest and liquidity position.

A useful measure of the Company's interest rate risk is "interest sensitivity gap" (GAP), the difference between interest sensitive assets and interest sensitive liabilities in a specific time interval. The following table sets forth the amount of assets and liabilities repricing at various time intervals and the resulting GAP position of the Company on December 31, 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
   (in thousands, except per share and ratio data)

   INTEREST RATE SENSITIVITY ANALYSIS

                                                      (In thousands)
                                                     DECEMBER 31, 1996
                               WITHIN    OVER 3 THROUGH   ONE YEAR      OVER
                              3 MONTHS     12 MONTHS    THROUGH FIVE  FIVE YEARS    TOTAL
-------------------------------------------------------------------------------------------
Earning Assets:
  Investments (1)            $  40,126     $   7,390     $  29,140     $156,740    $233,396
  Loans                         71,450        90,652        74,827       81,241     318,170
-------------------------------------------------------------------------------------------
     Total                   $ 111,576     $  98,042     $ 103,967     $237,981    $551,566
===========================================================================================
Interest Bearing
Liabilities:
  NOW and savings            $   7,897     $  23,691     $ 126,379     $   --      $157,967
  Money market deposits          5,784        17,351        15,422         --        38,557
  Time and under $100,000
    certificates of deposit     38,916        63,661        49,658         --       152,235
  Certificates of deposit
    $100,000 and over           74,650        29,895         4,818          782     110,145
-------------------------------------------------------------------------------------------
       Total                 $ 127,247     $ 134,598     $ 196,277     $    782    $458,904
===========================================================================================
Period GAP                   $ (15,671)    $ (36,556)    $ (92,310)    $237,199    $ 92,662
Cumulative GAP               $ (15,671)    $ (52,227)    $(144,537)    $ 92,662

(1) Excludes Federal Home Loan Bank and Federal Reserve Bank, equity and preferred stock.

OTHER INCOME
   Other income increased $248 from $2,707 in 1995 to $2,955 in 1996. Service fees generated from demand deposit accounts generated $378 more in income in 1996. The High Performance Checking Program, which added 6,000 accounts during 1996, was responsible for the increase in fees generated during the year.

In 1995, other income increased by $1,034 from $1,673 in 1994 to $2,707. Gains from the sale of securities accounted for $681 of the increase and demand deposit service fees generated a $274 increase.

OPERATING EXPENSES
   Operating expenses increased $1,337 (8%) from $16,328 in 1995 to $17,665 in 1996. Salaries increased $648 (11%) from $5,741 to $6,389. The increase in salary expense was due to an increase in the number of people and incentive pay increases. One new branch was opened in 1996; additional people were hired in both loan origination and servicing. The increase in volume activity added to the data processing and operations staffs. Employee benefits for the year increased from $2,125 to $2,334 or 10%; the increases in profit sharing and short term incentive expenses were partially offset by a decrease in the deferred compensation expense.

Insurance expense for the year decreased $406 from $931 in 1995 to $525 in 1996.
   The FDIC premiums were reduced in 1996 as a result of changes in the regulation. Under the new system, insured institutions are assessed at rates ranging from 0% to 27%, depending on its capital and supervisory classifications. The Bank's premium for 1996 was reduced to $2, from $497 in 1995 and $913 in 1994.

Occupancy expenses increased $299 (23%) during 1996. The major items adding to the increase include repairs and maintenance on the branch offices, rent on property leased for the operations center and utility costs.

Data processing costs increased $250 (25%) to $1,267. The increases in this category were the result of an additional $70 paid to the third party processor for processing services and an additional $62 of amortization on PC software.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
   (in thousands, except per share and ratio data)

Other expenses increased $337 (6%) from $5,238 to $5,575. Primarily responsible for the increase were expenses related to the write down of other assets, other real estate costs, stationery and supplies, MasterCard/VISA processing costs, and postage expense.

For 1995, operating expenses increased $1,605 (11%), from $14,723 to $16,328.
   Salaries and employee benefits increased $678 as the operations and control areas expanded. Other expenses grew by $517 (10%) with the start of the High Performance Checking program adding $589 to total expense.

INCOME TAXES
   The income tax provision is based on pre-tax income for financial reporting purposes and includes an appropriate provision for the effect of any temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. The effective tax rates for 1996, 1995 and 1994 were 27.7%, 27.4% and 29.6%, respectively.

SECURITIES
   The Company's investment securities are classified in accordance with SFAS No. 115, Accounting for Certain Investments in Debt Securities. SFAS No. 115 requires that all securities be classified into three categories: held to maturity; available for sale; and trading. Debt securities for which the Company has the positive intent and ability to hold to maturity are classified as held to maturity and carried at amortized cost. Available for sale securities and trading account securities are carried at estimated fair value. Available for sale securities can be used as part of the asset/liability management strategy and may be sold in response to, or in anticipation of factors such as changes in market interest rates, changes in security prepayment rates, liquidity considerations and regulatory capital requirements. Unrealized gains and losses on available for sale securities are reported as a separate component of stockholders' equity, net of the income tax effect. Management anticipates fluctuations in stockholders' equity due to changes in the estimated fair value of available for sale securities. Unrealized gains and losses on trading account securities are recognized in the consolidated statement of income.

At December 31, 1996, the net unrealized loss on the available for sale portfolio totaled $1,718, compared to a net unrealized gain of $772 at year end 1995. The $2,490 shift reflects the interest rate volatility that existed during the last two years. Management monitors the fair value of the assets and liabilities on a total balance sheet basis. These movements were offset by unrecognized changes in value of other portions of the balance sheet.

During 1995, while the 30-year Treasury interest rates dropped from a 7.92% yield in January to a 5.95% yield at December, the fourth quarter economic indicators pointed towards renewed growth in 1996. The growth and uncertainty to the extent of growth, would exert negative pressure on the bond market. Management decided that the duration extension of the portfolio that took place in 1995 should be reversed before the appreciation of the portfolio diminished. This was evident in the first quarter of 1996 when the bond market gave back 32% of its 1995 rally; a majority (76%) of our security gains were taken at that time.

The decrease in portfolio size in the first quarter and the 2% growth over the first six months were the result of execution of the bond strategy and the liquidity requirements created by the delayed New York State budget. The portfolio increases of $14,000 (6%) during the second half of 1996 were attributed to the availability of excess liquidity and the desire to maintain the high level of earning assets.

TREASURY YIELDS 1996

The following table lists the U.S. Treasury yields during 1996:

                                      5 YEAR                30 YEAR
=====================================================================
January 1                             5.37%                  5.95%
March 31                              6.04%                  6.63%
June 30                               6.51%                  7.04%
September 30                          6.38%                  6.87%
December 31                           6.21%                  6.64%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
   (in thousands, except per share and ratio data)

   INVESTMENT PORTFOLIO

The amortized cost and weighted average yield of the Company's investment portfolio at December 31, 1996, by contractual maturity, are as follows:

                                                    (In thousands)
                                            AMORTIZED             AVERAGE
                                              COST               YIELD (2)
===============================================================================
AVAILABLE FOR SALE
Due in one year or less                     $  4,177               6.92%
Due after one to five years                   13,377               7.20%
Due after five to ten years                   46,474               7.48%
Due after ten years                           64,598               7.53%
-------------------------------------------------------------------------------
Total(1)                                    $128,626               7.28%
===============================================================================
HELD TO MATURITY
Due in one year or less                     $  2,541               7.59%
Due after one to five years                   22,441               7.62%
Due after five to ten years                   58,909               9.14%
Due after ten years                           20,879               9.67%
-------------------------------------------------------------------------------
Total                                       $104,770               8.88%
===============================================================================

(1) Excludes stock held in the Federal Home Loan Bank, Federal Reserve Bank, equity and preferred stock.
(2) Average yield on tax exempt securities is calculated on a tax equivalent basis.

INFLATION
   A bank's asset and liability structure is substantially different from that of an industrial company in that virtually all assets and liabilities are monetary in nature. Management believes the impact of inflation on financial results depends upon the ability to react to changes in interest rates and reduce the inflationary impact. Management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Various information shown elsewhere in this report will assist in an understanding of how well the Company is positioned to react to changing interest rates and inflationary trends. In particular, the summary of net interest income, the maturity distribution, the composition of the loan and security portfolios and the data on interest rate sensitivity should be considered.

LOANS
   The Company provides a full range of loan products through the branch offices and main office functions. The main office is responsible for the larger commercial, agricultural and various indirect consumer loans. The direct lending activities of the branches are focused on individual and small to medium size businesses within their market areas. Consistent with the focus on providing community banking services, the Company does not attempt to diversify geographically by making a significant amount of loans to borrowers outside of the primary service area.

Loans minus unearned income and the allowance for loan losses were $312,643 at December 31, 1996, an increase of $4,489 from the $308,154 at December 31, 1995. Net loans at December 31, 1995 were up $24,620 from the December 31, 1994 balance of $283,534.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
   (in thousands, except per share and ratio data)

   SUMMARY OF LOAN PORTFOLIO

                                                           (In thousands)
                                                            DECEMBER 31,
                                       1996        1995        1994        1993        1992
=================================================================================================
Installment and other
  consumer loans                    $ 125,190   $ 125,091   $ 145,040   $ 154,811   $ 151,229
Real estate loans                     134,340     129,863      90,344      77,201      73,126
Commercial loans                       56,548      56,385      50,319      41,815      43,316
Tax exempt loans                        4,932       5,278       6,123       3,820       4,547
-------------------------------------------------------------------------------------------------
Total loans                           321,010     316,617     291,826     277,647     272,218
-------------------------------------------------------------------------------------------------
Allowance for possible loan losses     (8,367)     (8,463)     (8,292)     (7,772)     (6,054)
-------------------------------------------------------------------------------------------------
Total loans net of allowance        $ 312,643   $ 308,154   $ 283,534   $ 269,875   $ 266,164
=================================================================================================

Loan concentrations greater than 10% of the total loan portfolio for 1996 are as follows: conventional real estate loans of $35,708 or 11.12%, indirect manufactured housing of $56,300 or 17.54%, commercial mortgages of $39,600 or 12.34%, and commercial notes of $32,300 or 10.06%.

Commercial loans maturing within one year are $38,309; after one but within five years $7,805 and after five years $10,434. Fixed rate commercial loans repricing after one but within five years are $7,805 and those repricing after five years are $10,434. All variable rate loans will reprice within one year. Maturities are based on contract terms. It is the Company's policy that loans unpaid at maturity may be renewed at Management's discretion, based on then current market rates and terms.

ASSET QUALITY AND ALLOWANCE FOR POSSIBLE LOAN LOSSES
   The allowance for possible loan losses represents Management's estimate of an amount adequate to provide for potential losses inherent in the loan portfolio. In its continuing evaluation of the allowance and its adequacy, Management considers the Company's loan loss experience, the amount of past-due and non-performing loans, current and anticipated economic conditions, underlying collateral values securing loans and other factors which affect the allowance for potential loan losses. Management monitors the adequacy of the allowance for loan losses through the use of a model designed to comply with the requirements of the OCC as published periodically in its Banking Circular, the Instructions for Preparation of Reports of Condition and Income, and the AICPA's Industry Audit Guide, Audits of Banks.

While it is the Company's policy to charge-off loans in the period in which a loss is considered probable, there are additional factors impacting potential future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. These factors include such items as the general state of the economy. Management's judgment as to the adequacy of the allowance is, therefore, necessarily approximate. The allowance is also subject to regulatory examinations as to adequacy, which may include reviews of the methodology used to arrive at the allowance and comparison of the allowance to peer institutions. During the period from 1992 to 1996, regulatory examinations of the Bank did not result in adjustments to the allowance for loan losses as established by Management.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
   (in thousands, except per share and ratio data)

The accrual of interest on commercial and real estate loans ceases whenever the payments of principal or interest become 90 days past due or the valuation of the collateral held materially deteriorates to the extent that the loan can no longer be regarded as adequately secured. Accrual of interest on residential mortgages ceases whenever payment of principal or interest becomes 180 days delinquent. Consumer loans, whether secured or unsecured, are charged off to the allowance for loan losses when they reach 120 days delinquent. Total loans not accruing interest at December 31, 1996, were $3,253, representing 1.0% of the total loan portfolio, and $3,078, representing 1.0% of the loan portfolio, at December 31, 1995, or an increase in nonaccruing loans of 6%.

The Company's historic levels of non-performing loans and losses have been above industry averages, due in part to the institution's manufactured housing and commercial lending portfolio, however, management believes that the allowance for loan loss is sufficient to provide for losses inherent in the loan portfolio.

NON-PERFORMING LOANS

                                                          (In thousands)
                                                      YEAR ENDED DECEMBER 31,
                                              1996    1995     1994     1993     1992
=========================================================================================
Loans accounted for on a
 nonaccrual basis:
Notes                                       $  886   $  441   $1,231   $1,774   $1,836
Mortgages                                    2,367    2,637    1,995    1,743    2,776
-----------------------------------------------------------------------------------------
Total non-performing assets                  3,253    3,078    3,226    3,517    4,612
-----------------------------------------------------------------------------------------
Loans contractually past due 90 days
 or more as to interest or principal
 payments (not included in nonaccrual
 loans above)                                1,226      885      544    1,138    1,128
-----------------------------------------------------------------------------------------
                                            $4,479   $3,963   $4,655   $3,770   $5,740
=========================================================================================

FOREGONE INTEREST

Information regarding foregone interest follows:

                                                              (In thousands)
                                                          YEAR ENDED DECEMBER 31,
                                         1996        1995         1994        1993        1992
=================================================================================================
Interest recognized                     $  28       $   5        $   -       $   -        $  -
Foregone interest                         125         147          252         159          393
Interest income that
  would have been
  accrued at original terms             $ 153       $ 152        $ 252       $ 159        $ 393

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
   (in thousands, except per share and ratio data)

   ALLOWANCE FOR POSSIBLE LOAN LOSSES

The following table summarizes the changes in the allowance for possible loan losses:

                                                               (In thousands)
                                                           YEAR ENDED DECEMBER 31,
                                        1996          1995          1994          1993          1992
=======================================================================================================
Balance at the beginning
  of the period                       $ 8,463       $ 8,292       $ 7,772       $ 6,054       $ 4,110
Provision charged to
  operations                              635           965         1,600         3,645         5,010
Charge-Offs:
  Agricultural loans                      184            35            48           150           366
  Commercial loans                        361            18           263           720         1,320
  Credit cards                             92            81            99           126           137
  Consumer loans                          660         1,181         1,200         1,634         1,067
-------------------------------------------------------------------------------------------------------
  Total charge-offs                     1,297         1,315         1,610         2,630         3,490
-------------------------------------------------------------------------------------------------------
Recoveries:
  Agricultural loans                       21            43            59           198            55
  Commercial loans                        203           118           117            47            73
  Credit cards                             35            39            34            50            21
  Consumer loans                          307           321           320           408           275
-------------------------------------------------------------------------------------------------------
  Total recoveries                        566           521           530           703           424
-------------------------------------------------------------------------------------------------------
Net charge-offs                           731           794         1,080         1,927         3,066
-------------------------------------------------------------------------------------------------------
Balance at end of period              $ 8,367       $ 8,463       $ 8,292       $ 7,772       $ 6,054
=======================================================================================================
Ratio of charge-offs net
  of recoveries to average
  loans outstanding                     0.23%         0.26%         0.39%         0.74%         1.21%

Allowance for possible
  loan loss as a percentage
  of total loans at year end            2.61%         2.67%         2.84%         2.80%         2.22%

The allocation of the allowance for loan losses by loan category, as well as the percentage of loans in each category to total loans, follows:

                                                            (In thousands)
                                                        YEAR ENDED DECEMBER 31,
                                 1996              1995             1994               1993               1992
===================================================================================================================
Real estate loans         $1,666     38%    $1,186     27%    $1,429     28%     $  473      8%    $  940     18%
Installment and other
   consumer loans          1,350     31%     1,688     39%     2,890     57%      3,195     57%     1,976     38%
Commercial loans           1,399     31%     1,461     34%       763     15%      1,945     35%     2,299     44%
Other qualitative
   factors                 3,952       -     4,128       -     3,210       -      2,159       -       839       -
------------------------------------------------------------------------------------------------------------------
                          $8,367    100%    $8,463    100%    $8,292    100%     $7,772    100%    $6,054    100%
==================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
   (in thousands, except per share and ratio data)

DEPOSITS
   The Company's primary source of funds is its depository accounts. The deposit base is comprised of demand deposits, savings and money market accounts and other time deposits. The deposits are provided by individuals, local governments and businesses located within the communities served.

AVERAGE DEPOSITS AND AVERAGE RATES PAID

The following table is a summary of average deposits and average rates paid:

                                                                    (In thousands)
                                                                YEAR ENDED DECEMBER 31,
                                            1996                         1995                      1994
                                          AVERAGE                      AVERAGE                   AVERAGE
                                    BALANCE      RATE           BALANCE       RATE         BALANCE       RATE
==================================================================================================================
Non-interest bearing
  demand deposits                 $ 44,996          -          $ 41,544          -        $ 40,733          -
Interest bearing
  demand deposits                  106,028      2.96%            89,140      2.95%          77,132      2.05%
Savings deposits                    98,335      2.91%            98,394      2.98%         116,811      2.98%
Time deposits                      253,141      5.79%           228,442      5.97%         173,938      4.41%
------------------------------------------------------------------------------------------------------------------
                                  $502,500      4.10%          $457,520      4.20%        $408,614      3.11%
==================================================================================================================

The average total deposits grew by 9.83% in 1996 and 11.97% in 1995. The average aggregate interest rate paid decreased in 1996 from 4.20% in 1995 to 4.10%. The rate from 1994 to 1995 increased from 3.11% to the 4.20%.

DEPOSITS

The following table is a summary of deposits:

                                                               (In thousands)
                                                                DECEMBER 31,
                                        1996          1995          1994         1993          1992
========================================================================================================
Non-interest
  bearing deposits                   $ 50,313      $ 47,234      $ 48,706      $ 37,710      $ 38,127
--------------------------------------------------------------------------------------------------------
Interest bearing deposits:
  NOW accounts                         59,527        46,862        49,402        48,754        46,575
  Savings                              98,440        94,582       107,478       117,799       104,341
  Money market                         38,557        38,964        22,442        27,007        29,922
  Time deposits
    over $100,000                     110,145       117,189        62,659        43,435        38,644
  Other time                          152,235       151,480       126,277       122,243       128,350
--------------------------------------------------------------------------------------------------------
Total time deposits                   458,904       449,077       368,258       359,238       347,832
--------------------------------------------------------------------------------------------------------
Total Deposits                       $509,217      $496,311      $416,964      $396,948      $385,959
========================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
   (in thousands, except per share and ratio data)

BORROWINGS
   The Company regularly has security repurchase agreements with several Bank customers in the ordinary course of business. For liquidity management, lines of credit have been established with correspondent banks to meet short term needs.

The Company has $2,563 outstanding to the Federal Home Loan Bank. This FHLB borrowing bears interest at 5.45% and matures during 2003.

In 1995 and 1996, the Company issued Industrial Revenue Bonds (IDA) to fund the construction of its new administrative and operations complex. The note is for $4,750 with a variable interest rate which adjusts weekly on the commercial paper rate index. The note has payments due through 2025.

BORROWINGS

                                                                 (In thousands)
                                                             YEAR ENDED DECEMBER 31,
                                           1996                     1995                        1994
                                          AVERAGE                  AVERAGE                     AVERAGE
                                     BALANCE     RATE        BALANCE      RATE            BALANCE      RATE
=================================================================================================================
Securities sold under
  agreements to repurchase           $16,232     4.74%       $11,278      5.20%          $11,955      3.71%
Federal funds purchased                  926     5.62%           418      5.83%            2,439      5.00%
FHLB borrowing                         2,705     5.51%         4,331      5.58%            4,990      5.31%
Capital borrowing                      4,288     5.13%         2,075      6.06%                -          -

                                                                 DECEMBER 31,
                                             1996                    1995                       1994
                                     BALANCE      RATE       BALANCE      RATE           BALANCE      RATE
=================================================================================================================
Securities sold under
  agreements to repurchase          $13,854      4.75%       $ 7,963      5.00%         $   462       5.25%
Federal funds purchased                   -          -             -          -           5,000       5.00%
FHLB borrowing                        2,563      5.45%         2,870      5.46%          13,149       5.81%
Capital borrowing                     4,750      5.13%         3,750      5.95%               -           -

                                  MAXIMUM AMOUNT OUTSTANDING AT ANY MONTH'S END
                                             YEAR ENDED DECEMBER 31,

                                      1996            1995            1994
================================================================================
Securities sold under
  agreements to repurchase           $13,854        $12,037         $26,420
Federal funds purchased                6,000              -           8,000
FHLB borrowing                        24,214          7,491          17,149

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
   (in thousands, except per share and ratio data)

LIQUIDITY
   Liquidity is the ability of the Company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining the ability to meet the day-to-day cash flow requirements of our customers, whether they be depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs.

Asset and liability management functions not only to assure adequate liquidity in order to meet the needs of our customers, but also to maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities in order to generate an appropriate return to shareholders. In the banking environment, both assets and liabilities are considered sources of liquidity funding and both are monitored on a daily basis.

The asset portion of the balance sheet provides liquidity primarily through loan and mortgage backed security principal repayments, maturities and calls of investment securities and sales from the available for sale portfolio.

For liquidity management, unused lines of credit totaling $37,425 were maintained at year end 1996.

CAPITAL RESOURCES
   The Company's capital position increased 2% from December 31, 1995, compared to 19% growth in 1995 and 14% growth in 1994. In 1996, the Company added $7,157 to equity through net income and returned $2,080 to its stockholders in the form of dividends. Equity was also reduced by $2,799 due to the repurchase of 99,960 shares of stock which were retired. The Company's goal is to maintain a strong capital position to support its growth and expansion activities, and improve operating efficiency and customer satisfaction.

Important indicators of capital adequacy for the Bank are: Tier I Capital, Total
   Risk Based Capital and the Leverage ratio. Tier I Capital consists of common stock and qualifying stockholders' equity. Total Risk-Based Capital consists of Tier I Capital and a portion of the allowance for loan losses. The Leverage ratio is calculated by dividing the quarterly average of assets less goodwill into the Tier I Capital. The Bank regulator, the Office of the Comptroller of the Currency, does not recognize the Statement of Financial Accounting Standards No.115, fair value adjustment of the available for sale investments, in the capital calculations. All of the Bank's ratios exceed the required minimums.

The Company's Board of Directors authorized the repurchase of 236,000 outstanding shares at its February 18, 1997 meeting. The shares will be repurchased at prevailing market prices during the period of March 15, 1997 to March 15, 1998.

FASB 125
   In June 1996, a Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The standards are based on consistent application of a financial-components approach. Under this Statement, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has increased, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

This Statement, as amended by SFAS No. 127, Deferral of the Effective Date of
   Certain Provisions of FASB Statement No. 125, is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The provisions of this Statement will be adopted by the Bank if they are deemed to be material.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
   OPERATIONS

   REPORT OF MANAGEMENT

TO OUR SHAREHOLDERS:

Management is responsible for the integrity and objectivity of the financial statements and other information in this report. The statements were prepared in accordance with generally accepted accounting principles and in the judgment of management present fairly the Corporation's financial position and results of operations. The financial information contained elsewhere in this report is consistent with that in the financial statements. The financial statements and other financial information in this report include amounts that are based on management's best estimates and judgments and give due consideration to materiality.

Management is responsible for maintaining a system of internal control and has established a system of internal accounting control designed to provide reasonable assurance that transactions are recorded properly to permit preparation of financial statements, that transactions are executed in accordance with management's authorizations and that assets are safeguarded from significant loss or unauthorized use.

The Internal Audit Department of the Corporation reviews, evaluates, monitors and makes recommendations on both administrative and accounting control, acting as an integral but independent part of the system of internal controls.

The independent accountants were engaged to perform an independent audit of the consolidated financial statements. In determining the nature and extent of their auditing procedures, they have evaluated the Corporation's accounting policies and procedures and the effectiveness of the related internal control system. The independent auditors provide an objective review of management's responsibility to report operating results and financial condition.

The Board of Directors discharges its responsibility for the Corporation's financial statements through its Audit Committee. The Audit Committee meets periodically with the independent accountants, internal audit and management. Both the independent accountants and internal auditors have direct access to the Audit Committee.

   /s/ Donald L. Brass                              /s/ Peter J. Corso
   Donald L. Brass                                  Peter J. Corso
   President and                                    Executive Vice President and
   Chief Executive Officer                          Chief Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS

PRICE WATERHOUSE LLP

To the Board of Directors and
Stockholders of CNB Financial Corp.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of CNB Financial Corp. and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PRICE WATERHOUSE LLP
Syracuse, New York
January 30, 1997

FINANCIAL STATEMENTS

Balance Sheet

                                                         (In thousands, except per share data)
                                                                      DECEMBER 31,
                                                                   1996         1995
=====================================================================================
ASSETS
Cash and due from banks                                         $ 15,536     $ 16,200
Federal funds sold                                                   700        8,000
Investment securities available for sale                         130,973      120,858
Investment securities held to maturity, market value of
   $108,380 in 1996 and $98,259 in 1995                          104,770       94,592
Loans, net of allowance for possible loan losses                 312,643      308,154
Accrued interest receivable                                        4,914        4,609
Premises and equipment                                             9,673        5,923
Deferred taxes                                                     3,543        3,763
Other assets                                                       2,875        2,693
-------------------------------------------------------------------------------------
                                                                $585,627     $564,792
=====================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing deposits                                    $ 50,313     $ 47,234
Interest-bearing deposits                                        458,904      449,077
-------------------------------------------------------------------------------------
      Total deposits                                             509,217      496,311
-------------------------------------------------------------------------------------
Federal funds purchased and securities sold under
   agreements to repurchase                                       13,854        7,963
Interest, taxes and other liabilities                              6,852        6,465
Long-term borrowings                                               7,313        6,620
      Total liabilities                                          537,236      517,359
Stockholders' equity:
   Common stock, $2.50 par value, 5,000,000 shares
      authorized; 3,870,596 and 2,671,875 shares issued
      and outstanding  in 1996 and 1995, respectively              9,676        6,680
   Capital in excess of par value                                  5,842       10,346
   Retained earnings                                              34,170       30,243
   Security valuation adjustment                                  (1,274)         339
   Treasury stock, at cost, 833 and 6,496 shares, respectively       (23)        (175)
-------------------------------------------------------------------------------------
      Total stockholders' equity                                  48,391       47,433
Commitments and contingencies (Note 11)                               --           --
-------------------------------------------------------------------------------------
                                                                $585,627     $564,792
=====================================================================================

See accompanying notes to financial statements.

FINANCIAL STATEMENTS

Statement of Income
                                           (In thousands, except per share data)
                                                    YEAR ENDED DECEMBER 31,
                                                  1996       1995       1994
=============================================================================
Interest income:
      Loans, including fees                     $30,356    $29,319    $24,503
      Investment securities:
        Treasury and government agency
         securities and corporate bonds          13,165     10,934      8,571
        State and municipal obligations           2,869      2,719      2,533
Federal funds sold and other                        605        756        102
-----------------------------------------------------------------------------
                                                 46,995     43,728     35,709
-----------------------------------------------------------------------------
Interest expense:
      Deposits                                   20,650     19,210     12,687
      Borrowings                                  1,105        879        853
-----------------------------------------------------------------------------
                                                 21,755     20,089     13,540
-----------------------------------------------------------------------------
        Net interest income                      25,240     23,639     22,169
Provision for loan losses                           635        965      1,600
-----------------------------------------------------------------------------
        Net interest income after provision
         for loan losses                         24,605     22,674     20,569
-----------------------------------------------------------------------------
Other income:
      Service charges on deposit accounts         1,368        990        716
      Gain from sales of investment securities      602        721         40
      Other                                         985        996        917
-----------------------------------------------------------------------------
                                                  2,955      2,707      1,673
-----------------------------------------------------------------------------
Other expense:
      Salaries and employee benefits              8,723      7,866      7,188
      Insurance                                     525        931      1,271
      Occupancy                                   1,575      1,276        847
      Data processing                             1,267      1,017        696
      Other                                       5,575      5,238      4,721
-----------------------------------------------------------------------------
                                                 17,665     16,328     14,723
-----------------------------------------------------------------------------
Income before income taxes                        9,895      9,053      7,519
Income taxes                                      2,738      2,481      2,230
-----------------------------------------------------------------------------
      Net income                                $ 7,157    $ 6,572    $ 5,289
=============================================================================
Earnings per share                              $  1.81    $  1.63    $  1.39
=============================================================================
Weighted average number of common shares
 outstanding (in thousands)                       3,965      4,031      3,815
=============================================================================

See accompanying notes to financial statements.

FINANCIAL STATEMENTS

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                       (In thousands, except per share data)
                                                              YEAR ENDED DECEMBER 31,
                                                     CAPITAL
                                                    IN EXCESS             SECURITY
                                           COMMON     OF PAR   RETAINED   VALUATION      TREASURY
                                           STOCK      VALUE    EARNINGS   ADJUSTMENT      STOCK      TOTAL
============================================================================================================
Balance January 1, 1994                   $ 5,868   $  6,000   $ 21,988     $ 1,047    $      -     $ 34,903
   Net income - 1994                            -          -      5,289           -           -        5,289
   Cash dividends, $.43 per share               -          -     (1,685)          -           -       (1,685)
   Stock offering                             750      3,957          -           -           -        4,707
   Issuance of shares for options
      and Dividend Reinvestment Plan           43        282          -           -           -          325
   Unrealized loss on investment
      securities available for sale, net        -          -          -      (3,641)          -       (3,641)
------------------------------------------------------------------------------------------------------------
Balance December 31, 1994                   6,661     10,239     25,592      (2,594)          -       39,898
------------------------------------------------------------------------------------------------------------
   Net income - 1995                            -          -      6,572           -           -        6,572
   Cash dividends, $.48 per share               -          -     (1,921)          -           -       (1,921)
   Purchase of treasury stock                   -          -          -           -        (175)        (175)
   Issuance of shares for options
      and Dividend Reinvestment Plan           19        107          -           -           -          126
   Unrealized gain on investment
      securities available for sale, net        -          -          -       2,933           -        2,933
------------------------------------------------------------------------------------------------------------
Balance December 31, 1995                   6,680     10,346     30,243         339        (175)      47,433
------------------------------------------------------------------------------------------------------------
   Net income - 1996                            -          -      7,157           -           -        7,157
   Cash dividends, $.53 per share               -          -     (2,080)          -           -       (2,080)
   Purchase of treasury stock                   -          -          -           -      (3,099)      (3,099)
   Stock retirement                          (250)    (1,399)    (1,150)          -       2,799            -
   Issuance of shares for options
      and Dividend Reinvestment Plan           21        120          -           -         452          593
   Unrealized loss on investment
      securities available for sale, net        -          -          -      (1,613)          -       (1,613)
   Three-for-two stock split                3,225     (3,225)         -           -           -            -
------------------------------------------------------------------------------------------------------------
Balance December 31, 1996                 $ 9,676   $  5,842   $ 34,170     $(1,274)    $   (23)    $ 48,391
============================================================================================================

See accompanying notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

Statement of Cash Flows

                                                               (In thousands, except per share data)
                                                                       YEAR ENDED DECEMBER 31,
                                                                      1996       1995       1994
==================================================================================================
Cash flows from operating activities:
   Interest received                                                $ 46,690   $ 43,194   $ 35,140
   Fees and service charges                                            2,485      1,926      1,623
   Interest paid                                                     (21,905)   (19,417)   (13,436)
   Cash paid to suppliers and employees                              (16,281)   (14,810)   (15,160)
   Income taxes paid                                                  (2,080)    (2,763)    (3,177)
   Trading portfolio activity, net                                      (268)        72        309
--------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                        8,641      8,202      5,299
--------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Purchases of investment securities:
      Available for sale                                             (97,086)   (89,809)   (43,875)
      Held to maturity                                               (20,224)   (35,558)   (30,034)
   Proceeds from sales of investment securities:
      Available for sale                                              71,845     55,997     22,581
   Proceeds from maturities of investment securities:
      Available for sale                                              13,552     15,098     20,017
      Held to maturity                                                10,046     17,396     12,744
   Net increase in loans                                              (5,125)   (25,585)   (15,259)
   Purchases of premises and equipment                                (4,517)    (2,382)      (791)
--------------------------------------------------------------------------------------------------
      Net cash flows from investing activities                       (31,509)   (64,843)   (34,617)
--------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net increase in deposits                                           12,906     79,347     20,016
   Net increase (decrease) in short-term borrowings                    5,891    (11,489)     7,344
   Proceeds from long-term borrowings                                  1,000      3,750          -
   Payments on long-term borrowings                                     (307)      (289)      (275)
   Dividends paid                                                     (2,080)    (1,921)    (1,685)
   Proceeds from issuance of common stock                                141        126      5,032
   Purchase of treasury stock                                         (3,099)      (175)         -
   Issuance of treasury stock                                            452          -          -
--------------------------------------------------------------------------------------------------
      Net cash flows from financing activities                        14,904     69,349     30,432
--------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                  (7,964)    12,708      1,114
Cash and cash equivalents at beginning of year                        24,200     11,492     10,378
--------------------------------------------------------------------------------------------------
      Cash and cash equivalents at end of year                      $ 16,236   $ 24,200   $ 11,492
==================================================================================================


See accompanying notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
   The consolidated financial statements include the accounts of CNB Financial Corp. (the Company) and its wholly-owned subsidiaries, Central National Bank, Canajoharie (the Bank), and Central Asset Management (CAM). All significant intercompany balances and transactions are eliminated in consolidation.

NATURE OF OPERATIONS AND SIGNIFICANT ESTIMATES
   The Bank operates 19 branches throughout six counties in Central New York State. The Company's primary source of revenue is providing loans to residential, agribusiness, individual and commercial entities in this region. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Although the Company has a diversified loan portfolio, its debtors' ability to honor loan contracts is in part dependent upon the economic environment of the region. Changes in estimates, assumptions and evaluations used in the development of the accompanying financial statements could occur quickly because of changing economic conditions and the economic prospects of borrowers. As part of the normal lending process, the Company evaluates various types of collateral pledged for loans. The Company's access to the collateral is generally dependent upon properly fulfilling the foreclosure process before ownership can be claimed.

INVESTMENT SECURITIES
   The Company's investment securities are classified as follows:

   HELD TO MATURITY - debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost.

   AVAILABLE FOR SALE - debt and equity securities with readily determinable fair values not classified as either trading securities or held to maturity securities are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity.

   TRADING SECURITIES - debt and equity securities with readily determinable fair values that are bought and held for the purpose of selling in the near future. These securities are reported at fair value with unrealized gains and losses included in earnings.

   The specific identification cost method is used in determining the realized gains and losses on sales of investment securities.

LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES
   The allowance for possible loan losses is established through a provision for loan losses charged to operations. The total allowance for possible loan losses is determined based upon management's evaluation of potential losses in the loan portfolio, as well as prevailing and anticipated economic conditions. On January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, Accounting for Creditors for Impairment of a Loan as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. The Statements provide guidance in defining and measuring loan impairment. A loan is considered impaired when it is probable that the Company will be unable to collect all amounts of principal and interest under the original terms of the agreement. Accordingly, the Company measures all non-accrual and restructured commercial real estate and commercial loans individually, based on the present value of expected future cash flows, discounted at the loan's effective interest rate or, at the loan's observable market price or the fair value of collateral. The Statements do not apply to large groups of small balance, homogeneous loans such as residential real estate, instalment and consumer loans, that are collectively evaluated for impairment. Adoption of these Statements did not have a material impact on the consolidated financial statements.

NOTES TO FINANCIAL STATEMENTS

Interest on loans is calculated using the level yield interest method. The accrual of interest on impaired loans is discontinued when loans are contractually ninety days past due or in management's opinion, the borrower may be unable to meet payments as they become due. Interest received on impaired loans is applied to reduce the carrying value of the loan or, if principal is considered fully collectible, recognized as interest income. When it becomes evident that the outstanding principal balance of the loan is not fully collectible, the Company charges-off the loan balance to its collectible amount against the allowance for loan losses. Loan fees received at the inception of a loan are deferred and amortized over the life of the loan.

PREMISES AND EQUIPMENT
   Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method based on the estimated useful lives of the assets. Buildings are generally depreciated over 15 to 39 years, with furniture, fixtures and equipment depreciated from three-to-five years. Gains or losses realized on asset dispositions are reflected in the statement of income. Maintenance and repairs are charged to operating expense and improvements are capitalized.

STOCK-BASED COMPENSATION
   SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.

   Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. SFAS No. 123 also calls for the pro forma disclosure of stock-based compensation expense for those companies which elect to maintain their accounting policy under APB
   25. The Company has calculated the pro forma stock-based compensation under the guidelines set forth in SFAS No. 123 and has determined the effects to be not material.

INCOME TAXES
   The income tax provision included in the statement of income is based upon pre-tax income for financial reporting purposes and includes an appropriate provision for the effect of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

STOCK COMPENSATION/STOCK SPLIT AND EARNINGS PER SHARE
   All references in the consolidated financial statements referring to the number of shares and per share amounts have been adjusted retroactively, for the three-for-two stock split described in Note 7. Earnings per share are based on the weighted average number of shares of common stock outstanding plus common stock equivalents under the Company's stock option plan during each year.

RECLASSIFICATIONS
   Certain reclassifications have been made to prior period amounts in order to conform with the current year presentation.

NOTES TO FINANCIAL STATEMENTS

2  INVESTMENT SECURITIES

   The amortized cost and approximate fair values of investment securities available for sale are summarized as follows:

                                                                     DECEMBER 31, 1996
                                                                   GROSS            GROSS
                                              AMORTIZED         UNREALIZED       UNREALIZED         FAIR
                                                COST               GAINS           LOSSES           VALUE
   =======================================================================================================
   U.S. Treasury securities                   $  9,043           $    4          $    125        $   8,922
   U.S. Government agency securities            19,115               14               340           18,789
   Mortgage backed securities                   80,935              291             1,814           79,412
   Corporate bonds                              19,533              388               235           19,686
   Federal Home Loan Bank stock                  2,092              -                 -              2,092
   Federal Reserve Bank stock                      356              -                 -                356
   Preferred stock                               1,125               29               -              1,154
   Equity securities                               492               70               -                562
   -------------------------------------------------------------------------------------------------------
                                              $132,691           $  796          $  2,514        $ 130,973
   =======================================================================================================

                                                                        (In thousands)
                                                                      DECEMBER 31, 1996
                                                                   GROSS            GROSS
                                               AMORTIZED        UNREALIZED       UNREALIZED         FAIR
                                                 COST              GAINS           LOSSES           VALUE
   =======================================================================================================
   U.S. Treasury securities                   $ 13,553           $   278         $     -         $ 13,831
   U.S. Government agency securities            15,162                89              30           15,221
   Mortgage backed securities                    9,492                 7              29            9,470
   Corporate bonds                              14,343               433               -           14,776
   Collateralized mortgage obligations          65,739               956             932           65,763
   Federal Home Loan Bank stock                  1,441                 -               -            1,441
   Federal Reserve Bank stock                      356                 -               -              356
   -------------------------------------------------------------------------------------------------------
                                              $120,086           $ 1,763         $   991         $120,858
   =======================================================================================================

 The amortized cost and fair value of debt securities available for sale at
   December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                                             (In thousands)
                                                           DECEMBER 31, 1996
                                                        AMORTIZED         FAIR
                                                          COST           VALUE
   =============================================================================
   Due in one year or less                             $  4,001         $  4,001
   Due after one year through five years                  9,420            9,266
   Due after five years through ten years                33,333           33,201
   Due after ten years                                      937              929
   -----------------------------------------------------------------------------
                                                         47,691           47,397
   Mortgage backed securities                            80,935           79,412
   -----------------------------------------------------------------------------
                                                       $128,626         $126,809
   =============================================================================

NOTES TO FINANCIAL STATEMENTS

The amortized cost and approximate fair values of investment securities held to maturity are summarized as follows:

                                                                (In thousands)
                                                               DECEMBER 31, 1996
                                                           GROSS            GROSS
                                       AMORTIZED        UNREALIZED       UNREALIZED          FAIR
                                         COST              GAINS           LOSSES            VALUE
   ===============================================================================================
   U.S. Government agency
      securities                        $ 10,181           $   27          $  293         $  9,915
   Mortgage backed securities             29,278              197             408           29,067
   State and municipal
      obligations                         49,690            3,489             183           52,996
   Corporate and taxable
      municipal bonds                     15,621            1,047             266           16,402
   -----------------------------------------------------------------------------------------------
                                        $104,770           $4,760          $1,150         $108,380
   ===============================================================================================

                                                                (In thousands)
                                                               DECEMBER 31, 1995
                                                           GROSS            GROSS
                                       AMORTIZED        UNREALIZED       UNREALIZED         FAIR
                                         COST              GAINS           LOSSES           VALUE
   ===============================================================================================
   U.S. Government agency
      securities                        $  3,996           $   21          $  263         $  3,754
   Mortgage backed securities             29,206              546              91           29,661
   State and municipal
      obligations                         46,232            2,566             263           48,535
   Corporate and taxable
       municipal bonds                    15,158            1,195              44           16,309
   -----------------------------------------------------------------------------------------------
                                        $ 94,592           $4,328          $  661         $ 98,259
   ===============================================================================================

The amortized cost and fair value of debt securities held to maturity at
   December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                                             (In thousands)
                                                           DECEMBER 31, 1996
                                                        AMORTIZED         FAIR
                                                          COST           VALUE
   =============================================================================
   Due in one year or less                             $  2,328         $  2,486
   Due after one year through five years                 20,108           21,192
   Due after five years through ten years                49,701           52,213
   Due after ten years                                    3,355            3,422
   -----------------------------------------------------------------------------
                                                         75,492           79,313
   Mortgage backed securities                            29,278           29,067
   -----------------------------------------------------------------------------
                                                       $104,770         $108,380
   =============================================================================

NOTES TO FINANCIAL STATEMENTS

Gross gains of $1,437 and gross losses of $835 were realized on sales of available for sale investment securities in 1996; gross gains of $901 and gross losses of $180 were realized on sales of available for sale investment securities in 1995; gross gains of $235 and gross losses of $195 were realized on sales of investment securities in 1994.

Securities with a book value of $128,343 at December 31, 1996 were pledged to secure funds borrowed from the Federal Reserve, public deposits and repurchase agreements.

3  LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

The composition of the loan portfolio is as follows:
                                                           (In thousands)
                                                            DECEMBER 31,
                                                       1996             1995
   ===========================================================================
   Installment and other consumer loans              $125,190         $125,091
   Real estate loans                                  134,340          129,863
   Commercial loans                                    56,548           56,385
   Tax-exempt loans                                     4,932            5,278
   ---------------------------------------------------------------------------
                                                      321,010          316,617
   Allowance for possible loan losses                  (8,367)          (8,463)
   ---------------------------------------------------------------------------
   Loans, net                                        $312,643         $308,154
   ===========================================================================

The Company had impaired loans of $2,970 and $2,719 at December 31, 1996 and 1995, respectively. Included in this amount are impaired loans of $1,586 and $1,035, respectively, which had an allowance for loan losses of $367 and $157, respectively. Average impaired loans were $3,440 for 1996 and $2,823 in 1995. Interest income recognized on impaired loans totalled $28 for 1996 and $5 for 1995. Loans on which the accrual of interest has been discontinued amounted to $3,253 and $3,078 at December 31, 1996 and 1995, respectively. Interest income on these nonaccrual loans is recorded only as received. The income the Company would have earned had these loans been on accrual status during 1996 and 1995 was $125 and $147, respectively. Other assets and real estate acquired in the settlement of loans amounted to $1,348 and $1,300 at December 31, 1996 and 1995, respectively.

A summary of the changes in the allowance for possible loan losses follows:

                                                              (In thousands)
                                                               DECEMBER 31,
                                                       1996        1995        1994
   ==================================================================================
   Balance, beginning of year                        $ 8,463     $ 8,292     $ 7,772
   Provision for loan losses                             635         965       1,600

   Net charge-offs
      Loans charged off                               (1,297)     (1,315)      (1,610)
      Recoveries on loans previously charged off         566         521          530
   -----------------------------------------------------------------------------------
         Net charge-offs                                (731)       (794)      (1,080)
   -----------------------------------------------------------------------------------
         Balance, end of year                        $ 8,367     $ 8,463     $ 8,292
   ==================================================================================

NOTES TO FINANCIAL STATEMENTS

4  PREMISES AND EQUIPMENT
   Premises and equipment are summarized as follows:
                                                           (In thousands)
                                                            DECEMBER 31,
                                                        1996            1995
   ==========================================================================
   Land                                               $   549         $   549
   Buildings and improvements                           9,122           4,575
   Furniture, fixtures and equipment                    5,772           4,432
   Construction-in-progress                               286           1,656
   --------------------------------------------------------------------------
                                                       15,729          11,212
   Accumulated depreciation                            (6,056)         (5,289)
   --------------------------------------------------------------------------
   Premises and equipment                             $ 9,673         $ 5,923
   ==========================================================================

In July 1996, the Company completed construction of its new operations center in Canajoharie, New York. The total cost of the center was $4,300, which includes $213 of capitalized interest cost.

5  INTEREST-BEARING DEPOSITS
    The components of interest-bearing deposits are as follows:
                                                          (In thousands)
                                                           DECEMBER 31,
                                                       1996             1995
   ===========================================================================
   NOW accounts                                      $ 59,527         $ 46,862
   Savings accounts                                    98,440           94,582
   Money market accounts                               38,557           38,964
   Time deposits of $100,000 or more                  110,145          117,189
   Other time deposits                                152,235          151,480
   ---------------------------------------------------------------------------
   Total                                             $458,904         $449,077
   ===========================================================================

NOTES TO FINANCIAL STATEMENTS

6  BORROWINGS

 Federal funds purchased and securities sold under agreements to repurchase generally mature within one to ninety days from the transaction date. Securities sold under repurchase agreements are held by an independent third party custodian. Information concerning federal funds purchased and securities sold under agreements to repurchase is summarized below:

                                                             (In thousands)
                                                         1996              1995
   =============================================================================
   Average daily balance during the year               $ 17,158         $ 11,696
   Average interest rate during the year                  4.78%            5.38%
   Maximum month-end balance during the year           $ 19,854         $ 12,037

The Company has entered into transactions with a significant shareholder in which securities are sold and agreed to be repurchased at a specific price at a later date. This retail repurchase agreement resulted in approximately $7,281 and $7,070 being due to the shareholder as of December 31, 1996 and 1995, respectively.

Long-term borrowings consist of a Federal Home Loan Bank (FHLB) borrowing of $2,563 at December 31, 1996 and $2,870 at December 31, 1995, which bears interest at 5.45% with payments due through 2003, and an Industrial Development Agency (IDA) note of $4,750 at December 31, 1996 and $3,750 at December 31, 1995, which bears interest at a variable commercial paper rate, 5.13% and 5.95% at December 31, 1996 and 1995, respectively, with payments due through 2025. The amounts coming due over the next five years starting in 1997 and ending in 2001 for long term borrowings are $515, $515, $520, $520 and $530.

7  STOCKHOLDERS' EQUITY

On April 7, 1994, the Company commenced a stock offering of 150,000 shares of its common stock on a priority basis to its stockholders and any remaining shares to the public. All of the shares available were sold by the closing date, May 13, 1994. From this offer, the Company increased its capital by $4,707 ($4,950 less expenses).

On October 13, 1994, the stockholders approved a common stock split, payable
   November 10, 1994, of one additional share of the Company's common stock for each share owned by stockholders of record at the close of business on October 31, 1994. The dividend was accounted for as a two-for-one stock split and par value changed from $5.00 to $2.50 per share.

On December 17, 1996, the Board of Directors declared a three-for-two stock split to holders of record as of December 31, 1996. The split was distributed on January 15, 1997. The stock split has been recorded as of December 31, 1996 by a transfer of $3,225 from capital in excess of par to common stock, representing $2.50 par value for each additional share issued. The number of shares issued at December 31, 1996, after giving effect to the split, was 3,870,596 (2,580,397 immediately prior to the split). All share and per share data, including stock option plan information, has been restated to reflect the split.

In September of 1996, the Company repurchased 99,960 shares of stock for a total of $2,799. These shares were retired at the request of the Board of Directors. The excess repurchase price of the shares over the original issue proceeds was charged to retained earnings in the third quarter.

The Company periodically purchases treasury stock on the open market to fund the Dividend Reinvestment Plan and meet the requirements of the stock option plan.

NOTES TO FINANCIAL STATEMENTS

8  STOCK OPTION PLAN

During 1994, the Company established an Incentive Stock Plan (the Plan) which permits the issuance of options to selected employees. The Company has reserved 150,000 shares of common stock for issuance under the Plan. Stock options are nontransferable other than on death and are not exercisable prior to six months from date of grant. A summary of the stock options follows:

                                                      OPTION                          NO. OF
                                      NO. OF        PRICE PER     (In thousands)      SHARES
                                      SHARES          SHARE            TOTAL        EXERCISABLE
   ============================================================================================
   Granted                           57,000         $  10.85         $ 618
   Exercised                         (4,050)           10.85           (44)
   --------------------------------------------------------------------------------------------
   Outstanding at
      December 31, 1994              52,950            10.85           574            52,950

   Granted                                -                -             -
   Exercised                         (6,450)           10.85           (70)
   --------------------------------------------------------------------------------------------
   Outstanding at
      December 31, 1995              46,500            10.85           504            46,500

   Granted                           28,500        17.67 to 18.75      530
   Exercised                        (12,750)           10.85          (138)
   --------------------------------------------------------------------------------------------
   Outstanding at
      December 31, 1996              62,250       $10.85 to 18.75    $ 896            62,250
   ============================================================================================

9  INCOME TAXES

   The provision for income taxes charged to operations was as follows:

                                             (In thousands)
                                        YEAR ENDED DECEMBER 31,
                                   1996          1995          1994
   =================================================================
   Current:
      Federal                     $1,740        $2,410        $1,829
      State                          621           956           758
   -----------------------------------------------------------------
                                   2,361         3,366         2,587
   -----------------------------------------------------------------
   Deferred:
      Federal                        320          (752)         (303)
      State                           57          (133)          (54)
   -----------------------------------------------------------------
                                     377          (885)         (357)
   -----------------------------------------------------------------
                                  $2,738        $2,481        $2,230
   =================================================================

NOTES TO FINANCIAL STATEMENTS

Deferred tax assets (liabilities) are comprised of the following :

(In thousands)
                                                      DECEMBER 31,
                                                 1996             1995
   ====================================================================
   Allowance for loan losses                   $ 2,774          $ 2,649
   Deferred compensation                           838              719
   Deferred loan fees                              137              184
   Retirement accruals                             288              233
   Accrued liabilities                             192              396
   Security valuation adjustment                   658                -
   Other                                           220              128
   --------------------------------------------------------------------
   Gross deferred tax assets                     5,107            4,309
   --------------------------------------------------------------------
   Leases                                       (1,363)               -
   Depreciation                                   (201)             (98)
   Security valuation adjustment                     -             (150)
   Other                                             -             (298)
   --------------------------------------------------------------------
   Gross deferred tax liabilities               (1,564)            (546)
   --------------------------------------------------------------------
                                               $ 3,543          $ 3,763
   ====================================================================

The provision for income taxes differs from the amount of tax determined by applying the federal statutory income tax rate of 34% as a result of the following differences:
                                                           (In thousands)
                                                      YEAR ENDED DECEMBER 31,
                                                     1996      1995      1994
   ===========================================================================
   Pre-tax income at statutory rate                 $3,364    $3,078    $2,557
   Tax-exempt income                                  (945)     (918)     (874)
   State income tax net of federal tax benefit         410       631       501
   Other                                               (91)     (310)       46
   ---------------------------------------------------------------------------
                                                    $2,738    $2,481    $2,230
   ===========================================================================

NOTES TO FINANCIAL STATEMENTS

10   EMPLOYEE BENEFIT PLANS

EMPLOYEE PENSION BENEFITS
   The Company has a noncontributory pension plan which covers substantially all full-time employees. The benefit formula is based upon a percentage of final average pay immediately prior to retirement.

The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheet.

                                                                (In thousands)
                                                                 DECEMBER 31,
                                                              1996        1995
   ============================================================================
   Actuarial present value of benefit obligations:
      Accumulated benefit obligation, including vested
          benefits of $4,732 and $4,682 in 1996
          and 1995, respectively                            $(4,889)    $(4,837)
   ----------------------------------------------------------------------------
   Projected benefit obligation                              (6,867)     (6,649)
         Plan assets at fair value                            7,916       7,135
   ----------------------------------------------------------------------------
   Plan assets in excess of projected benefit obligation      1,049         486
         Unrecognized net (gain) loss                          (740)         18
         Prior service cost not yet recognized in net
             periodic pension cost                              125         136
         Unrecognized portion of net asset at transition       (932)     (1,019)
   ----------------------------------------------------------------------------
   Pension liability recognized in the balance sheet         $ (498)    $  (379)
   ============================================================================

                                                         (In thousands)
                                                    YEAR ENDED DECEMBER 31,
                                                   1996       1995      1994
   =========================================================================
   Net pension expense included the
     following components:
       Service cost - benefits earned
          during the period                      $   460    $   301    $ 352
       Interest cost on projected benefit
          obligation                                 470        415      389
       Actual return on plan assets               (1,049)    (1,503)     (63)
       Amortization of initial unrecognized
          obligation                                 (87)       (87)     (87)
       Amortization of unrecognized
          prior service cost                          11         11       11
       Deferred gain (loss)                          419        979     (498)
   -------------------------------------------------------------------------
                                                 $   224    $   116    $ 104
   =========================================================================

The unrecognized portion of net assets at transition is being amortized over a period of 21 years. Plan assets are invested primarily in pooled investment funds. A weighted-average discount rate of 7% for 1996, 7.5% for 1995, and 8% for 1994, and a rate of increase in future compensation levels of 5% for 1996, 1995 and 1994 was used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on assets for 1996, 1995 and 1994 was 9%.

NOTES TO FINANCIAL STATEMENTS

EMPLOYEE SAVINGS PLAN
   The Company maintains a profit sharing plan which covers all employees who have met minimum eligibility requirements. As defined under the terms of the plan, participants may elect to defer a portion of compensation through contributions to the plan. Company contributions to the plan amounted to $729 in 1996, $566 in 1995 and $487 in 1994.

EMPLOYEE HEALTH CARE BENEFITS
   Effective June 1994, the Bank ceased offering any postretirement benefit payments for those employees who had not yet retired, and for those retirees who had not yet reached age 65. The plan curtailment resulted in a gain of $107, which was recognized in 1994. The remaining obligation of the Company to its retirees is not material.

DEFERRED COMPENSATION PLAN
   The Company also has deferred compensation or supplemental retirement agreements with certain key officers. The cost of such plans is being accrued over the remaining period of active employment. The Company has accrued $2,400 and $2,027 at December 31, 1996 and 1995, respectively, to reflect its liability under these agreements. Deferred compensation expense amounted to $83 in 1996, $316 in 1995 and $375 in 1994. To fund these agreements, the Company purchased whole-life insurance contracts on the related officers. The Company paid whole-life premiums of approximately $190 in 1996, $159 in 1995, and $141 in 1994. At December 31, 1996, the cash surrender value of these policies was $583.

EMPLOYEE STOCK PURCHASE PLAN
   Employees who work more than 1,000 hours per year and have completed one year of service are eligible to participate in the Company's Employee Stock Purchase Plan. Under the plan, common stock of the Company is purchased at prevailing market prices and the Company distributes the shares purchased to the participants upon request.

11   COMMITMENTS AND CONTINGENT LIABILITIES
     (In thousands, except per share data)

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guarantees and commitments to extend credit, which are not reflected in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. Outstanding commitments totaled $29,762 at December 31, 1996.

The Bank is required to maintain a reserve balance, as established by the Federal Reserve Bank of New York. The required average total reserve for the most recent 14-day maintenance period for the year ended December 31, 1996 was $1,212, which was on deposit with the Federal Reserve Bank of New York.


The approval of banking regulatory authorities is required before dividends paid by the Bank during the year can exceed certain prescribed limits. Undivided profits of approximately $13,000 are free of limitations at December 31, 1996.

NOTES TO FINANCIAL STATEMENTS

12  STATEMENT OF CASH FLOWS

Cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

                                                            (In thousands)
                                                       YEAR ENDED DECEMBER 31,
                                                      1996      1995      1994
   =============================================================================
   Reconciliation of net income to cash provided
     by operating activities:
       Net income                                    $7,157    $6,572    $5,289
       Adjustments to reconcile net income to
        net cash provided by operating activities:
       Depreciation and amortization                    767       550       488
       Provision for loan loss                          635       965     1,600
       Proceeds from trading portfolio, net            (268)       72       309
       Gain on sales of investment securities          (602)     (721)      (40)
       Deferred taxes provision                         377      (885)     (896)
       Increase in interest receivable                 (305)     (535)     (569)
       Decrease (increase) in other assets             (182)      393    (1,076)
       Increase (decrease) in interest, taxes and
        other liabilities                               387     1,441        (6)
       Other                                            675       350       200
   -----------------------------------------------------------------------------
                                                     $8,641    $8,202    $5,299
   =============================================================================

Non cash investing activities include the acquisition of real estate and other assets in the settlement of loans of $2,119 in 1996, $2,399 in 1995 and $1,255 in 1994.

13  FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

CASH AND CASH EQUIVALENTS
   For the short-term instruments, the carrying value approximates fair value.

INVESTMENT SECURITIES
   Fair values for investment securities are based on quoted market prices or dealer quotes, where available. Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS
   The fair value of loans is determined by utilizing a discounted cash flow model which considers scheduled maturities, repricing characteristics, prepayment assumptions and interest cash flows.

NOTES TO FINANCIAL STATEMENTS

ACCRUED INTEREST RECEIVABLE AND PAYABLE
   For the short-term instruments, the carrying value approximates fair value.

DEPOSITS
   The fair value of fixed maturity deposits is determined by utilizing a discounted cash flow model which considers scheduled maturities, repricing characteristics and interest cash flows. Demand deposits, savings accounts and money market accounts are payable on demand; the carrying value approximates fair value.

BORROWINGS
   The fair value of borrowings has been estimated using discounted cash flow analyses that apply interest rates currently being offered for borrowings with similar terms.

 COMMITMENTS
   Fees charged for commitments to extend credit are not significant and are offset by associated credit risk with respect to certain amounts expected to be funded. Accordingly, the fair value of the financial instruments is immaterial.

The estimated fair values of the Company's financial instruments are as follows:

                                                                  (In thousands)
                                                              YEAR ENDED DECEMBER 31,
                                                        1996                             1995
                                           CARRYING            FAIR           CARRYING          FAIR
                                            AMOUNT             VALUE           AMOUNT           VALUE
   ===================================================================================================
   Financial assets:
      Cash and cash equivalents           $   16,236       $   16,236      $   24,200       $   24,200
      Investment securities                  235,743          238,650         215,450          219,117
      Net loans                              312,643          307,173         308,154          308,143
      Accrued interest receivable              4,914            4,914           4,609            4,609

   Financial liabilities:
      Noninterest-bearing deposits            50,313           50,313          47,234           47,234
      Interest-bearing deposits              458,904          457,057         449,077          449,567
      Borrowings                              21,167           20,483          14,583           14,173
      Accrued interest payable                 2,258            2,258           2,408            2,408
   ===================================================================================================

The reported fair values of financial instruments are based on a variety of factors. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of year end or that will be realized in the future.

NOTES TO FINANCIAL STATEMENTS

14  PARENT COMPANY FINANCIAL STATEMENTS


The following presents the condensed balance sheet of the Company and its condensed statement of operations and of cash flows:

                                                              (In thousands)
                                                                DECEMBER 31,
                                                            1996           1995
   =============================================================================
   CONDENSED BALANCE SHEET
   Assets:
      Cash and other assets                               $ 1,179        $ 2,901
      Investment securities available for sale              1,717          4,529
      Premises and equipment                                4,949          1,885
      Investment in subsidiary                             45,564         42,108
   -----------------------------------------------------------------------------
                                                          $53,409        $51,423
   =============================================================================
   Liabilities and stockholders' equity:
      Other liabilities                                   $   268            240
      Long-term borrowing                                   4,750          3,750
      Stockholders' equity                                 48,391         47,433
   -----------------------------------------------------------------------------
                                                          $53,409        $51,423
   =============================================================================

                                                        (In thousands)
                                                   YEAR ENDED DECEMBER 31,
                                                1996        1995        1994
   ==========================================================================
   CONDENSED STATEMENT OF INCOME
   Operating income:
      Dividends from subsidiary                $2,089      $1,930      $1,760
      Interest and fee income                     617         399         144
   --------------------------------------------------------------------------
      Total operating income                    2,706       2,329       1,904

      Operating expenses                          578         206         181
   --------------------------------------------------------------------------
   Income before equity in undistributed
      net income of subsidiary                  2,128       2,123       1,723
   Equity in undistributed net income of
      subsidiary                                5,029       4,449       3,566
   --------------------------------------------------------------------------
                                               $7,157      $6,572      $5,289
   ==========================================================================

NOTES TO FINANCIAL STATEMENTS

                                                                   (In thousands)
                                                              YEAR ENDED DECEMBER 31,
                                                              1996      1995     1994
   ====================================================================================
   CONDENSED STATEMENT OF CASH FLOWS
   Net cash provided by operating activities                $ 2,319   $ 2,400   $ 1,668
   ------------------------------------------------------------------------------------
   Cash flows from investing activities:
      Purchase of available for sale investment securities   (3,897)   (6,048)   (3,976)
      Proceeds from sales of available for sale securities    4,262         -         -
      Maturity of available for sale investment securities    2,538     5,500         -
      Purchases of premises and equipment                    (3,195)   (1,885)        -
      Investment in subsidiary                                  (84)        -         -
   ------------------------------------------------------------------------------------
         Net cash flows from investing activities              (376)   (2,433)   (3,976)
   ------------------------------------------------------------------------------------
   Cash flows from financing activities:
      Proceeds from long-term borrowings                      1,000     3,750         -
      Dividends paid                                         (2,080)   (1,921)   (1,685)
      Proceeds from issuance of common stock                    141       126     5,032
      Purchase of treasury stock                             (3,099)     (175)        -
      Issuance of treasury stock                                452         -         -
   ------------------------------------------------------------------------------------
          Net cash flows from financing activities           (3,586)    1,780     3,347
   ------------------------------------------------------------------------------------
   Net (decrease) increase in cash                           (1,643)    1,747     1,039
   Cash at beginning of year                                  2,822     1,075        36
   ------------------------------------------------------------------------------------
   Cash at end of year                                      $ 1,179   $ 2,822   $ 1,075
   ====================================================================================


   15    REGULATORY MATTERS


The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banking institutions must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by the regulation to ensure capital adequacy require banking institutions to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a banking institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. Actual capital amounts and ratios are also presented in the table.

NOTES TO FINANCIAL STATEMENTS

                                                         (In thousands, except ratio data)
                                                                                              TO BE WELL CAPITALIZED
                                                                    FOR CAPITAL                     UNDER PROMPT
                                            ACTUAL               ADEQUACY PURPOSES         CORRECTION ACTION PROVISIONS
AS OF 12/31/96:                       AMOUNT       RATIO        AMOUNT         RATIO            AMOUNT         RATIO
==========================================================================================================================
CNB FINANCIAL CORP. (CONSOLIDATED)
      Total Capital (to Risk-
        Weighted Assets)            $ 54,793      13.47%   >   $ 32,547    >     8.0%    >      $ 40,683    >    10.0%
                                                           -               -             -                  -
      Tier I Capital (to Risk-
        Weighted Assets)              49,667      12.21%   >     16,273    >     4.0%    >        24,409    >     6.0%
                                                           -               -             -                  -
      Tier I Capital (to Average
        Assets)                       49,667       8.30%   >     23,946    >     4.0%    >        29,933    >     5.0%
                                                           -               -             -                  -
CENTRAL NATIONAL BANK, CANAJOHARIE
      Total Capital (to Risk-
        Weighted Assets)            $ 51,780      12.98%   >   $ 31,925    >     8.0%    >      $ 39,906    >    10.0%
                                                           -               -             -                  -
      Tier I Capital (to Risk-
        Weighted Assets)              46,750      11.71%   >     15,963    >     4.0%    >        23,944    >     6.0%
                                                           -               -             -                  -
      Tier I Capital (to Average
        Assets)                       46,750       7.90%   >     23,673    >     4.0%    >        29,591    >     5.0%
                                                           -               -             -                  -
AS OF 12/31/95:

CNB FINANCIAL CORP. (CONSOLIDATED)
      Total Capital (to Risk-
        Weighted Assets)            $ 51,973      13.44%   >   $ 30,941    >     8.0%    >      $ 38,676    >    10.0%
                                                           -               -             -                  -
      Tier I Capital (to Risk-
        Weighted Assets)              47,094      12.18%   >     15,471    >     4.0%    >        23,206    >     6.0%
                                                           -               -             -                  -
      Tier I Capital (to Average
        Assets)                       47,094       9.02%   >     22,274    >     4.0%    >        27,843    >     5.0%
                                                           -               -             -                  -
CENTRAL NATIONAL BANK, CANAJOHARIE
      Total Capital (to Risk-
        Weighted Assets)            $ 46,482      12.17%   >   $ 30,544    >     8.0%    >      $ 38,180    >    10.0%
                                                           -               -             -                  -
      Tier I Capital (to Risk-
        Weighted Assets)              41,644      10.91%   >     15,272    >     4.0%    >        22,908    >     6.0%
                                                           -               -             -                  -
      Tier I Capital (to Average
        Assets)                       41,644       7.48%   >     22,288    >     4.0%    >        27,860    >     5.0%
                                                           -               -             -                  -

NOTES TO FINANCIAL STATEMENTS

   16    SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table sets forth selected quarterly financial data for the years ended December 31, 1996 and 1995:

                                              (In thousands, except per share data)
                                                       1996 QUARTER ENDED
                                          MARCH 31    JUNE 30  SEPTEMBER 30  DECEMBER 31
   =====================================================================================
   Net interest income                    $ 6,055     $ 6,269     $ 6,455     $ 6,461
   Provision for loan losses                 (275)        (65)       (170)       (125)
   -------------------------------------------------------------------------------------
   Net interest income after
     provision for loan losses              5,780       6,204       6,285       6,336
   Gain on sale of investment securities      460          53          42          47
   Other income                               563         599         664         527
   Other expense                           (4,217)     (4,525)     (4,385)     (4,538)
   -------------------------------------------------------------------------------------
   Income before income taxes               2,586       2,331       2,606       2,372
   Income taxes                              (723)       (633)       (707)       (675)
   -------------------------------------------------------------------------------------
   Net income                             $ 1,863     $ 1,698     $ 1,899     $ 1,697
   =====================================================================================
   Earnings per share                     $   .46     $   .42     $   .47     $   .46
   =====================================================================================

                                                        1995 QUARTER ENDED
                                          MARCH 31    JUNE 30   SEPTEMBER 30  DECEMBER 31
   =====================================================================================
   Net interest income                    $ 5,988     $ 5,776     $ 5,890     $ 5,985
   Provision for loan losses                 (150)       (220)       (275)       (320)
   -------------------------------------------------------------------------------------
   Net interest income after
       provision for loan losses            5,838       5,556       5,615       5,665
   Gain on sale of investment securities       33         334         177         177
   Other income                               412         472         564         538
   Other expense                           (3,934)     (4,308)     (3,935)     (4,151)
   -------------------------------------------------------------------------------------
   Income before income taxes               2,349       2,054       2,421       2,229
   Income taxes                              (655)       (571)       (655)       (600)
   -------------------------------------------------------------------------------------
      Net income                          $ 1,694     $ 1,483     $ 1,766     $ 1,629
   =====================================================================================
   Earnings per share                     $   .43     $   .37     $   .44     $   .39
   =====================================================================================

44