Form 10-K, Exhibit 13
period 1997-12-31
CNB FINANCIAL CORP /NY/
filed 1998-03-31
CIK 883756

CNB FINANCIAL CORP.
                                                              1997 Annual Report



                                    [GRAPHIC]

                             CNBF        Stock Price
                             ----        -----------
                             1/97          $18.83
                             6/97          $24.00
                            12/97          $30.00




                                                           Efficiency and Growth
                                                           Compounded Daily

--------------------------------------------------------------------------------

                                   [BAR CHART]

                                   NET INCOME
                                  (IN MILLIONS)

                              1993            $4.5
                              1994            $5.3
                              1995            $6.6
                              1996            $7.2
                              1997            $7.7


                                   [BAR CHART]

                                 NET CHARGE-OFFS
                                TO AVERAGE LOANS

                              1993            .74%
                              1994            .39%
                              1995            .26%
                              1996            .23%
                              1997            .08%


                                   [BAR CHART]

                                    DIVIDENDS
                               (DOLLARS PER SHARE)

                              1993            $.40
                              1994            $.43
                              1995            $.48
                              1996            $.53
                              1997            $.59

MISSION STATEMENT
--------------------------------------------------------------------------------

     It is the mission of CNB Financial Corp. to operate in the best interest of its shareholders and subsidiaries under the broad policy guidelines established by the Board of Directors. We will continue our tradition of strength and independence while optimizing total shareholder return. We will provide capital access and coordinate management expertise among our subsidiaries. By concentrating on service businesses, we will opportunistically but prudently add subsidiaries while regularly evaluating our ability to expand the services offered as changes in regulation allow.

PROFILE
--------------------------------------------------------------------------------

     Headquartered in Canajoharie, New York, CNB Financial Corp. is the holding company for Central National Bank, Canajoharie, and Central Asset Management, Inc. Listed on the NASDAQ under the symbol CNBF, CNB Financial Corp. was formed in January 1993.

     Central National Bank, established in 1855, provides a broad range of deposit and loan products to area consumers, businesses and government entities. The Bank operates 20 full-service branch offices throughout six counties in the Mohawk Valley of New York.

     CNB's newest subsidiary, Central Asset Management, began providing investment advisory services during the fourth quarter of 1996.

                    ----------------------------------------
                     CONTENTS:

                     Year in Review...................... 1

                     To Our Shareholders................. 6

                     Financial Review.................... 8

                     Management's Discussion
                     and Analysis........................ 9

                     Consolidated
                     Financial Statements................ 24

                     INSIDE BACK COVER
                     Corporate Directory and Information
                    ----------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

COMMON SENSE...UNCOMMON GROWTH

     At Central National Bank, our exceptional growth hasn't come so much by grandiose promises or programs but rather by good, old-fashioned wisdom bolstered by the finest in new technology to meet all our customers' diverse needs.

     CNB's unique combination of "high tech & high touch" has brought remarkable returns year after record-breaking year in every key category, from total assets and net income to dividends and earnings per share. We have every reason to look for continued growth in the years ahead.

     With assets now topping $630 million, CNB has set its sights on passing the billion-dollar mark by the year 2000. Meanwhile, our "Year 2001 Project" focuses on increased profitability and efficiency throughout the Bank. Toward these ends, CNB is presently in the middle of an intense analysis of all operations to identify the most effective technologies and procedures to employ.

     Typically, companies wait for a downturn before looking hard at ways to improve. CNB, on the other hand, has opted to study its already successful operating systems and methodologies in search of potential refinements.

MORE WAYS TO MAKE MORE

     In addition to an array of technological innovations, CNB continued expansion of its product line and market base throughout 1997. Year-end brought the opening of the Bank's 20th branch, in Gloversville, New York, as well as the first anniversary of the CNB Administrative and Operations Complex.

     With the assistance of an outside research firm, CNB aggressively pursued more sophisticated customer demographic and psychographic data to better tailor its promotions and services. Customers and prospects, meanwhile, reached out to CNB in growing numbers, with more than 70,000 Internet users visiting the Bank's website (www.canajocnb.com) last year alone.


[PHOTO]

CNB's middle management group meets regularly to analyze customer needs and develop new means of further improving service.

[PHOTO]

CNB's 20th branch location was opened in Gloversville, New york last year.


--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                            1

--------------------------------------------------------------------------------

[PHOTO]

CNB is using smaller, more cost effective "dial-up" ATM units at six non-branch locations.

[PHOTO]

The addition of special communications software in 1997 allows CNB loan originators to easily access the Bank's full data base from virtually anywhere in the world.

TECHNOLOGY WITH THE RIGHT TOUCH

     From ATMs to WANs, CNB employed new technologies in 1997 to make customer service as easy as ABC. In fact, Easy Teller(TM) is the name of the system installed last year as a means of providing comprehensive receipts and other conveniences to our customers.

     Last year, CNB's basic ATM cards were replaced by VISA debit cards which can be used worldwide just like the credit card, only the funds are taken directly from the holder's checking account. The Bank is also using smaller "dial-up" ATM units at six of our merchant customers. These hold the potential to significantly broaden market penetration at about one-sixth the cost of traditional ATMs.

     CNB loan originators' use of laptop computers was further enhanced in 1997 by the addition of Citrix(C) communications software which allowed easy access to the Bank's full data base from virtually anywhere in the world. As a secondary market loan supplier, CNB can also immediately interface with various mortgage corporations and receive electronic approval of customer applications within minutes. Turnaround time to close loans has been reduced.

     Last year also saw CNB position for several tech enhancements in 1998 and beyond. Preparations were made for full imaging capabilities and a new core processor. In addition, installation of a wide area network (WAN) for improved communications between CNB headquarters and all its branches was completed. Thinking ahead, CNB has developed an aggressive agenda to address the year 2000 issue. This includes communicating with our business associates, including customers and vendors, to try to avoid potential disruptions to our business activities.

AUTO BUSINESS IN HIGH GEAR

     CNB experienced a banner year for car loan and leasing programs in 1997, topping $20 million in auto leases alone. The Bank has gone from booking 30-40 leases monthly in 1996 to as many as 100 in some months last year. The number of Bank personnel responsible for auto leasing has grown fourfold to handle the increased demand.


--------------------------------------------------------------------------------
2                                                            CNB FINANCIAL CORP.

--------------------------------------------------------------------------------

     Possibly the only community bank to offer auto leasing, CNB believes the success of the lease program is directly tied to our customer-friendly, hometown approach. The Bank receives a steady stream of word-of-mouth business because people enjoy the local, personal touch without a lot of fees or harsh restrictions.

LOAN LEADERS

     Even in an overall "down" lending market, CNB last year exceeded 1996's volume for closed loans, primarily due to new offerings available. The largest supplier of secondary market "Farmer Mac" (Federal Agricultural Mortgage Corporation) loans this side of the Mississippi River, CNB began providing loans to hobby or part-time farms in 1997. The Bank also continued expansion of our ag market area to include northern New York, with nearby out-of-state opportunities also under consideration.

     Recognizing the growth potential in our residential mortgage market, CNB elected to become an FHA direct mortgage underwriter. This will enable the Bank to offer more versatility and convenience to our mortgage customers.

TRAINING: ON THE RIGHT TRACK

     Many CNB employees passed through the Bank's recently opened computer training facility in 1997. With over 2,000 hours logged on, CNB is reaping rich rewards in terms of greater confidence and productivity among our talented personnel.

     In addition to ongoing bank training in supervision and verbal communications, many of our employees have earned certification through the American Institute of Banking. It is expected that the operations analysis will reveal further training needs. Plans are also underway to implement strong sales-oriented instruction on a company-wide basis.


[PHOTO]

CNB is the largest supplier of secondary market "Farmer Mac" loans in the eastern United States.

[PHOTO]

CNB's computer training facility provided various productivity-boosting programs in 1997.


--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                            3

--------------------------------------------------------------------------------

[PHOTO]

C. Wendell Smith has been a CNB mainstay for nearly a half-century, including an active role on the Bank's board of directors since 1986. A World War II veteran, serving in the U.S. Navy, Wendell first joined the Bank as a teller in 1946. Designated a chartered bank auditor by the Bank Administration Institute, Wendell provided many years of outstanding leadership as CNB's senior vice president and comptroller. He will retire from our board in early 1998.

[PHOTO]

Sue-Ann Wheadon was named "Outstanding Volunteer" by the New York State American Institute of Banking last year. She is the first CNB employee to earn this special honor.

CENTRAL ASSET MANAGEMENT: BEYOND BANKING

     In 1997, Central Asset Management, Inc. (CAM) celebrated its first anniversary as a wholly-owned investment advisory subsidiary of CNB. Factors contributing to the celebration included 75% growth in assets under management, an expanded workforce and annualized fees totaling more than $150,000.

     CAM remains a unique venture among the banking industry, an object of respect due to its most remarkable niche in the market- place. Employing the brokerage services of Charles Schwab & Co., Inc., Central Asset Management offers clients clear, accurate and timely reporting in conjunction with consistently strong financial dividends.

A RECOGNIZED SUCCESS

     CNB was commended by several outside sources for its varied accomplishments in 1997. While earning the American Institute of Banking's volunteer of the year award, CNB once again finished among the top ten of the Albany Times Union's Super Star list of public companies.

     In honor of more than 6,000 hours of community service by CNB employees last year, the Bank was presented with the Fulton/Montgomery Counties Cooperative Extension Community Leadership Award. CNB supported a total of 278 different organizations or events, with approximately one-quarter of our employees involved in two or more community activities.

     Any way you add it up, CNB means efficiency and growth... compounded daily.


--------------------------------------------------------------------------------
4                                                            CNB FINANCIAL CORP.

President's Letter                                         Page 6
Management Discussion                                      Page 9
Consolidated Financial Statements and Notes                Page 24

--------------------------------------------------------------------------------

[PHOTO]
Donald L. Brass
President


MESSAGE TO OUR SHAREHOLDERS

     I am pleased to report that 1997 was another successful year for your Company and its subsidiaries, Central National Bank, Canajoharie, and Central Asset Management, Inc. Net income and diluted earnings per share were $7,666,000 and $1.98, up 7% and 10% respectively over the 1996 figures. These earnings produced a return on average assets of 1.25%. Total assets increased $48,314,000, or 8%, to $634,389,000.

     Our capital ratios remain well above the regulatory capital requirements to be considered "well capitalized." At year-end, our consolidated Tier I capital ratio was 12.0%, the total capital ratio was 13.3%, and the leverage ratio was 8.4%.

     Central National Bank, Canajoharie, the larger of our two subsidiaries, had an excellent year. The franchise grew with the addition of our nineteenth and twentieth offices: an in-store branch in Rotterdam in February and the Gloversville office in December. The Bank also grew in the area of financial performance. Total assets increased by 8%, to $628,275,000. Loans grew to more than $338,000,000, up 8% over the previous year. Deposit levels also rose by 6% to $539,040,000. The return on average assets for the Bank was 1.27%, up from 1.25%.

     Our newest subsidiary, Central Asset Management, Inc., was formed in 1996 to provide investment advisory services. Although 1997 was its first full year of operation, its growth made a significant contribution to the Company's bottom line with $20 million in new assets under management and 72 new relationships.

     Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" which appears later in this report for more detailed information on our 1997 results.

     Our shareholders enjoyed the benefits of several actions taken by the Board of Directors to reward their loyal support. Solid earnings allowed our total quarterly and special dividends to be increased by $0.06, to $0.59 per share, an annual increase of 11.3%. A three-for-two stock split was paid on January 15, 1997. There was also a stock buyback program, through which 42,115 shares of CNB Financial Corp. stock were repurchased. These events precipitated a rise in our stock price from $17.66 per share immediately following the split to a high of $30.00 which was reached on December 11, 1997.

     In January of 1997, we were pleased to welcome VanNess D. Robinson to our Board of Directors. Mr. Robinson is Chairman of the Board and Executive Vice President of New York Central Mutual Fire Insurance Company and lives in Edmeston, New York. We will regretfully bid farewell to C. Wendell Smith in May as he retires from the Board after 49 years of service to Central National Bank, first as an employee, later as an officer, and finally as a Director.

     We look to 1998 as a year of transition. We will continue to focus on our core businesses,


--------------------------------------------------------------------------------
6                                                            CNB FINANCIAL CORP.

--------------------------------------------------------------------------------


while looking at changes that will position the organization for excellence in the new millennium. In order to achieve our long-term objectives, we embarked on a profit enhancement program during 1997. The first phase of the program, that of assessing the opportunities available to us, has been completed, and we are now in the implementation stage.

     We understand that people want to know their banker and like to feel that Management is accessible. Those are goals that we are dedicated to meeting through exceptional customer service. To assist our staff in meeting these goals, we have renewed our commitment to training and will re-emphasize our sales culture.

     We know, also, that some of our customers enjoy and depend on the convenience of technology. To be sure that we are able to provide these individuals with superior service, we have taken a hard look at their needs and placed particular emphasis on appropriate systems and strategies.

     The year 1997 was a year of great accomplishments which set the stage for further technological enhancement. Year 2000 considerations have been foremost in our plans. We have developed an aggressive agenda, which provides ample time for testing, to address the year 2000 issue. Many of our branch offices were equipped with an automated teller system during the last few months of 1997. This process will continue until each of our branch teller lines is automated which should occur by March 1998. Our home page on the Internet (www.canajocnb.com) extended our service area to include the world, with an average of 276 "hits" per day. Our core computer system will undergo a conversion in the fourth quarter of 1998 to ensure that each advancement is supported by the main computer system.

     We are very excited about all of our plans for 1998, but the technology-related items have sparked our enthusiasm and created a stimulating challenge for each of us. We will be able to provide Central National Bank ATMs in non-branch locations. The installation of a Wide Area Network will allow connectivity between all of our branch offices, the Administrative and Operations Complex, and the Main Office. We will use 1998 to strengthen efficiency while retaining our commitment to "community banking" service.

     None of our plans would ever come to fruition without our outstanding staff and the support of our loyal stockholders. I would like to acknowledge the contributions of both of these groups and offer my thanks for their continuing confidence, hard work and support. CNB Financial Corp. is committed to our shareholders and employees as we look forward to another successful and profitable year in 1998.


/s/ DONALD L. BRASS
--------------------
Donald L. Brass
President


--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                            7

--------------------------------------------------------------------------------
FINANCIAL REVIEW

(IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

                                                                     AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                         1997             1996             1995              1994            1993
 -----------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income                           $ 48,635         $ 46,885         $ 43,615         $ 35,709         $ 35,213
Interest expense                                         22,722           21,754           20,088           13,540           13,257
Net interest income                                      25,913           25,131           23,527           22,169           21,956
Provision for loan losses                                   275              635              965            1,600            3,645
Net interest income after provision
      for loan losses                                    25,638           24,496           22,562           20,569           18,311
Other income                                              3,774            3,178            2,745            1,673            1,592
Other expenses                                           18,511           17,779           16,254           14,723           13,517
Income before income tax expense                         10,901            9,895            9,053            7,519            6,386
Income tax expense                                        3,235            2,738            2,481            2,230            1,852
Net income                                                7,666            7,157            6,572            5,289            4,534

PER SHARE DATA(1):
Basic earnings per share                               $   1.99         $   1.81         $   1.63         $   1.39         $   1.29
Diluted earnings per share                                 1.98             1.80             1.63             1.38             1.29
Cash dividends                                             0.59             0.53             0.48             0.43             0.40
Book value                                                14.23            12.50            11.83             9.98             9.91

PERIOD END BALANCE SHEET SUMMARY:
Total assets                                           $634,389         $586,075         $564,792         $484,497         $452,423
Securities(2)                                           255,520          235,743          215,450          173,838          160,711
Total loans                                             346,710          321,243          316,617          291,826          277,647
Allowance for loan losses                                 8,378            8,367            8,463            8,292            7,772
Deposits                                                538,472          509,217          496,311          416,964          396,948
Stockholders' equity                                     54,606           48,391           47,433           39,898           34,903

SELECTED FINANCIAL RATIOS:
Return on average equity                                  14.99%           14.97%           15.19%           13.69%           13.96%
Return on average assets                                   1.25%            1.22%            1.25%            1.12%            1.01%
Dividends paid to net income                              29.64%           29.06%           29.23%           31.86%           30.75%
Loans to deposits                                         64.39%           63.09%           63.79%           69.99%           69.95%
Non-performing loans to total loans                        1.30%            1.39%            1.25%            1.11%            1.27%
Net charge-offs to average loans                           0.08%            0.23%            0.26%            0.39%            0.74%
Allowance for loan losses to
      total loans                                          2.42%            2.60%            2.67%            2.84%            2.80%
Average stockholders' equity to
      average total assets                                 8.31%            8.15%            8.20%            8.18%            7.27%
------------------------------------------------------------------------------------------------------------------------------------

(1) Per share amounts have been restated to reflect the three-for-two stock split declared in December 1996.
(2) Includes securities available for sale, investment securities held to maturity and trading securitites, if any.

--------------------------------------------------------------------------------
8                                                            CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                             CONDITION AND RESULTS OF OPERATIONS

                                    (IN THOUSANDS, EXCEPT SHARE AND RATIO DATA)

     The purpose of this discussion and analysis is to focus on significant changes in the financial condition and results of operations of the Company. The discussion and analysis is intended to supplement and highlight information contained in the accompanying consolidated financial statements and the selected financial data presented elsewhere in this report.

     This discussion and analysis contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements consist of estimates with respect to the financial condition and results of operations of the Company. Such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from these estimates. These factors include changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income anticipated from the Company's operations and assets.

SUMMARY

     Net income for 1997 was $7,666, a 7% increase over the previous high of $7,157 in 1996. Net income for 1996 was 9% higher than 1995 net income of $6,572. Diluted earnings per share, after restatement for the three-for-two stock split declared on December 17, 1996, of $1.98 increased 10% in 1997 from the $1.80 earned in 1996. Diluted earnings per share in 1996 was up 10% from the $1.63 earned in 1995.

     Total assets at December 31, 1997 grew to $634,389, an 8% increase from the 1996 year-end total of $586,075. During 1996, total assets grew 4% over the 1995 year-end total of $564,792. Total loans increased to $346,710, up 8% from the $321,243 reported in 1996. During 1996, total loans increased 1% from the $316,617 reported in 1995. The available-for-sale portion of the securities portfolio increased by $13,104 (10%) to $144,077. At December 31, 1997, there was a net unrealized gain of $720 in the available-for-sale portfolio compared to a net unrealized loss of $1,718 at December 31, 1996. The held-to-maturity portfolio had a net increase of $5,554 (5%) from $104,770 at December 31, 1996 to $110,324 at December 31, 1997. There were no transfers between the portfolios during 1997. The securities in the available-for-sale portfolio increased by $10,115 (8%) and the securities in the held-to-maturity portfolio increased by $10,178 (11%) during 1996.

     The growth in total assets in 1997 was funded primarily through a $29,255 (6%) increase in deposits and a $13,723 increase in short-term borrowings. The 1996 asset growth was funded mainly through a $12,906 (3%) increase in deposits.

     Stockholders' equity of $54,606 increased by $6,215 (13%) during 1997. The increase in stockholders' equity in 1997 was primarily due to the Company's earnings and the increase in the net unrealized gain on securities, offset by dividends paid and the purchase of treasury stock. On December 17, 1996, the Board of Directors approved a three-for-two stock split which was paid on January 15, 1997. The split increased the number of shares issued to 3,870,596 at December 31, 1996. All per share data has been restated for the three-for-two split in December 1996.

RESULTS OF OPERATIONS

     Net income for the year ended December 31, 1997 reached a record high of $7,666. Net income for the year was 7% higher than the $7,157 earned in 1996 and 17% higher than the $6,572 earned in 1995. Diluted earnings per share for the last three years, after restatement for the three-for-two stock split, were 1997-$1.98, 1996-$1.80, 1995-$1.63. During 1997, the provision for loan losses was $275, compared to $635 for 1996. The lower level of provision in 1997 was due primarily to net charge-offs decreasing from $731 in 1996 to $264 in 1997 and Management's assessment of the adequacy of the allowance for loan losses. The 1995 provision was $965. At December 31, 1997, the allowance for loan losses was $8,378 or 186% of non-performing loans vs. $8,367 or 187% of non-performing loans at December 31, 1996.

INTEREST INCOME AND INTEREST EXPENSE

     Tax equivalent interest and dividend income for 1997 was $50,388, up $1,901 (4%) from the $48,487 earned in 1996. Tax equivalent interest and dividend income in 1996 was up $3,199 (7%) from the $45,288 earned in 1995. The increase in tax equivalent interest and dividend income was due primarily to a 5% increase in average earning assets which offset an 11 basis point drop in the average tax equivalent yield on earnings assets.

     The average tax equivalent yield on loans decreased to 9.36% in 1997 from 9.60% in 1996 and 9.84% in 1995. The 24 basis point (3%) drop in the average tax equivalent yield in 1997 was attributable to the lower interest rates prevalent in 1997 from the increased competition in the market place. The securities portfolio tax equivalent yield increased from 1996 to 1997 to 7.64% from 7.61%. In 1995, the tax equivalent yield was also 7.61%. In 1997, the average tax equivalent yield on earning assets was 8.58%, down 11 basis points from the 8.69% earned in 1996. The 1995 average tax equivalent yield was 8.87%.


--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                            9

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

     Interest expense increased 4% to $22,722 in 1997, compared to $21,754 in 1996 and $20,088 in 1995. For the year 1997, the average balance on interest-bearing deposit accounts increased $22,007 (5%). Included in this average increase were $25,250 in time deposits of $100,000 or more and $6,784 in NOW accounts. The average rate paid on deposits decreased 2 basis points from 4.51% in 1996 to 4.49% in 1997. Deposit interest expense in 1996 increased $1,440 due primarily to an increase in average interest-bearing deposits from $415,976 in 1995 to $457,504 in 1996.

     The following table presents the total dollar amount of interest and dividend income earned on average earning assets and the resultant yields, as well as the total dollar amount of interest expense on average interest-bearing liabilities and the resultant rates for the periods indicated. The average balances used for these tables and other statistical disclosures were calculated using daily averages. Tax exempt income has been adjusted to a tax equivalent basis by tax affecting such income at the Federal tax rate. Non-accruing loans have been included in loans with interest earned recognized on a cash basis only. Securities include securities available for sale, investment securities held to maturity, and trading securities, if any, all at amortized cost.

AVERAGE BALANCES AND INTEREST RATES

                                                           YEAR ENDED DECEMBER 31, 1997
                                                   AVERAGE BALANCE   INCOME/EXPENSE   YIELDS/RATES
---------------------------------------------------------------------------------------------------
ASSETS:
Loans:
      Taxable                                        $325,886             $ 30,584            9.38%
      Tax-exempt                                        4,591                  347            7.56%
                                                     --------             --------         --------
        Total loans                                   330,477               30,931            9.36%
                                                     --------             --------         --------
Securities:
      Taxable                                         195,084               14,230            7.29%
      Tax-exempt                                       54,147                4,808            8.88%
                                                     --------             --------         --------
        Total securities                              249,231               19,038            7.64%
                                                     --------             --------         --------
Federal funds sold and other                            7,578                  419            5.53%
                                                     --------             --------         --------
Total earning assets                                  587,286               50,388            8.58%
Other assets                                           28,105             ========         ========
                                                     --------
      Total assets                                   $615,391
                                                     ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing deposits:
      NOW accounts                                   $ 61,768             $  1,112            1.80%
      Money market                                     47,501                2,023            4.26%
      Savings                                          98,664                2,808            2.85%
      Time > $100,000                                 123,698                7,260            5.87%
                                                                                           --------
      Other time                                      147,880                8,308            5.62%
                                                     --------             --------         --------
        Total interest-bearing deposits               479,511               21,511            4.49%
                                                     --------             --------         --------
Short-term borrowings                                  16,189                  810            5.00%
Long-term borrowings                                    7,104                  401            5.64%
                                                     --------             --------         --------
      Total borrowings                                 23,293                1,211            5.20%
                                                     --------             --------         --------
Total interest-bearing liabilities                    502,804               22,722            4.52%
                                                     --------             --------         --------
Non-interest bearing deposits                          50,287
Other liabilities                                      11,166
Stockholders' equity                                   51,134
                                                     --------
      Total liabilities and
         stockholders' equity                        $615,391
                                                     ========
Net interest income (FTE)                                                 $ 27,666
                                                                          ========
Interest rate spread                                                                          4.06%
                                                                                              ====
Net interest margin                                                                           4.71%
                                                                                              ====
---------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
10                                                           CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                             CONDITION AND RESULTS OF OPERATIONS

                                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)


                                               YEAR ENDED DECEMBER 31, 1996                   YEAR ENDED DECEMBER 31, 1995
                                       AVERAGE BALANCE  INCOME/EXPENSE  YIELDS/RATES  AVERAGE BALANCE  INCOME/EXPENSE  YIELDS/RATES
 --------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Loans:
      Taxable                              $311,376         $ 30,002      9.64%         $294,143         $ 29,015         9.86%
      Tax-exempt                              5,049              364      7.21%            5,505              461         8.37%
                                           --------         --------     -----          --------         --------        ------
       Total loans                          316,425           30,366      9.60%          299,648           29,476         9.84%
                                           --------         --------     -----          --------         --------        ------
Securities:
      Taxable                               181,919           13,167      7.24%          152,768           10,934         7.16%
      Tax-exempt                             48,231            4,347      9.01%           45,032            4,120         9.15%
                                           --------         --------     -----          --------         --------        ------
         Total securities                   230,150           17,514      7.61%          197,800           15,054         7.61%
                                           --------         --------     -----          --------         --------        ------
Federal funds sold and other                558,027           48,487      8.69%         $510,658           45,288         8.87%
                                           --------         --------     -----          --------         --------        ------
Total earning assets                         28,136
                                           --------
      Total assets                         $586,163                                     $527,611
                                           ========                                     ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing deposits:
      NOW accounts                         $ 54,984         $    985      1.79%         $ 48,891         $    872         1.78%
      Money market                           51,044            2,153      4.22%           40,249            1,761         4.38%
      Savings                                98,335            2,858      2.91%           98,394            2,928         2.98%
      Time > $100,000                        98,448            5,482      5.57%           95,128            5,458         5.74%
      Other time                            154,693            9,172      5.93%          133,314            8,191         6.14%
                                           --------         --------     -----          --------         --------        ------
      Total interest-bearing deposits       457,504           20,650      4.51%          415,976           19,210         4.62%
                                           --------         --------     -----          --------         --------        ------
Short-term borrowings                        17,794              843      4.74%           13,688              713         5.21%
Long-term borrowings                          6,993              261      3.73%            5,079              165         3.25%
                                           --------         --------     -----          --------         --------        ------
      Total borrowings                       24,787            1,104      4.45%           18,767              878         4.68%
                                           --------         --------     -----          --------         --------        ------
Total interest-bearing liabilities          482,291           21,754      4.51%          434,743           20,088         4.62%
                                           --------         --------     -----          --------         --------        ------
Non-interest bearing deposits                45,910                                       41,544
Other liabilities                            10,165                                        8,067
Stockholders' equity                         47,797                                       43,257
      Total liabilities and                --------                                     --------
        stockholders' equity               $586,163                                     $527,611
                                           ========                                     ========
Net interest income (FTE)                                   $ 26,733                                     $ 25,200
                                                            ========                                     ========
Interest rate spread                                                      4.18%                                           4.25%
                                                                          ====                                            ====
Net interest margin                                                       4.79%                                           4.93%
                                                                          ====                                            ====
--------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                           11

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)


VOLUME RATE ANALYSIS

     The table below sets forth certain information regarding changes in interest and dividend income and interest expense of the Company for the periods indicated. For each category of earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate) and (ii) changes in rates (changes in rate multiplied by old volume). Increase and decreases due to both volume and rate, which cannot be segregated, have been allocated proportionally to the change due to volume and the change due to rate.

                                                    1997 COMPARED TO 1996                        1996 COMPARED TO 1995
                                                  INCREASE (DECREASE) DUE TO                   INCREASE (DECREASE) DUE TO
                                             VOLUME           RATE            TOTAL          VOLUME           RATE           TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Total loans                                 $ 1,349         $  (784)        $   565         $ 1,622         $  (732)        $   890
Total securities                              1,452              72           1,524           2,460            --             2,460
Federal funds sold
      and other                                (205)             17            (188)           (101)            (50)           (151)
                                            -------         -------         -------         -------         -------         -------
Total interest and
      dividend income                         2,596            (695)          1,901           3,981            (782)          3,199
                                            -------         -------         -------         -------         -------         -------
NOW accounts                                    121               6             127             109               4             113
Money market                                   (149)             19            (130)            472             (80)            392
Savings                                          10             (60)            (50)             20             (90)            (70)
Time > $100,000                               1,406             372           1,778             190            (166)             24
Other time                                     (404)           (460)           (864)          1,314            (333)            981
Short-term borrowings                           (76)             43             (33)            214             (84)            130
Long-term borrowings                              4             136             140              62              34              96
                                            -------         -------         -------         -------         -------         -------
Total interest expense                          912              56             968           2,381            (715)          1,666
                                            -------         -------         -------         -------         -------         -------
Net change in net
      interest income                       $ 1,684         $  (751)        $   933         $ 1,600         $   (67)        $ 1,533
                                            =======         =======         =======         =======         =======         =======

MARKET RISK

     Interest rate risk is the most significant market risk affecting the Company. Other types of market risk, such as foreign currency exchange rate risk and commodity risk, do not arise in the normal course of the Company's business activities.

     An important element of both earnings performance and liquidity is management of interest rate sensitivity. Interest rate sensitivity management involves comparison between the maturity and repricing dates of earning assets and interest-bearing liabilities, with the goal being to minimize the impact on net interest income in periods of extreme fluctuations in interest rates. The Company measures its interest rate risk through the use of guidelines designed to measure the impact on the net interest margin due to a 200 basis point change in the Fed funds rate over the year. Quarterly, the change in net interest income, as well as several other strategic measurement ratios, are presented to the Company's Asset/Liability Committee (ALCO) and Board of Directors and compared to Company-established guidelines.

     The Company consistently maintains the ratios within the acceptable ranges of the guidelines established. On a weekly basis, the ALCO, which is comprised of Senior Management, meets to monitor the interest rate sensitivity and liquidity position.

     A useful measure of the Company's interest rate risk is "interest sensitivity gap" (GAP), the difference between interest sensitive assets and interest sensitive liabilities in a specific time interval. The following table sets forth the amount of assets and liabilities repricing at various time intervals and the resulting GAP position of the Company at December 31, 1997.


--------------------------------------------------------------------------------
12                                                           CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                             CONDITION AND RESULTS OF OPERATIONS

                                 (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)


INTEREST RATE SENSITIVITY ANALYSIS

                                                         WITHIN       OVER 3 THROUGH   ONE YEAR THROUGH      OVER
                                                        3 MONTHS         12 MONTHS       THREE YEARS      THREE YEARS        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Earning Assets:
      Securities                                        $   8,119        $   6,173        $  34,262        $ 203,365       $ 251,919
      Loans                                                72,581           83,210           58,329          130,816
                                                        ---------        ---------        ---------        ---------       ---------
                                                                                                                             344,936
        Total                                           $  80,700        $  89,383        $  92,591        $ 334,181       $ 596,855
                                                        =========        =========        =========        =========       =========
Interest-Bearing Liabilities:
      NOW and savings                                   $   8,157        $  24,468        $ 130,498        $    --         $ 163,123
      Money market deposits                                 6,006           18,020           16,017             --            40,043
      Time deposits under $100,000                         45,296           73,996           46,891            5,394         171,577
      Time deposits of $100,000 or more                    66,374           37,638            8,638            1,721         114,371
      Borrowings                                           27,508              725             --              6,931          35,164
                                                        ---------        ---------        ---------        ---------       ---------
         Total                                          $ 153,341        $ 154,847        $ 202,044        $  14,046       $ 524,278
                                                        =========        =========        =========        =========       =========
Period GAP                                              $ (72,641)       $ (65,464)       $(109,453)       $ 320,135       $  72,577
Cumulative GAP                                          $ (72,641)       $(138,105)       $(247,558)       $  72,577

     At December 31, 1997, the Company had a cumulative three-month gap of ($72,641), a cumulative one-year gap of ($138,105), and a cumulative three-year gap of ($247,558); that is, it had an excess of interest-bearing liabilities over earning assets maturing or repricing within those periods. A negative gap may enhance earnings in periods of declining interest rates in that, during such periods, the interest expense paid on liabilities may decrease more rapidly than the interest and dividend income earned on assets. Conversely, in a rising interest rate environment, a negative gap may decrease earnings as the increase in interest expense paid on liabilities may be greater than the increase in interest and dividend income earned on assets. While a negative gap indicates the amount of interest-bearing liabilities which may reprice before earning assets, it does not indicate the extent to which they will reprice. Therefore, at times, a negative gap may not produce higher margins in a declining rate environment.

     The gap analysis above has several significant limitations. These limitations include the fact that it is a static measurement, it does not capture basis risk, and it does not capture risk that varies non-proportionally with interest rate movements. Also, the selection of the beginning and ending dates of the time intervals used as gap buckets, as well as the size of the time interval, can mask interest rate risk. In addition, assets and liabilities may reprice earlier than their contractual maturities indicate.

OTHER INCOME

     Other income increased $596 from $3,178 in 1996 to $3,774 in 1997. The main reason for the increase was an increase in service charges on deposit accounts and an increase in fees from fiduciary activities.

     In 1996, other income increased by $433 from $2,745 in 1995 to $3,178 in 1996. The primary reason for the increase was an increase in service charges on deposit accounts.

OTHER EXPENSES

     Other expenses increased $732 (4%) from $17,779 in 1996 to $18,511 in 1997. Occupancy and equipment expense increased $342 (22%) during 1997. The major items contributing to this increase were increased depreciation expense on the Administrative and Operations Complex opened in 1996 and furniture and equipment as well as increased maintenance expense on machinery. Data processing costs increased $376 (30%) to $1,643. The increase in this category was primarily the result of an additional $218 in depreciation expense on data processing equipment and an additional $96 paid to our third party processor. Professional fees increased $413 due primarily to consulting costs incurred in assisting Management in addressing various strategic and organizational issues, as well as operational issues of the Company.

     For 1996, total other expenses increased $1,525 (9%) from $16,254 to $17,779. Salaries and benefits increased $857 (11%) due to an increase in the number of loan origination and servicing staff, incentive pay awards in the branch area, as well as an increase in profit sharing and short-term incentive awards. Occupancy and equipment cost increased $298 due primarily to branch repairs, utility cost increases and leased property for the Administrative and Operations Complex.


--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                           13

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)


INCOME TAXES

     Income tax expense is based on pre-tax income for financial reporting purposes and includes an appropriate provision for the effect of any temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. The effective tax rates for 1997, 1996 and 1995 were 29.68%, 27.67% and 27.41%, respectively.

SECURITIES

     The Company's securities are classified in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that securities be classified into one of three categories: held-to-maturity; available-for-sale; or trading. Debt securities for which the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost. Available-for-sale securities and trading securities are carried at estimated fair value. Unrealized gains and losses on available-for-sale securities are reported as a separate component of stockholders' equity, net of tax, while unrealized gains and losses on trading securities are reflected in earnings. All securities can be used as part of the asset/liability management strategy and securities available for sale and trading securities, if any, may be sold in response to, or in anticipation of factors such as changes in market interest rates, changes in security prepayment rates, liquidity considerations and regulatory capital requirements. Management anticipates fluctuations in stockholders' equity due to changes in the estimated fair value of available-for-sale securities.

     At December 31, 1997, the net unrealized gain on the available-for-sale portfolio totaled $720, compared to a net unrealized loss of $1,718 at year-end 1996. The $2,438 shift reflects the interest rate volatility that existed during the last two years. Management monitors the fair value of assets and liabilities on a total balance sheet basis. These movements were generally offset by unrecognized changes in value of other portions of the balance sheet.

     The amortized cost and weighted average yield of the Company's security portfolios at December 31, 1997, by contractual maturity (collateralized mortgage obligations and mortgage backed securities are included by final contractual maturity), are as follows:


                                             AMORTIZED       AVERAGE
                                                COST         YIELD(2)
--------------------------------------------------------------------------------
AVAILABLE-FOR-SALE
Due in one year or less                      $  2,396          6.08%
Due after one to five years                    13,895          6.30%
Due after five to ten years                    35,527          7.18%
Due after ten years                            87,966          7.65%
                                             --------          ----
Total(1)                                     $139,784          7.37%
                                             ========          ====

HELD-TO-MATURITY
Due in one year or less                      $  2,503          8.01%
Due after one to five years                    19,244          8.16%
Due after five to ten years                    37,016          8.83%
Due after ten years                            51,561          8.32%
                                             --------          ----
Total                                        $110,324          8.46%
                                             ========          ====

(1)  Excludes Federal Home Loan Bank, Federal Reserve Bank and preferred stock.

(2) Average yield on tax exempt securities is calculated on a tax equivalent basis.

     Actual maturities may differ from those shown in the table above because borrowers may have the right to call or prepay obligations with or without prepayment penalties.


--------------------------------------------------------------------------------
14                                                           CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                             CONDITION AND RESULTS OF OPERATIONS

                                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

LOANS

     The Company provides a full range of loan products through the branch offices and main office functions. The main office is responsible for the larger commercial, agricultural and various indirect consumer loans. The direct lending activities of the branches are focused on individual and small to medium size businesses within their market areas. Consistent with the focus on providing community-banking services, the Company generally does not attempt to diversify geographically by making a significant amount of loans to borrowers outside of the primary service area.

     Net loans receivable were $338,332 at December 31, 1997, an increase of $25,456 from the $312,876 at December 31, 1996. Net loans receivable at December 31, 1996 were up $4,722 from the December 31, 1995 balance of $308,154.

                                                          AT DECEMBER 31,
                                    1997         1996          1995        1994         1993
----------------------------------------------------------------------------------------------
Secured by real estate           $ 146,376    $ 141,953    $ 137,373    $ 122,004    $ 112,435
Installment and other consumer     147,681      124,868      123,729      119,471      117,518
Commercial and agricultural         48,888       48,552       48,875       42,203       41,684
Tax-exempt                           3,861        4,932        5,277        6,123        3,820
Net deferred loan fees/costs
      and unearned discount            (96)         938        1,363        2,025        2,190
                                 ---------    ---------    ---------    ---------    ---------
Total loans                        346,710      321,243      316,617      291,826      277,647
Allowance for loan losses           (8,378)      (8,367)      (8,463)      (8,292)      (7,772)
                                 ---------    ---------    ---------    ---------    ---------
      Net loans receivable       $ 338,332    $ 312,876    $ 308,154    $ 283,534    $ 269,875
                                 =========    =========    =========    =========    =========


     Loan concentrations greater than 10% of the total loan portfolio for 1997 are as follows: conventional real estate loans of $38,500 or 11.10%, indirect manufactured housing of $56,400 or 16.27% and commercial mortgages of $42,900 or 12.37%.

     Commercial and agricultural loans maturing within one year are $33,380, after one but within five years $7,772 and after five years $7,736. Fixed rate commercial and agricultural loans repricing after one but within five years are $7,772 and those repricing after five years are $7,736. All variable rate loans will reprice within one year. Maturities are based on contract terms.

ASSET QUALITY AND ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses represents Management's estimate of an amount adequate to provide for losses inherent in the loan portfolio. In its continuing evaluation of the allowance and its adequacy, Management considers the Company's loan loss experience, the amount of past-due and non-performing loans, current and anticipated economic conditions, underlying collateral values securing loans and other factors which affect the allowance for loan losses. Management monitors the adequacy of the allowance for loan losses through the use of an estimation process designed to comply with the requirements of the OCC as published periodically in its Banking Circular, the Instructions for Preparation of Reports of Condition and Income, and the AICPA's Audit and Accounting Guide, Banks and Savings Institutions.


     While it is the Company's policy to charge-off loans in the period in which a loss is considered probable, there are additional factors impacting potential future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. These factors include such items as the general state of the economy. Management's judgment as to the adequacy of the allowance is, therefore, necessarily an estimate. The allowance is also subject to regulatory examinations as to adequacy, which may include reviews of the methodology used to arrive at the allowance and comparison of the allowance to peer institutions.

--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                           15

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

     The accrual of interest on commercial and agricultural loans (including those secured by real estate) generally ceases whenever the payments of principal or interest become 90 days past due or the valuation of the collateral held materially deteriorates to the extent that the loan can no longer be regarded as well secured and in the process of collection. Accrual of interest on residential mortgages ceases whenever payment of principal or interest becomes 180 days delinquent. Consumer loans, whether secured or unsecured, are charged off to the allowance for loan losses when they reach 120 days delinquent. Total non-performing loans at December 31, 1997 were $4,493, representing 1.3% of the total loan portfolio, as compared to $4,479 or 1.4% of the loan portfolio at December 31, 1996.

     The Company's historic levels of non-performing loans and charge-offs have been above industry averages, due in part to the Company's manufactured housing and commercial lending portfolios; however, Management believes that the allowance for loan losses is sufficient to provide for losses inherent in the loan portfolio.

NON-PERFORMING LOANS

                                                          AT DECEMBER 31,
                                    1997         1996          1995        1994         1993
----------------------------------------------------------------------------------------------
Non-accrual loans:
      Secured by real estate      $  1,943    $  2,367     $  2,637     $  1,995     $  1,743
      Other loans                      164         886          441        1,231        1,774
                                  --------    --------     --------     --------     --------
        Total non-accrual loans      2,107       3,253        3,078        3,226        3,517
                                  --------    --------     --------     --------     --------
Accruing loans contractually
      past due 90 days or more       2,386       1,226          885          544        1,138
                                  --------    --------     --------     --------     --------
Total non-performing loans        $  4,493    $  4,479     $  3,963     $  3,770     $  4,655
                                  ========    ========     ========     ========     ========


     Information regarding foregone interest on the above non-accrual loans follows:

                                                          AT DECEMBER 31,
                                    1997         1996          1995        1994         1993
----------------------------------------------------------------------------------------------
Interest recognized               $   21      $   28       $    5       $ --         $ --
Foregone interest                    190         125          147          252          159
                                  ------      ------       ------       ------       ------
Interest income that would
      have been recognized
        at original terms         $  211      $  153       $  152       $  252       $  159
                                  ======      ======       ======       ======       ======


--------------------------------------------------------------------------------
16                                                           CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                             CONDITION AND RESULTS OF OPERATIONS

                                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)


ALLOWANCE FOR LOAN LOSSES

     The following table summarizes the changes in the allowance for loan losses:

                                                                 AT DECEMBER 31,
                                                 1997      1996      1995         1994       1993
----------------------------------------------------------------------------------------------------
Balance at the beginning of year               $ 8,367    $ 8,463    $ 8,292     $ 7,772    $ 6,054
Provision charged to operations                    275        635        965       1,600      3,645
Charge-offs:
      Agricultural loans                            77        184         35          48        150
      Commercial loans                             326        361         18         263        720
      Credit cards                                 274         92         81          99        126
      Consumer loans(1)                            854        660      1,181       1,200      1,634
                                               -------    -------    -------     -------    -------
      Total charge-offs                          1,531      1,297      1,315       1,610      2,630
                                               -------    -------    -------     -------    -------
Recoveries:
      Agricultural loans                            16         21         43          59        198
      Commercial loans                             928        203        118         117         47
      Credit cards                                  43         35         39          34         50
      Consumer loans(1)                            280        307        321         320        408
                                               -------    -------    -------     -------    -------
      Total recoveries                           1,267        566        521         530        703
                                               -------    -------    -------     -------    -------
Net charge-offs                                    264        731        794       1,080      1,927
                                               -------    -------    -------     -------    -------
Balance at end of year                         $ 8,378    $ 8,367    $ 8,463     $ 8,292    $ 7,772
                                               =======    =======    =======     =======    =======
Ratio of charge-offs net to
      average loans outstanding                   0.08%      0.23%     0.26%        0.39%      0.74%
Allowance for loan loss as a percentage
      of total loans at year-end                  2.42%      2.60%     2.67%        2.84%      2.80%

(1)  Includes residential real estate


     The following table sets forth the allocation of the allowance for loan losses by category, as well as the percentage of loans in each category to total loans, as prepared by the Company. This allocation is based on Management's assessment as of a given point in time of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component part change. The allocation is not indicative of either the specific amounts or the loan categories in which future charge-offs may be taken, nor should it be taken as an indicator of future loss trends. The allocation of the allowance to each category does not restrict the use of the allowance to absorb losses in any category.


                                                                  AT DECEMBER 31,
                                      1997             1996            1995             1994             1993
-------------------------------------------------------------------------------------------------------------------
Secured by real estate           $1,956     42%   $1,666     44%   $1,186     43%   $1,429     42%   $  473      40%
Installment and
      other consumer loans        1,114     44%    1,350     41%    1,688     42%    2,890     44%    3,195      45%
Commercial and
      agricultural loans          2,300     14%    1,399     15%    1,461     15%      763     14%    1,945      15%
Other qualitative factors         3,008     --     3,952     --     4,128     --     3,210     --     2,159      --
                                --------------    -------------    -------------    -------------    --------------
                                 $8,378    100%   $8,367    100%   $8,463    100%   $8,292    100%   $7,772     100%
                                 ======    ===    ======    ===    ======    ===    ======    ===    ======     ===


--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                           17

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)


DEPOSITS

     The Company's primary source of funds is its depository accounts. The deposit base is comprised of demand deposits (including NOW accounts), savings and money market accounts and time deposits. Deposits are provided by individuals, local governments and businesses located within the communities served.

     The following table is a summary of average deposits and average rates paid:

                                                                      YEARS ENDED DECEMBER 31,
                                               1997 AVERAGE                1996 AVERAGE                 1995 AVERAGE
                                            BALANCE      RATE            BALANCE     RATE            BALANCE      RATE
-----------------------------------------------------------------------------------------------------------------------
Non-interest bearing deposits             $    50,287     --           $    45,910    --           $    41,544     --
NOW and money market accounts                 109,269    2.87%             106,028   2.96%              89,140    2.95%
Savings accounts                               98,664    2.85%              98,335   2.91%              98,394    2.98%
Time deposits                                 271,578    5.73%             253,141   5.79%             228,442    5.97%
                                          -------------------------    ------------------------    ---------------------
                                          $   529,798    4.06%         $   503,414   4.10%         $   457,520    4.20%
                                          =========================    ========================    =====================

     The following table is a summary of deposits:

                                                                            AT DECEMBER 31,
                                                  1997          1996          1995          1994         1993
-------------------------------------------------------------------------------------------------------------------
Non-interest bearing deposits                  $    49,358   $    50,313   $    47,234   $    48,706   $    37,710
Interest-bearing deposits:
      NOW accounts                                  65,519        60,106        47,191        49,976        48,911
      Savings accounts                              97,604        98,440        95,193       108,139       117,234
      Money market accounts                         40,043        38,557        38,964        22,442        27,007
      Time deposits of $100,000 or more            114,371       110,145       115,161        62,659        43,435
      Other time deposits                          171,577       151,656       152,568       125,042       122,651
                                               -----------   -----------   -----------   -----------   -----------
      Total interest-bearing deposits              489,114       458,904       449,077       368,258       359,238
                                               -----------   -----------   -----------   -----------   -----------
Total deposits                                 $   538,472   $   509,217   $   496,311   $   416,964   $   396,948
                                               ===========   ===========   ===========   ===========   ===========

     The contractual maturity for time deposits of $100,000 or more is as follows at December 31, 1997:

------------------------------------------------------------------------------------------------------------------
Less than or equal to three months                                                                     $    66,373
Three months through six months                                                                             18,819
Six months through twelve months                                                                            18,819
Over twelve months                                                                                          10,360
                                                                                                       -----------
                                                                                                       $   114,371
                                                                                                       ===========


--------------------------------------------------------------------------------
18                                                           CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                             CONDITION AND RESULTS OF OPERATIONS

                                 (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

BORROWINGS

     The Company regularly has security repurchase agreements with several Bank customers in the ordinary course of business. Further information concerning repurchase agreements is located in note 6 to the consolidated financial statements. For liquidity management, lines of credit have also been established with correspondent banks to meet short-term funding needs. See "Liquidity."

     The Company has $2,241 in long-term borrowings with the Federal Home Loan Bank of New York. This FHLB borrowing bears interest at 5.45%, amortizes monthly and matures in 2003. In 1995 and 1996, the Company issued Industrial Revenue Bonds (IDA) to fund the construction of its new Administrative and Operations Complex. As of December 31, 1997, the remaining balance on the bonds was $4,690 and bears interest at a variable interest rate, which adjusts weekly based on a commercial paper rate index. The bonds have annual principal payments due through 2025. See also note 7 to the consolidated financial statements.

CAPITAL RESOURCES

     Total stockholders' equity increased 13% from December 31, 1996 to December 31, 1997, compared to 2% growth during 1996 and 19% growth during 1995. In 1997, the Company added $7,666 to equity through net income and returned $2,272 to its stockholders in the form of dividends. The Company's goal is to maintain a strong capital position to support its growth and expansion activities, improve operating efficiency and customer satisfaction.

     Important indicators of capital adequacy for the Bank are Tier I Capital, Total Risk-Based Capital and the Leverage ratio. Tier I Capital consists of common stock and qualifying stockholders' equity. Total Risk-Based Capital consists of Tier I Capital and a portion of the allowance for loan losses. The Leverage ratio is calculated by dividing quarterly average assets (as defined) less certain intangible assets into Tier I Capital. In accordance with regulatory guidelines, regulatory capital does not include the net unrealized gain or loss on securities available for sale included in equity. All of the Bank's regulatory capital ratios exceed the required minimums.

     The Company's Board of Directors authorized the repurchase of 236,000 outstanding shares at its February 18, 1997 meeting. During 1997, 42,115 shares were repurchased at a cost of $1,018. On February 27, 1998, the Company announced its intention to extend the repurchase program and to purchase up to 332,061 shares of its stock in the open market during the period from March 16, 1998 to March 15, 1999. The shares will be purchased at prevailing market prices from time to time depending on market conditions. The repurchased shares will be held in treasury stock but may be reissued in the future in connection with the Company's Dividend Reinvestment Plan, to satisfy the issuing of stock options, or for other corporate purposes, such as acquisitions.

     On February 27, 1998, the Board of Directors declared a two-for-one stock split, contingent upon stockholder approval of an amendment to the Certificate of Incorporation to change the par value of the Company's stock at the Annual Meeting to be held in May 1998. Due to the contingency associated with the stock split, the effects of the split will not be reflected in the consolidated financial statements or in any per share data until the stockholders approve the reduction in the par value of the Company's stock.


--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                           19

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)


IMPACT OF THE YEAR 2000

     The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The "year 2000" issue is pervasive and complex, as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

     The Company has conducted a review of its computer systems to identify applications that could be affected by the year 2000 issue and has developed an implementation plan to address the issue. The Company is utilizing both internal and external resources to identify, correct and reprogram, and test its systems for year 2000 compliance. It is anticipated that all reprogramming efforts will be completed by December 31, 1998, allowing adequate time for testing. Management does not expect that costs related to becoming year 2000 compliant will have a significant impact on its financial position or results of operation.

     The risks associated with the year 2000 issue go beyond the Company's own ability to solve year 2000 problems. Should significant commercial customers fail to address year 2000 issues effectively, their ability to meet debt service requirements could be impaired, resulting in increased credit risk and potential increases in loan charge-offs. In addition, should suppliers of critical services fail in their efforts to become year 2000 compliant, or if significant third party interfaces fail to be compatible with the Company's or fail to be year 2000 compliant, it could have significant adverse effects on the operations and financial results of the Company.

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

     Asset and liability management functions not only to assure adequate liquidity in order to meet the needs of our customers, but also to maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities in order to generate an appropriate return to stockholders. In the banking environment, both assets and liabilities are considered sources of liquidity funding and both are monitored on a daily basis.

     The asset portion of the balance sheet provides liquidity primarily through loan, mortgage backed security and collateralized mortgage obligation principal repayments, maturities and calls of securities and sales from the available-for-sale and trading portfolios.

     For liquidity management, unused lines of credit totaling $20,896 were maintained at year-end 1997.

INFLATION

     The consolidated financial statements and related consolidated financial information presented in this annual report have been prepared in conformity with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.


--------------------------------------------------------------------------------
20                                                           CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                             CONDITION AND RESULTS OF OPERATIONS

                                 (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)


RECENT ACCOUNTING PRONOUNCEMENTS

FASB STATEMENT 125

     In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 also amends SFAS No. 115 to prevent a security from being classified as held-to-maturity if the security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment. The extension of the SFAS No. 115 approach to certain non-security financial assets and the amendment to SFAS No. 115 were effective for financial assets held on or acquired after January 1, 1997. The Company adopted SFAS No. 125 on January 1, 1997. The adoption of SFAS No. 125 did not have a material impact on the Company's consolidated financial statements.

FASB STATEMENT 128

     On December 31, 1997, the Company adopted the provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS). This Statement supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share," and related interpretations. SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and specifies additional disclosure requirements.

     Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue stock were exercised or converted into common stock, or resulted in the issuance of common stock that then shared in the earnings of the entity (such as the Company's stock options). All prior-period EPS data has been restated to conform to the provisions of this Statement. The adoption of this Statement did not have a material effect on the Company's result of operations.

FASB STATEMENT 130

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in financial statements. SFAS No. 130 states that comprehensive income includes reported net income of a company, adjusted for items that are currently accounted for as direct entries to equity, such as the net unrealized gain or loss on securities available for sale. This Statement is effective for both interim and annual periods beginning after December 15, 1997. As required, the Company will adopt the reporting requirements of this Statement in 1998.

FASB STATEMENT 131

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for periods beginning after December 15, 1997. As required, the Company will adopt the reporting requirements of this Statement in 1998. At this time, the Company does not expect this Statement to significantly affect its reporting requirements.


--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                           21

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS


REPORT OF MANAGEMENT


TO OUR SHAREHOLDERS:

     Management is responsible for the integrity and objectivity of the consolidated financial statements and other information in this report. The consolidated financial statements were prepared in accordance with generally accepted accounting principles and in the judgment of Management present fairly the Corporation's consolidated financial position and results of operations. The financial information contained elsewhere in this report is consistent with that in the consolidated financial statements. The consolidated financial statements and other financial information in this report include amounts that are based on Management's best estimates and judgments and give due consideration to materiality.

     Management is responsible for maintaining a system of internal control and has established a system of internal accounting control designed to provide reasonable assurance that transactions are recorded properly to permit preparation of consolidated financial statements, that transactions are executed in accordance with Management's authorizations and that assets are safeguarded from significant loss or unauthorized use.

     The Internal Audit Department of the Corporation reviews, evaluates, monitors and makes recommendations on both administrative and accounting control, which acts as an integral, but independent, part of the system of internal controls.

     The independent auditors conduct an annual audit of the Corporation's consolidated financial statements to enable them to express an opinion as to the fair presentation of the statements. In connection with the audit, the independent auditors consider internal control to the extent they consider necessary to determine the nature, timing and extent of their auditing procedures. The independent auditors also prepare recommendations regarding internal control and other accounting and financial related matters. The implementation of these recommendations by Management is monitored directly by the Audit Committee of the Board of Directors.

     The Board of Directors discharges its responsibility for the Corporation's consolidated financial statements through its Audit Committee. The Audit Committee meets periodically with the independent auditors, the Internal Auditor and Management. Both the independent auditors and the Internal Auditor have direct access to the Audit Committee.


   /s/ DONALD L. BRASS              /s/ PETER J. CORSO
       Donald L. Brass                  Peter J. Corso
       President and                    Executive Vice President and
       Chief Executive Officer          Chief Financial Officer


--------------------------------------------------------------------------------
22                                                           CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                                               REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders
CNB Financial Corp.


We have audited the consolidated balance sheet of CNB Financial Corp. and subsidiaries (the Company) as of December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of the Company as of December 31, 1996 and for the years ended December 31, 1996 and 1995, were audited by other auditors whose report thereon dated January 30, 1997, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Financial Corp. and subsidiaries as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                             /s/ KPMG PEAT MARWICK LLP

Albany, New York
February 2, 1998



--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                           23

--------------------------------------------------------------------------------
CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                             DECEMBER 31,
                                                                                                          1997         1996
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                                 $  19,498   $  15,536
Federal funds sold                                                                                           --           700
                                                                                                        ---------   ---------
      Cash and cash equivalents                                                                            19,498      16,236
Trading securities                                                                                          1,119        --
Securities available for sale, at fair value                                                              144,077     130,973
Investment securities held to maturity, at amortized cost                                                 110,324     104,770
Net loans receivable                                                                                      338,332     312,876
Accrued interest receivable                                                                                 5,325       4,914
Premises and equipment, net                                                                                10,005       9,673
Other real estate owned and repossessed assets                                                              1,372       1,329
Other assets                                                                                                4,337       5,304
                                                                                                        ---------   ---------
      Total assets                                                                                      $ 634,389   $ 586,075
                                                                                                        =========   =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing deposits                                                                               49,358      50,313
Interest-bearing deposits                                                                                 489,114     458,904
                                                                                                        ---------   ---------
      Total deposits                                                                                      538,472     509,217
                                                                                                        ---------   ---------
Short-term borrowings:
   Securities sold under agreements to repurchase                                                          17,330      13,854
   Borrowings from Federal Home Loan Bank of New York                                                      10,400        --
   Borrowings from U.S. Treasury                                                                              503         656
                                                                                                        ---------   ---------
      Total short-term borrowings                                                                          28,233      14,510
                                                                                                        ---------   ---------
Long-term borrowings                                                                                        6,931       7,314
Other liabilities                                                                                           6,147       6,643
                                                                                                        ---------   ---------
      Total liabilities                                                                                   579,783     537,684
                                                                                                        ---------   ---------
Commitments and contingent liabilities (note 12)

Stockholders' equity:
      Common stock, $2.50 par value, 10,000,000 shares
        authorized at Dec. 31, 1997 and 5,000,000 shares
        authorized at Dec. 31, 1996 (3,876,170 shares issued
        at Dec. 31, 1997 and 3,870,596 shares issued at Dec. 31, 1996)                                      9,690       9,676
      Additional paid-in capital                                                                            5,891       5,842
      Retained earnings                                                                                    39,564      34,170
      Net unrealized gain (loss) on securities available for sale and securities available for sale transferred to investment
        securities held to maturity, net of tax                                                               393      (1,274)
      Treasury stock, at cost (38,072 shares at Dec. 31, 1997 and
        1,250 shares at Dec. 31, 1996)                                                                       (932)        (23)
                                                                                                        ---------   ---------
         Total stockholders' equity                                                                        54,606      48,391
                                                                                                        ---------   ---------
         Total liabilities and stockholders' equity                                                     $ 634,389   $ 586,075
                                                                                                        =========   =========


See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
24                                                           CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                                               CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                YEARS ENDED DECEMBER 31,
                                                               1997      1996      1995
-----------------------------------------------------------------------------------------
Interest and dividend income:
      Loans, including fees                                   $30,813   $30,242   $29,204
      Securities:
        Taxable                                                14,230    13,167    10,934
        Nontaxable                                              3,173     2,869     2,719
      Federal funds sold and other                                419       607       758
                                                              -------   -------   -------
                                                               48,635    46,885    43,615
                                                              -------   -------   -------
Interest expense:
      Deposits                                                 21,511    20,650    19,210
      Short-term borrowings                                       810       843       713
      Long-term borrowings                                        401       261       165
                                                              -------   -------   -------
                                                               22,722    21,754    20,088
                                                              -------   -------   -------
        Net interest income                                    25,913    25,131    23,527

Provision for loan losses                                         275       635       965
                                                              -------   -------   -------
        Net interest income after provision for loan losses    25,638    24,496    22,562
                                                              -------   -------   -------
Other income:
      Service charges on deposit accounts                       1,697     1,368       990
      Net gain on securities transactions                         528       602       721
      Other                                                     1,549     1,208     1,034
                                                              -------   -------   -------
                                                                3,774     3,178     2,745
                                                              -------   -------   -------
Other expenses:
      Salaries and employee benefits                            8,697     8,723     7,866
      Occupancy and equipment                                   1,881     1,539     1,241
      Data processing                                           1,643     1,267     1,017
      Professional fees                                         1,060       647       620
      FDIC deposit insurance and related costs                     64         2       497
      Advertising and marketing                                   667       687       732
      Postage and courier                                         561       488       404
      Office supplies and stationery                              493       641       485
      Other real estate owned and repossessed assets              858       848       430
      Other                                                     2,587     2,937     2,962
                                                              -------   -------   -------
                                                               18,511    17,779    16,254
                                                              -------   -------   -------
        Income before income tax expense                       10,901     9,895     9,053
Income tax expense                                              3,235     2,738     2,481
                                                              -------   -------   -------
        Net income                                            $ 7,666   $ 7,157   $ 6,572
                                                              =======   =======   =======
Earnings per share:
      Basic                                                   $  1.99   $  1.81   $  1.63
                                                              =======   =======   =======
      Diluted                                                 $  1.98   $  1.80   $  1.63
                                                              =======   =======   =======



Per share data has been adjusted for the three-for-two stock split declared in December 1996.

See accompanying notes to consolidated financial statements.


--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                           25

--------------------------------------------------------------------------------
CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               NET UNREALIZED
                                                                       ADDITIONAL              GAIN (LOSS) ON
                                                            COMMON      PAID-IN      RETAINED    SECURITIES,   TREASURY
                                                            STOCK       CAPITAL      EARNINGS     NET OF TAX     STOCK      TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Balance at Dec. 31, 1994                                     $ 6,661     $ 10,239     $ 25,592     $(2,594)    $  --       $ 39,898
      Net income                                                --           --          6,572        --          --          6,572
      Cash dividends, $.48 per share                            --           --         (1,921)       --          --         (1,921)
      Purchase of treasury stock                                --           --           --          --          (175)        (175)
      Issuance of shares for options and
        Dividend Reinvestment Plan                                19          107         --          --          --            126
      Adjustment of securities available
        for sale to fair value, net of tax                      --           --           --         2,874        --          2,874
      Decrease in net unrealized loss on
        securities available for sale
        transferred to investment securities
        held to maturity, net of tax                            --           --           --            59        --             59
                                                             -------     --------     --------     -------     -------     --------

Balance at Dec. 31, 1995                                       6,680       10,346       30,243         339        (175)      47,433
      Net income                                                --           --          7,157        --          --          7,157
      Cash dividends, $.53 per share                            --           --         (2,080)       --          --         (2,080)
      Purchase of treasury stock                                --           --           --          --        (3,099)      (3,099)
      Stock retirement                                          (250)      (1,399)      (1,150)       --         2,799         --
      Issuance of shares for options and
        Dividend Reinvestment Plan                                21          120         --          --           452          593
      Adjustment of securities available
        for sale to fair value, net of tax                      --           --           --        (1,642)       --         (1,642)
      Decrease in net unrealized loss on
        securities available for sale
        transferred to investment securities
        held to maturity, net of tax                            --           --           --            29        --             29
      Three-for-two stock split                                3,225       (3,225)        --          --          --           --
                                                             -------     --------     --------     -------     -------     --------

Balance at Dec. 31, 1996                                       9,676        5,842       34,170      (1,274)        (23)      48,391
      Net income                                                --           --          7,666        --          --          7,666
      Cash dividends, $.59 per share                            --           --         (2,272)       --          --         (2,272)
      Purchase of treasury stock                                --           --           --          --        (1,432)      (1,432)
      Issuance of shares for options and
        Dividend Reinvestment Plan                                14           49         --          --           523          586
      Adjustment of securities available
        for sale to fair value, net of tax                      --           --           --         1,634        --          1,634
      Decrease in net unrealized loss on
        securities available for sale
        transferred to investment securities
        held to maturity, net of tax                            --           --           --            33        --             33
                                                             -------     --------     --------     -------     -------     --------
Balance at Dec. 31, 1997                                     $ 9,690     $  5,891     $ 39,564     $   393     $  (932)    $ 54,606
                                                             =======     ========     ========     =======     =======     ========

Per share data has been adjusted for the three-for-two stock split declared in December 1996.

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
26                                                           CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                                               CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                                              YEARS ENDED DECEMBER 31,
                                                                     1997               1996               1995
-----------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
      Net income                                                   $   7,666          $  7,157          $  6,572
      Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation and amortization                                  1,100               767               550
        Provision for loan losses                                        275               635               965
        Deferred tax expense (benefit)                                   401               377              (885)
        Net gain on securities transactions                             (528)             (602)             (721)
        Net loss on sales and writedowns of other real
         estate owned and repossessed assets                             310               321                98
        Purchases of trading securities                               (6,312)          (11,013)          (16,184)
        Proceeds from sales of trading securities                      5,209            10,745            16,311
        Increase in accrued interest receivable                         (411)             (305)             (535)
        Net change in other assets and other liabilities                (701)           (1,158)               53
                                                                   ---------          --------          --------
         Net cash provided by operating activities                     7,009             6,924             6,224
                                                                   ---------          --------          --------
Cash  flows from investing activities:
        Purchases of investment securities:
        Available-for-sale                                          (113,123)          (97,086)          (89,809)
        Held-to-maturity                                             (21,750)          (20,224)          (35,558)
Proceeds from sales of securities:
        Available-for-sale                                            86,367            71,799            56,237
Proceeds from maturities and calls of securities:
        Available-for-sale                                            16,602            13,552            15,098
Held-to-maturity                                                      16,196            10,046            17,368
      Net loans made to customers                                    (26,788)           (5,125)          (25,585)
      Proceeds from sales of other real estate owned
        and repossessed assets                                           704             1,763             1,766
      Capital expenditures                                            (1,432)           (4,517)           (2,382)
                                                                   ---------          --------          --------
         Net cash used in investing activities                       (43,224)          (29,792)          (62,865)
                                                                   ---------          --------          --------
Cash flows from financing activities:
      Net increase in deposits                                        29,255            12,906            79,347
      Net increase (decrease) in short-term borrowings                13,723             5,891           (11,489)
      Proceeds from long-term borrowings                                --               1,000             3,750
      Payments on long-term borrowings                                  (383)             (307)             (289)
      Dividends paid                                                  (2,272)           (2,080)           (1,921)
      Proceeds from issuance of shares for options
        and Dividend Reinvestment Plan                                   586               593               126
      Purchase of treasury stock                                      (1,432)           (3,099)             (175)
                                                                   ---------          --------          --------
         Net cash provided by financing activities                    39,477            14,904            69,349
                                                                   ---------          --------          --------
Net increase (decrease) in cash and cash equivalents                   3,262            (7,964)           12,708
Cash and cash equivalents at beginning of year                        16,236            24,200            11,492
                                                                   ---------          --------          --------
Cash and cash equivalents at end of year                           $  19,498          $ 16,236          $ 24,200
                                                                   =========          ========          ========

                                                                     (CONTINUED)

--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                           27

--------------------------------------------------------------------------------
CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED STATEMENTS OF CASH FLOWS (contined)
(IN THOUSANDS)

                                                                             YEARS ENDED DECEMBER 31,
                                                                      1997              1996              1995
-----------------------------------------------------------------------------------------------------------------
Additional disclosures relative to cash flows:
      Interest paid                                                  $22,538          $ 21,905           $19,417
                                                                     =======          ========           =======
      Taxes paid                                                     $ 2,185          $  2,080           $ 2,763
                                                                     =======          ========           =======
Supplemental schedule of non-cash investing and
        financing activities:
        Transfer of loans to other real estate owned
         and repossessed assets                                      $ 1,057          $  2,119           $ 2,399
                                                                     =======          ========           =======
        Adjustment of securities available for sale to
         fair value, net of tax                                      $ 1,634          $ (1,642)          $ 2,874
                                                                     =======          ========           =======
        Decrease in net unrealized loss on securities
         available for sale transferred to investment
         securities held to maturity, net of tax                     $    33          $     29           $    59
                                                                     =======          ========           =======
        Investment securities held to maturity transferred
         to securities available for sale in accordance
         with the FASB's Special Report
         (estimated fair value of $33,117)                           $  --            $   --             $32,445
                                                                     =======          ========           =======

See accompanying notes to consolidated financial statements.


--------------------------------------------------------------------------------
28                                                           CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of CNB Financial Corp. (the Parent Company or the Company) and its wholly-owned subsidiaries, Central National Bank, Canajoharie (the Bank), and Central Asset Management
(CAM). All significant intercompany balances and transactions are eliminated in consolidation. The accounting and reporting policies of the Company conform in all material respects to generally accepted accounting principles and to general practice within the banking industry. The Company utilizes the accrual method of accounting for financial reporting purposes.

USE OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate owned and repossessed assets acquired in connection with foreclosures or insubstance foreclosures. In connection with the determination of the allowance for loan losses and the valuation of other real estate owned and repossessed assets, Management generally obtains independent appraisals for properties.

     Management believes that the allowance for loan losses is adequate and that other real estate owned and repossessed assets are recorded at their fair value less an estimate of the costs to sell the assets. While Management uses available information to recognize losses on loans, other real estate owned and repossessed assets, future additions to the allowance or write downs of other real estate owned and repossessed assets may be necessary based on changes in economic conditions. In addition, various regulatory agencies periodically review the Bank's allowance for loan losses and other real estate owned and repossessed assets. Such agencies may require the Bank to recognize additions to the allowance or write downs of other real estate owned and repossessed assets based on their judgments about information available to them at the time of their examination which may not be currently available to Management.

     The Bank operates twenty branches throughout six counties in Central New York State. A substantial portion of the Company's assets are loans secured by real estate located in these six counties. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is dependent upon economic conditions in these market areas. In addition, other real estate owned and repossessed assets are also generally located in these six counties.

CASH EQUIVALENTS

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.


--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                           29

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



TRADING SECURITIES, SECURITIES AVAILABLE FOR SALE, AND INVESTMENT SECURITIES HELD TO MATURITY

     Management determines the appropriate classification of securities at the time of purchase. If Management has the positive intent and ability to hold debt securities to maturity, they are classified as investment securities held to maturity and are stated at amortized cost. However, if a security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment, such security cannot be classified as held-to-maturity. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported as a separate component of stockholders' equity, net of tax.

     Realized gains and losses on the sale of securities are based on the net proceeds and the amortized cost of the securities sold, using the specific identification method. The cost of securities is adjusted for amortization of premium and accretion of discount, which is calculated on an effective interest method.

     Unrealized losses on securities are charged to earnings when the decline in fair value of a security is determined to be other than temporary.

     Non-marketable equity securities, such as Federal Home Loan Bank of New York stock and Federal Reserve Bank stock, are stated at cost since there is no readily available market value. These investments are required for membership. The investment in the Federal Home Loan Bank of New York stock is pledged to secure Federal Home Loan Bank of New York borrowings.

     Transfers from securities available for sale to investment securities held to maturity are recorded at the securities' fair values on the date of the transfer. Any net unrealized gains or losses continue to be reported in stockholders' equity, net of tax, as long as the securities are carried in the investment securities held-to-maturity portfolio, and are amortized over the remaining life of the transferred securities as an adjustment to yield in a manner consistent with the amortization of any premium or discount.

NET LOANS RECEIVABLE

     Loans receivable are stated at the unpaid principal amount, net of unearned income, net deferred loan fees and costs, and the allowance for loan losses. Loans considered doubtful of collection by Management are placed on non-accrual status for the recording of interest. Except in the case of consumer loans, which are generally charged off when 120 days past due, loans are generally placed on non-accrual status when principal and/or interest is 90 days or more past due, except for those loans which, in Management's judgment, are well secured and in the process of collection. Previously accrued income that has not been collected is generally reversed from current income. Interest received on non-accrual loans is applied to reduce the carrying amount of the loan or, if principal is considered fully collectible, recognized as interest income. Loans are removed from non-accrual status when they become current as to principal and interest or when, in the opinion of Management, the loans are considered to be fully collectible as to principal and interest. Loan fees received at the inception of a loan and certain costs of origination are deferred and amortized into interest income over the life of the loan.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is increased through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when Management believes that collectibility of the principal is unlikely. The allowance for loan losses is maintained at a level deemed appropriate by Management based on an evaluation of the known and inherent risks in the portfolio, past loan loss exposure, estimated value of underlying collateral, and current and prospective economic conditions that may affect borrowers' ability to pay.


--------------------------------------------------------------------------------
30                                                           CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


LOAN IMPAIRMENT

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, a loan (generally commercial-type loans) is considered impaired when it is probable that the Company will be unable to collect all amounts of principal and interest under the original contractual terms of the agreement or when a loan (of any loan type) is restructured in a troubled debt restructuring subsequent to the Company's adoption of these Statements. The allowance for loan losses related to impaired loans is based on the discounted cash flows using the loan's initial effective rate or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans). The Company's impaired loans are generally collateral dependent. The Company considers estimated costs to sell, on a discounted basis, when determining the fair value of collateral in the measurement of impairment if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans.

     Other real estate owned includes both formally foreclosed and insubstance foreclosed real properties. In accordance with SFAS No. 114, a loan is classified as an insubstance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method based on the estimated useful lives of the assets. Buildings and improvements are generally depreciated over 15 to 39 years, with furniture, fixtures and equipment depreciated from 3 to 5 years. Gains or losses realized on asset dispositions are reflected in the consolidated statements of income. Maintenance and repairs are charged to operating expense and improvements are capitalized.

STOCK BASED COMPENSATION

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. SFAS No. 123, "Accounting for Stock-Based Compensation," encourages entities to recognize the fair value of all stock-based awards on the date of grant as compensation expense over the vesting period. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures of net income and earnings per share as if the fair-value-based method defined in SFAS No. 123 had been applied to stock option grants made in 1995 and later years. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.

INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized subject to Management's judgment that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, Management believes that all or a portion of the deferred tax assets will not be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                           31

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


EARNINGS PER SHARE

     On December 31, 1997, the Company adopted the provisions of SFAS No. 128, "Earnings per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS). This Statement supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share," and related interpretations. SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and specifies additional disclosure requirements.

     Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity (such as the Company's stock options). All prior-period EPS data has been restated to conform to the provisions of this Statement. The adoption of this Statement did not have a material effect on the Company's results of operations.

FINANCIAL INSTRUMENTS

     In the normal course of business, the Company is a party to certain financial instruments with off-balance-sheet risk, such as commitments to extend credit, unused lines of credit, letters of credit, and standby letters of credit. The Company's policy is to record such instruments when funded.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 also amends SFAS No. 115 to prevent a security from being classified as held-to-maturity if the security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment. The extension of the SFAS No. 115 approach to certain non-security financial assets and the amendment to SFAS No. 115 were effective for financial assets held on or acquired after January 1, 1997. The Company adopted SFAS No. 125 on January 1, 1997. The adoption of SFAS No. 125 did not have a material impact on the Company's consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in financial statements. SFAS No. 130 states that comprehensive income includes reported net income of a company, adjusted for items that are currently accounted for as direct entries to equity, such as the net unrealized gain or loss on securities available for sale. This Statement is effective for both interim and annual periods beginning after December 15, 1997. As required, the Company will adopt the reporting requirements of this Statement in 1998.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for periods beginning after December 15, 1997. As required, the Company will adopt the reporting requirements of this Statement in 1998. At this time, the Company does not expect this Statement to significantly affect its reporting requirements.

RECLASSIFICATIONS

     Amounts in the prior periods' consolidated financial statements are reclassified whenever necessary to conform to the current period's presentation.


--------------------------------------------------------------------------------
32                                                           CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SECURITIES

     The amortized cost and approximate fair value of securities available for sale at December 31 are summarized as follows:

                                                                           1997

                                                                  GROSS             GROSS           APPROXIMATE
                                               AMORTIZED        UNREALIZED        UNREALIZED            FAIR
(IN THOUSANDS)                                   COST             GAINS             LOSSES             VALUE
----------------------------------------------------------------------------------------------------------------
Collateralized mortgage obligations             $ 55,206           $  488           $    550           $ 55,144
Mortgage backed securities                         8,876               59                 26              8,909
U.S. Treasury securities                           8,030               33                 40              8,023
U.S. Government agency securities                 26,618              121                 15             26,724
Corporate debt securities                         41,054              926                304             41,676
                                                --------           ------           --------           --------
      Total debt securities                      139,784            1,627                935            140,476
Federal Home Loan Bank stock                       2,092             --                 --                2,092
Federal Reserve Bank stock                           356             --                 --                  356
Preferred stock                                    1,125               28               --                1,153
                                                --------           ------           --------           --------
                                                $143,357           $1,655           $    935           $144,077
                                                ========           ======           ========           ========

                                                                           1996

                                                                  GROSS             GROSS           APPROXIMATE
                                               AMORTIZED        UNREALIZED        UNREALIZED            FAIR
(IN THOUSANDS)                                   COST             GAINS             LOSSES             VALUE
----------------------------------------------------------------------------------------------------------------
Collateralized mortgage obligations             $ 68,099           $  286           $  1,676           $ 66,709
Mortgage backed securities                        12,836                5                138             12,703
U.S. Treasury securities                           9,043                4                125              8,922
U.S. Government agency securities                 19,115               14                340             18,789
Corporate debt securities                         19,533              388                235             19,686
                                                --------           ------           --------           --------
      Total debt securities                      128,626              697              2,514            126,809
Federal Home Loan Bank stock                       2,092             --                 --                2,092
Federal Reserve Bank stock                           356             --                 --                  356
Preferred stock                                    1,125               29               --                1,154
Equity securities                                    492               70               --                  562
                                                --------           ------           --------           --------
                                                $132,691           $  796           $  2,514           $130,973
                                                ========           ======           ========           ========

     The amortized cost and approximate fair value of debt securities available for sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                                   APPROXIMATE
                                                                                    AMORTIZED         FAIR
(IN THOUSANDS)                                                                        COST            VALUE
----------------------------------------------------------------------------------------------------------------
Due in one year or less                                                          $    2,396         $    2,409
Due after one year through five years                                                11,043             11,025
Due after five years through ten years                                               30,657             30,673
Due after ten years                                                                  31,606             32,316
                                                                                  ---------          ---------
                                                                                     75,702             76,423
Mortgage backed securities and collateralized
      mortgage obligations                                                           64,082             64,053
                                                                                  ---------          ---------
                                                                                  $ 139,784          $ 140,476
                                                                                  =========          =========


--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                           33

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Gross gains of $762,000 and gross losses of $234,000 were realized on sales of trading securities and securities available for sale in 1997; gross gains of $1,438,000 and gross losses of $836,000 were realized on sales of trading securities and securities available for sale in 1996; gross gains of $901,000 and gross losses of $180,000 were realized on sales of trading securities and securities available for sale in 1995.

     The amortized cost and approximate fair value of investment securities held to maturity at December 31 are summarized as follows:

                                                                           1997

                                                                  GROSS             GROSS           APPROXIMATE
                                               AMORTIZED        UNREALIZED        UNREALIZED            FAIR
(IN THOUSANDS)                                   COST             GAINS             LOSSES             VALUE
----------------------------------------------------------------------------------------------------------------
State and municipal obligations                 $ 56,844           $3,485           $     79           $ 60,250
Mortgage backed securities                        22,188              427                 87             22,528
Collateralized mortgage obligations                2,802               66               --                2,868
U.S. Government agency securities                 12,112              207                 96             12,223
Corporate and taxable municipal debt
      securities                                  16,378            1,493                 21             17,850
                                                --------           ------           --------           --------
                                                $110,324           $5,678           $    283           $115,719
                                                ========           ======           ========           ========


                                                                           1996

                                                                  GROSS             GROSS           APPROXIMATE
                                               AMORTIZED        UNREALIZED        UNREALIZED            FAIR
(IN THOUSANDS)                                   COST             GAINS             LOSSES             VALUE
----------------------------------------------------------------------------------------------------------------
State and municipal obligations                 $ 49,690           $3,489           $    183           $ 52,996
Mortgage backed securities                        26,001              189                403             25,787
Collateralized mortgage obligations                3,277                8                  5              3,280
U.S. Government agency securities                 10,181               27                293              9,915
Corporate and taxable municipal debt
      securities                                  15,621            1,047                266             16,402
                                                --------           ------           --------           --------
                                                $104,770           $4,760           $  1,150           $108,380
                                                ========           ======           ========           ========

     The amortized cost and approximate fair value of debt securities held to maturity at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                     APPROXIMATE
                                                                                    AMORTIZED           FAIR
(IN THOUSANDS)                                                                        COST              VALUE
----------------------------------------------------------------------------------------------------------------
Due in one year or less                                                             $  2,485           $  2,484
Due after one year through five years                                                 17,624             18,329
Due after five years through ten years                                                34,090             37,129
Due after ten years                                                                   31,135             32,381
                                                                                    --------           --------
                                                                                      85,334             90,323
Mortgage backed securities and collateralized
      mortgage obligations                                                            24,990             25,396
                                                                                    --------           --------
                                                                                    $110,324           $115,719
                                                                                    ========           ========

     There were no sales of investment securities held to maturity during 1997, 1996, or 1995.

     Securities with a carrying value of approximately $140.3 million and $128.3 million at December 31, 1997 and 1996, respectively, were pledged to secure public deposits, repurchase agreements, and borrowings from the U.S. Treasury.

--------------------------------------------------------------------------------
34                                                           CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. NET LOANS RECEIVABLE

     The composition of the loan portfolio is as follows at December 31:

(IN THOUSANDS)                                                    1997             1996
-------------------------------------------------------------------------------------------
Loans secured by real estate:
      One-to-four family mortgages                              $  58,800       $  61,413
      Commercial                                                   47,367          44,823
      Agricultural                                                 14,772          12,621
      Construction                                                  1,378           1,028
      Home equity                                                  24,059          22,068
                                                                ---------       ---------
                                                                  146,376         141,953
                                                                ---------       ---------
Other loans:
      Commercial                                                   30,553          32,925
      Agricultural                                                 18,335          15,627
      Manufactured housing                                         61,519          61,621
      Lease receivables                                            23,524          13,144
      Tax-exempt                                                    3,861           4,932
      Consumer                                                     62,638          50,103
                                                                ---------       ---------
                                                                  200,430         178,352
                                                                ---------       ---------
Less:  Net deferred loan fees/costs and unearned discount             (96)            938
      Allowance for loan losses                                    (8,378)         (8,367)
                                                                ---------       ---------
        Net loans receivable                                    $ 338,332       $ 312,876
                                                                =========       =========

     A summary of the activity in the allowance for loan losses for the years ended December 31 is as follows:

(IN THOUSANDS)                                        1997           1996         1995
----------------------------------------------------------------------------------------
Balance at beginning of year                         $ 8,367       $ 8,463       $ 8,292
Provision for loan losses                                275           635           965
Charge-offs                                           (1,531)       (1,297)       (1,315)
Recoveries                                             1,267           566           521
                                                     -------       -------       -------
Balance at end of year                               $ 8,378       $ 8,367       $ 8,463
                                                     =======       =======       =======

--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                           35

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The following table sets forth information with regard to non-performing loans at December 31:

(IN THOUSANDS)                                        1997           1996         1995
---------------------------------------------------------------------------------------
Loans in non-accrual status                          $2,107        $3,253       $3,078
Loans contractually past due 90 days
   or more and still accruing interest                2,386         1,226          885
                                                     ------        ------       ------
      Total non-performing loans                     $4,493        $4,479       $3,963
                                                     ======        ======       ======

     Accumulated interest on non-accrual loans, as shown above, of approximately $190,000, $125,000, and $147,000, was not recognized in interest income during the years ended December 31, 1997, 1996, and 1995, respectively. Approximately $21,000, $28,000 and $5,000 of interest on non-accrual loans, as shown above, was collected and recognized as interest income during the years ended December 31, 1997, 1996, and 1995, respectively.

     The Company had impaired loans of $1,600,000 and $2,970,000 at December 31, 1997 and 1996, respectively. Included in this amount are impaired loans of $1,203,000 and $1,586,000, respectively, which had an allowance for loan losses of $170,000 and $367,000, respectively. Average impaired loans were $1,966,000 for 1997, $3,440,000 for 1996, and $2,823,000 for 1995. Interest income recognized on impaired loans was not significant for 1997, 1996, and 1995.

     Certain directors and executive officers of the Company were customers of and had other transactions with the Company in the ordinary course of business. Loans to these parties were made in the ordinary course of business at the Company's normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled less than 5% of total stockholders' equity at December 31, 1997 and 1996. (See also note 6.)

4. PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows at December 31:

(IN THOUSANDS)                                            1997       1996
----------------------------------------------------------------------------
Land                                                    $    549    $    549
Buildings and improvements                                 9,711       9,122
Furniture, fixtures and equipment                          6,830       5,772
Construction-in-progress                                      44         286
                                                        --------    --------
                                                          17,134      15,729
Less accumulated depreciation                             (7,129)     (6,056)
                                                        --------    --------
      Total premises and equipment, net                 $ 10,005    $  9,673
                                                        ========    ========

     In July 1996, the Company completed construction of its new Administrative and Operations Complex in Canajoharie, New York. The total cost of the complex was $4,300,000 which includes $213,000 of capitalized interest cost.


--------------------------------------------------------------------------------
36                                                           CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. DEPOSITS

     The components of interest-bearing deposits are as follows at December 31:


(IN THOUSANDS)                                            1997          1996
-------------------------------------------------------------------------------
NOW accounts                                            $ 65,519      $ 60,106
Savings accounts                                          97,604        98,440
Money market accounts                                     40,043        38,557
Time deposits of $100,000 or more                        114,371       110,145
Other time deposits                                      171,577       151,656
                                                        --------      --------
      Total                                             $489,114      $458,904
                                                        ========      ========


     The approximate amount of contractual maturities of time deposit accounts for the years subsequent to December 31, 1997 are as follows:

YEARS ENDED DECEMBER 31,                                          (IN THOUSANDS)
--------------------------------------------------------------------------------
1998                                                               $   214,134
1999                                                                    54,507
2000                                                                     8,558
2001                                                                     2,196
2002                                                                     2,505
THEREAFTER                                                               4,048
                                                                   -----------
                                                                   $   285,948
                                                                   ===========


--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                           37

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Securities sold under agreements to repurchase generally mature within one to three days from the transaction date, however, certain agreements are entered into for longer terms. Control of the securities is maintained by the Company during the term of the agreement. Information concerning securities sold under agreements to repurchase for each of the last three years ended December 31 is summarized below:


(DOLLARS IN THOUSANDS)                            1997      1996      1995
------------------------------------------------------------------------------
Balance at year-end                              $17,330    $13,854    $ 7,963
Average daily balance during the year             14,345     16,232     11,279
Maximum month-end balance during the year         17,330     18,008     15,271
Weighted-average interest rate at year-end          5.04%      4.75%      5.00%
Weighted-average interest rate during the year      4.84%      4.74%      5.20%
--------------------------------------------------------------------------------

     The Company has entered into repurchase agreements with entities which have certain executive officers who are significant stockholders and directors of the Company. These repurchase agreements are entered into in the ordinary course of business at market terms. These repurchase agreements resulted in approximately $14,037,000 and $12,341,000 being due to these entities at December 31, 1997 and 1996, respectively.

7. LONG-TERM BORROWINGS

     Long-term borrowings consist of a Federal Home Loan Bank (FHLB) borrowing of $2,241,000 and $2,564,000 at December 31, 1997 and 1996, respectively, which bears interest at 5.45% with monthly principal and interest payments due through 2003, and an Industrial Development Agency (IDA) note of $4,690,000 and $4,750,000 at December 31, 1997 and 1996, respectively, which bears interest at a variable commercial paper rate, with payments due through 2025. The weighted-average interest rate on the IDA note was 5.72% during 1997. The amount of principal payments coming due over the next five years starting in 1998 and ending in 2002 for long-term borrowings is $401,000, $425,000, $445,000,
$477,000 and $504,000, with $4,679,000 in principal payments due thereafter.

8. STOCKHOLDER'S EQUITY

     On February 27, 1998, the Board of Directors declared a two-for-one stock split, contingent upon stockholder approval of an amendment to the Certificate of Incorporation to change the par value of the Company's stock at the Annual Meeting to be held in May 1998. Due to the contingency associated with the stock split, the effects of the split will not be reflected in the consolidated financial statements or in any per share data until the stockholders approve the reduction in the par value of the Company's stock.

     On December 17, 1996, the Board of Directors declared a three-for-two stock split. The stock split was recorded as of December 31, 1996 by a transfer of $3,225,000 from additional paid-in capital to common stock, representing the $2.50 par value for each additional share issued. The number of shares issued at December 31, 1996, after giving effect to the split, was 3,870,596 (2,580,397 immediately prior to the split). All share and per share data has been restated to reflect the split.

     In September of 1996, the Company repurchased 99,960 shares of stock for a total of $2,799,000. These shares were retired at the request of the Board of Directors. The excess of the repurchase price of the shares over the original issue proceeds was charged to retained earnings in 1996.


-------------------------------------------------------------------------------
38                                                          CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. INCOME TAXES

     The following is a summary of the components of income tax expense for the years ended December 31:


(IN THOUSANDS)                                     1997      1996        1995
--------------------------------------------------------------------------------
Current tax expense:
   Federal                                       $ 2,085    $ 1,740    $ 2,410
   State                                             749        621        956
                                                 -------    -------    -------
                                                   2,834      2,361      3,366

   Deferred tax expense (benefit)                    401        377       (885)
                                                 -------    -------    -------
                                                 $ 3,235    $ 2,738    $ 2,481
                                                 =======    =======    =======

     Income tax expense differs from the amount of tax determined by applying the federal statutory income tax rate of 34% as a result of the following items:


(DOLLARS IN THOUSANDS)                              1997      1996       1995
-------------------------------------------------------------------------------
Pre-tax income at statutory rate                 $ 3,706    $ 3,364    $ 3,078
Tax exempt income on loans and securities         (1,019)      (945)      (918)
State income tax, net of federal tax benefit         554        410        631
Other, net                                            (6)       (91)      (310)
                                                 -------    -------    -------
                                                 $ 3,235    $ 2,738    $ 2,481
                                                 =======    =======    =======
Effective tax rate                                  29.7%      27.7%      27.4%


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are as follows:

(IN THOUSANDS)                                               1997       1996
--------------------------------------------------------------------------------
Deferred tax assets:
      Allowance for loan losses                            $ 3,251      $ 2,982
      Repossessed assets                                       187          165
      Deferred compensation                                  1,113          901
      Deferred loan fees                                       102          147
      Pension and postretirement benefits                      326          310
      Accrued liabilities                                      242          238
      Other                                                    174          119
                                                           -------      -------
        Gross deferred tax assets                            5,395        4,862
                                                           -------      -------
Deferred tax liabilities:
      Leases                                                (2,446)      (1,465)
      Depreciation on premises and equipment                  (245)        (216)
      Other                                                   (220)        (296)
                                                           -------      -------
        Gross deferred tax liabilities                      (2,911)      (1,977)
                                                           -------      -------
         Net deferred tax asset                            $ 2,484      $ 2,885
                                                           =======      =======

     In addition to the deferred tax assets and liabilities described above, the Company had a deferred tax liability of $159,000 at December 31, 1997 and a deferred tax asset of $658,000 at December 31, 1996, related to the net unrealized gain or loss on securities available for sale and the net unrealized loss on securities transferred from securities available for sale to investment securities held to maturity in 1994.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Based upon Management's consideration of the historical level of taxable income in the prior years, as well as the time period that the items giving rise to the deferred tax assets will turn around, no valuation reserve is considered necessary as of December 31, 1997 and 1996.

--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                           39

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10. STOCK OPTION PLAN

     During 1994, the Company established a Stock Option Plan (the Plan) which permits the issuance of options to selected employees. The Company has reserved 150,000 shares of common stock for issuance under the Plan. Stock options are nontransferable other than on death and are not exercisable prior to six months from the date of grant. The term of the options is ten years. A summary of the stock option activity follows:

                                                          WEIGHTED AVERAGE
                                                NO. OF        EXERCISE
                                                SHARES          PRICE
--------------------------------------------------------------------------
Outstanding at December 31, 1994                 52,950        $10.88
      Granted                                      --            --
      Exercised                                  (6,450)        10.88
                                                -------        ------
Outstanding at December 31, 1995                 46,500         10.88
      Granted                                    28,500         18.60
      Exercised                                 (12,750)        10.88
                                                -------        ------
Outstanding at December 31, 1996                 62,250         14.41
      Granted                                      --            --
      Exercised                                  (5,250)        10.88
                                                -------        ------
Outstanding at December 31, 1997                 57,000        $14.74
                        === ====                 ======        ======

     As of December 31, 1997, 1996, and 1995, all options outstanding were exercisable. The weighted average remaining contractual life of the options outstanding at December 31, 1997 was 7.2 years.

     All options have been granted at exercise prices equal to the fair value of the common stock at the grant date. Therefore, in accordance with the provisions of APB Opinion No. 25 related to fixed stock options, no compensation cost has been recognized in the consolidated financial statements with respect to options granted or exercised. Under the alternative fair-value-based method defined in SFAS No. 123, the fair value of all fixed stock options on the grant date would be recognized as compensation expense over the vesting period (in the Company's case, six months). The estimated weighted average fair value of options granted in 1996 was $3.41. The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996: dividend yield of 3.3%; expected volatility of 17.9%; risk free interest rate of 5.5%; and expected option life of 4.9 years. Pro forma disclosures for the Company for the years ending December 31, 1997 and 1996, assuming application of the fair value based method defined in SFAS No. 123 for options awarded in 1995 and later, are as follows:


(IN THOUSANDS, EXCEPT PER SHARE DATA)                   1997             1996
--------------------------------------------------------------------------------
Net income:
      As reported                                    $   7,666         $   7,157
      Pro forma                                          7,655             7,082
Basic earnings per share:
      As reported                                         1.99              1.81
      Pro forma                                           1.99              1.79
Diluted earnings per share:
      As reported                                         1.98              1.80
      Pro forma                                           1.97              1.78
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
40                                                           CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  EMPLOYEE BENEFIT PLANS


EMPLOYEE PENSION BENEFITS

     The Company has a noncontributory pension plan which covers substantially all full-time employees meeting certain eligibility requirements. The benefit formula is based upon a percentage of final average pay immediately prior to retirement. Plan benefits are funded through Company contributions at least equal to the amounts required by law.

     The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31:

(IN THOUSANDS)                                                       1997        1996
--------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
      Accumulated benefit obligation including vested benefits of
        $5,344 and $4,732 in 1997 and 1996, respectively            $(5,476)   $(4,889)
                                                                    -------    -------
      Projected benefit obligation                                   (7,510)    (6,867)
      Plan assets at fair value                                       8,906      7,916
                                                                    -------    -------
      Plan assets in excess of projected benefit obligation           1,396      1,049
      Unrecognized net gain                                          (1,237)      (740)
      Prior service cost not yet recognized in net periodic
        pension cost                                                    114        125
      Unrecognized portion of net asset at transition being
        recognized over 21 years                                       (845)      (932)
                                                                    -------    -------
      Pension liability included in other liabilities               $  (572)   $  (498)
                                                                    =======    =======

     The components of net pension expense are as follows for the years ended December 31:

(IN THOUSANDS)                                                  1997       1996       1995
--------------------------------------------------------------------------------------------
Service cost-benefits earned during the year                   $   380    $   460    $   301
Interest cost on projected benefit obligation                      477        470        415
Actual return on plan assets                                    (1,477)    (1,049)    (1,503)
Amortization of initial unrecognized net asset at transition       (87)       (87)       (87)
Amortization of unrecognized prior service cost                     11         11         11
Amortization of unrecognized actuarial gain                        (12)      --         --
Deferral of actual return on plan assets
      versus actuarial long-term assumptions                       782        419        979
                                                               -------    -------    -------
                                                               $    74    $   224    $   116
                                                               =======    =======    =======

     Plan assets are invested primarily in pooled investment funds. A weighted-average discount rate of 7.0% for 1997, 7.5% for 1996, and 7.5% for 1995, and a rate of increase in future compensation levels of 5.0% for 1997, 1996 and 1995 was used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on assets for 1997, 1996 and 1995 was 9.0%.

401(K) PLAN AND PROFIT SHARING PLAN

     The Company maintains a 401(k) plan which covers all employees who have met minimum eligibility requirements. As defined under the terms of the plan, participants may elect to defer a portion of their compensation through contributions to the plan. The Company makes matching contributions equal to 30% of the first 8% of the participant's contribution.

     The Company also maintains a profit sharing plan with awards based on certain pre-determined criteria set by the Board of Directors. The Company contributes 50% of each employee's profit sharing award to the 401(k) plan. Each employee may also elect to contribute any portion of the remaining 50% of the profit sharing award to the 401(k) plan. The expense related to these plans amounted to $724,000 in 1997, $729,000 in 1996, and $566,000 in 1995.


--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                           41

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


EMPLOYEE STOCK PURCHASE PLAN

     In conjunction with the Dividend Reinvestment Plan, the Company offers an Employee Stock Purchase Plan. Employees who work more than 1,000 hours per year and have completed one year of service are eligible to participate. Under the Plan, common stock of the Company is purchased at prevailing market prices and distributed to the employees.

SALARY CONTINUATION AGREEMENTS

     The Company also has salary continuation agreements with certain key officers. The Company had accrued $1,422,000 and $1,427,000 at December 31, 1997 and 1996, respectively, to reflect its liability under these agreements. The expense related to these agreements amounted to $100,000 in 1997, $83,000 in 1996, and $316,000 in 1995.

     In connection with these agreements, the Company has purchased whole-life insurance contracts on the related officers with the Company as beneficiary. The Company paid whole-life premiums of approximately $162,000 in 1997, $190,000 in 1996, and $159,000 in 1995. At December 31, 1997 and 1996, the cash surrender value of these policies was $893,000 and $713,000, respectively.

MANAGEMENT INCENTIVE PLAN

     The Company has an annual incentive plan for certain key officers. Awards under the plan are based on the Bank achieving certain pre-determined performance targets set by the Board of Directors. The expense related to this plan amounted to $216,000 in 1997, $299,000 in 1996, and $216,000 in 1995.

EMPLOYEE POSTRETIREMENT BENEFITS

     Effective June 1994, the Company ceased offering any postretirement benefits for those employees who had not yet retired and for those retirees who had not yet reached age 65. The remaining obligation of the Company to its retirees is not considered material to the consolidated financial statements.

12. COMMITMENTS AND CONTINGENT LIABILITIES

OFF-BALANCE SHEET FINANCING

     The Company is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit, unused lines of credit, letters of credit, and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized on the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement by the Company.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the commitment to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

     Unless otherwise noted, the Company does not require collateral or other security to support off-balance-sheet financial instruments with credit risk.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Company upon the extension of credit is based on Management's credit evaluation of the customer. Mortgage and construction loan commitments are secured by a first or second lien on real estate. Collateral on extensions of credit for commercial loans varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial property.

     Letters of credit and standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support borrowing arrangements. The credit risk involved in issuing letters of credit and standby letters of credit is essentially the same as that involved in extending loan facilities to customers.

--------------------------------------------------------------------------------
42                                                           CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Contract amounts of financial instruments that represent credit risk as of December 31, 1997 are as follows:

                                                                  (IN THOUSANDS)
--------------------------------------------------------------------------------
Commitments to extend credit and unused lines of credit             $26,972
Letters of credit and standby letters of credit                       1,475
                                                                    -------
                                                                    $28,447
                                                                    =======

     The Company does not engage in investments in futures contracts, forwards (excluding forward sale commitments on residential mortgage loans), swaps, option contracts or other derivative investments with similar characteristics.

     The Company generally enters into rate lock agreements at the time that residential mortgage loan applications are taken. These rate lock agreements fix the interest rate at which the loan, if ultimately made, will be originated. Such agreements may exist with borrowers with whom commitments to extend loans have been made, as well as with individuals who have not yet received a commitment. The Company generally makes its determination of whether or not to identify a loan as held for sale at the time rate lock agreements are entered into. Accordingly, the Company is exposed to interest rate risk to the extent that a rate lock agreement is associated with a loan application or a loan commitment which is intended to be held for sale, as well as with respect to loans held for sale. In order to reduce the interest rate risk associated with residential mortgage loans held for sale, as well as outstanding loan commitments and uncommitted loan applications with rate lock agreements which are intended to be held for sale, the Company enters into agreements to sell loans in the secondary market to unrelated investors on a loan by loan basis.

LEASE COMMITMENTS

     The Company leases certain branch facilities and office space under noncancelable operating leases. A summary of the future minimum commitments required under noncancelable operating leases as of December 31, 1997 are as follows:

YEARS ENDING DECEMBER 31,                                        (IN THOUSANDS)
--------------------------------------------------------------------------------
1998                                                                $   293
1999                                                                    301
2000                                                                    301
2001                                                                    297
2002                                                                    265
THEREAFTER                                                            4,327
                                                                    -------
                                                                    $ 5,784
                                                                    =======

SERVICED LOANS

     The total amount of loans serviced by the Company for unrelated third parties was approximately $13.0 million and $9.9 million at December 31, 1997 and 1996, respectively.

RESERVE REQUIREMENT

     The Bank is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank of New York. The amount of this reserve requirement, included in cash and due from banks, was approximately $1,274,000 at December 31, 1997.

DIVIDEND RESTRICTIONS

     The approval of banking regulatory authorities is required before dividends paid by the Bank to the Parent Company during the year can exceed certain prescribed limits. Undivided profits at the Bank of approximately $17,210,000 are free of limitations at December 31, 1997.

LEGAL PROCEEDINGS

     The Company is, from time to time, a defendant in legal proceedings relating to the conduct of its business. In the best judgment of Management, the consolidated financial position of the Company will not be affected materially by the outcome of any pending legal proceedings.


--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                          43

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13. REGULATORY MATTERS

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on an institution's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banking institutions must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by the regulations to ensure capital adequacy require banking institutions to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of December 31, 1997 and 1996, the Company and the Bank met all capital adequacy requirements to which they were subject.

     As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a banking institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that Management believes have changed the Bank's category. Actual capital amounts and ratios as of December 31 are presented in the table below.

                                                                                             MINIMUM       MINIMUM RATIOS
                                                                                            RATIOS FOR        TO BE WELL
                                                             1997              1996          CAPITAL      CAPITALIZED UNDER
                                                           ACTUAL            ACTUAL          ADEQUACY     PROMPT CORRECTIVE
(DOLLARS IN THOUSANDS)                                  AMOUNT   RATIO    AMOUNT   RATIO     PURPOSES     ACTION PROVISIONS
-----------------------------------------------------------------------------------------------------------------------------
Tier 1 Capital (to Total Adjusted Average Assets):
      Central National Bank, Canajoharie              $ 52,212    8.2%   $ 46,750   7.9%        4.0%            5.0%
      CNB Financial Corp. (consolidated)                54,175    8.4%     49,667   8.3%        4.0%

Tier 1 Capital (to Risk-Weighted Assets):
      Central National Bank, Canajoharie                52,212   11.7%     46,750  11.7%        4.0%            6.0%
      CNB Financial Corp. (consolidated)                54,175   12.0%     49,667  12.2%        4.0%

Total Capital (to Risk-Weighted Assets):
      Central National Bank, Canajoharie                57,809   13.0%     51,780  13.0%        8.0%           10.0%
      CNB Financial Corp. (consolidated)                59,850   13.3%     54,793  13.5%        8.0%
-----------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
44                                                           CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14. EARNNINGS PER SHARE

     The following table provides the calculation of basic and diluted EPS for the years ended December 31:

                                                            1997

                                                           WEIGHTED
                                                            AVERAGE    PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)            INCOME     SHARES      AMOUNT
--------------------------------------------------------------------------------
Basic EPS:
      Net income available
        to common stockholders                    $7,666     3,856       $1.99
                                                                         =====
Effect of Dilutive Securities:
      Stock options                                 --          22
                                                  ------     -----
Diluted EPS                                       $7,666     3,878       $1.98
                                                  ======     =====       =====


                                                            1996

                                                           WEIGHTED
                                                            AVERAGE    PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)            INCOME     SHARES      AMOUNT
--------------------------------------------------------------------------------
Basic EPS:
      Net income available
        to common stockholders                    $7,157     3,965       $1.81
                                                                         =====
Effect of Dilutive Securities:
      Stock options                                 --          17
                                                  ------     -----
Diluted EPS                                       $7,157     3,982       $1.80
                                                  ======     =====       =====


                                                            1995

                                                           WEIGHTED
                                                            AVERAGE    PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)            INCOME     SHARES      AMOUNT
--------------------------------------------------------------------------------
Basic EPS:
      Net income available
        to common stockholders                    $6,572     4,031       $1.63
                                                                         =====
Effect of Dilutive Securities:
      Stock options                                 --          12
                                                  ------     -----
Diluted EPS                                       $6,572     4,043       $1.63
                                                  ======     =====       =====

     Options to purchase 24,750 shares of common stock at $18.75 per share were outstanding during the second half of 1996, but were not included in the computation of diluted EPS for the year ended December 31, 1996 because the options' exercise price was greater than the average market price of the common stock during the second half of 1996. All of these options were still outstanding at December 31, 1997.


--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                           45

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


15. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

CASH AND CASH EQUIVALENTS AND ACCRUED INTEREST RECEIVABLE AND PAYABLE

     For these short-term instruments, the carrying value approximates fair value.

SECURITIES

     Fair values for securities (including trading securities, securities available for sale, and investment securities held to maturity) are based on quoted market prices or dealer quotes, when available. When quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS

     The fair value of loans is determined by utilizing a discounted cash flow model which considers scheduled maturities, repricing characteristics, prepayment assumptions and interest cash flows.

DEPOSITS

     The fair value of fixed maturity deposits is determined by utilizing a discounted cash flow model which considers scheduled maturities, repricing characteristics and interest cash flows. NOW accounts, noninterest-bearing accounts, savings accounts and money market accounts are payable on demand, thus the carrying value approximates fair value. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities as compared to the cost of borrowing funds in the market.

BORROWINGS

     The fair value of borrowings has been estimated using discounted cash flow analyses that apply interest rates currently being offered for borrowings with similar terms.

COMMITMENTS

     Fees charged for commitments to extend credit are not significant and are offset by associated credit risk with respect to certain amounts expected to be funded. Accordingly, the fair value of these financial instruments is immaterial.

     The estimated fair values of the Company's financial instruments at December 31 are as follows:

                                                              1997                             1996

                                                    CARRYING       ESTIMATED FAIR     CARRYING     ESTIMATED FAIR
(IN THOUSANDS)                                       AMOUNT            VALUE           AMOUNT           VALUE
-----------------------------------------------------------------------------------------------------------------
Financial assets:
      Cash and cash equivalents                     $ 19,498          $ 19,498        $ 16,236        $ 16,236
      Trading securities                               1,119             1,119            --
      Securities available for sale                  144,077           144,077         130,973         130,973
      Investment securities held to maturity         110,324           115,719         104,770         108,380
      Net loans receivable(1)                        338,332           337,292         312,876         310,633
      Accrued interest receivable                      5,325             5,325           4,914           4,914

Financial liabilities:
      Noninterest-bearing deposits                  $ 49,358          $ 49,358        $ 50,313        $ 50,313
      Interest-bearing deposits                      489,114           491,013         458,904         457,057
      Short-term borrowings                           28,233            28,233          14,510          14,510
      Long-term borrowings                             6,931             6,589           7,314           6,630
      Accrued interest payable                         2,443             2,443           2,258           2,258
-----------------------------------------------------------------------------------------------------------------

(1) Lease receivables, although excluded from the scope of SFAS No. 107, are included in the estimated fair value at their carrying amounts.

     Note: Trading securities represent the only trading financial instruments; all other financial instruments are considered to be held for purposes other than trading.

--------------------------------------------------------------------------------
46                                                           CNB FINANCIAL CORP.

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The reported fair values of financial instruments are based on a variety of factors. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of year end or that will be realized in the future. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimate of fair value under SFAS No. 107.

16. PARENT COMPANY FINANCIAL STATEMENTS

     The following presents the condensed balance sheets of the Parent Company at December 31 and its condensed statements of income and cash flows for the years ended December 31:


CONDENSED BALANCE SHEETS
(IN THOUSANDS)                                              1997          1996
--------------------------------------------------------------------------------
Assets:
      Cash and cash equivalents                            $   765       $ 1,179
      Securities available for sale                          1,153         1,717
      Premises and equipment, net                            4,899         4,949
      Investment in subsidiaries                            52,719        45,564
      Other assets                                              18            22
                                                           -------       -------
                                                           $59,554       $53,431
                                                           =======       =======
Liabilities and stockholders' equity:
      Long-term borrowings                                   4,690         4,750
      Other liabilities                                        258           290
      Stockholders' equity                                  54,606        48,391
                                                           -------       -------
                                                           $59,554       $53,431
                                                           =======       =======


CONDENSED STATEMENTS OF INCOME
(IN THOUSANDS)                                        1997     1996       1995
--------------------------------------------------------------------------------
Income:
      Dividends from bank subsidiary                  $2,289   $ 2,089    $1,930
      Interest income                                    120       253       357
      Net gain (loss) on securities transactions         182        (3)     --
      Other income                                       597       364        42
                                                      ------   -------    ------
        Total income                                   3,188     2,703     2,329
                                                      ======   =======    ======
Expenses:
      Interest                                           269       113      --
      Other                                              568       462       206
                                                      ------   -------    ------
        Total expenses                                   837       575       206
                                                      ======   =======    ======
Income before equity in undistributed earnings of
      subsidiaries                                     2,351     2,128     2,123
Equity in undistributed earnings of subsidiaries       5,315     5,029     4,449
                                                      ------   -------    ------
        Net income                                    $7,666   $ 7,157    $6,572
                                                      ======   =======    ======


--------------------------------------------------------------------------------
CNB FINANCIAL CORP.                                                           47

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CONDENSED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)                                                                             1997             1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
      Net income                                                                          $ 7,666          $ 7,157          $ 6,572
      Adjustments to reconcile net income to net cash
        provided by operating activities:
         Equity in undistributed earnings of subsidiaries                                  (5,315)          (5,029)          (4,449)
         Depreciation and amortization                                                        251              131               20
         Net (gain) loss on securities transactions                                          (182)               3             --
         Net change in other assets and other liabilities                                      (8)              73              257
                                                                                          -------          -------          -------
           Net cash provided by operating activities                                        2,412            2,335            2,400
                                                                                          -------          -------          -------
Cash flows from investing activities:
        Purchases of securities available for sale                                           (625)          (3,897)          (6,048)
        Proceeds from sales of securities available for sale                                1,299            4,262             --
        Maturities of securities available for sale                                          --              2,538            5,500
        Capital expenditures                                                                 (197)          (3,195)          (1,885)
        Investment in non-bank subsidiary                                                    (125)            (100)            --
                                                                                          -------          -------          -------
         Net cash provided by (used in) investing activities                                  352             (392)          (2,433)
                                                                                          -------          -------          -------
Cash flows from financing activities:
        Proceeds from long-term borrowings                                                   --              1,000            3,750
        Payments on long-term borrowings                                                      (60)            --               --
        Dividends paid                                                                     (2,272)          (2,080)          (1,921)
        Proceeds from issuance of shares for options and
         Dividend Reinvestment Plan                                                           586              593              126
        Purchase of treasury stock                                                         (1,432)          (3,099)            (175)
                                                                                          -------          -------          -------
         Net cash (used in) provided by financing activities                               (3,178)          (3,586)           1,780
                                                                                          -------          -------          -------

Net (decrease) increase in cash and cash equivalents                                         (414)          (1,643)           1,747
Cash and cash equivalents at beginning of year                                              1,179            2,822            1,075
                                                                                          -------          -------          -------
Cash and cash equivalents at end of year                                                  $   765          $ 1,179          $ 2,822
                                                                                          =======          =======          =======

-----------------------------------------------------------------------------------------------------------------------------------

     These condensed financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto.



--------------------------------------------------------------------------------
48                                                           CNB FINANCIAL CORP.

--------------------------------------------------------------------------------


                                    [PHOTO]
                               BOARD OF DIRECTORS

                                   FROM LEFT:
   DAVID J. NOLAN, VANNESS D. ROBINSON, C. WENDELL SMITH, JOHN P. WOODS, JR.,
            DONALD L. BRASS, JOSEPH A. SANTANGELO, ALLEN H. SAMUELS
                              AND J. CARL BARBIC.


SHAREHOLDER INFORMATION

TRANSFER AGENT

     Please direct questions about lost certificates, change of address, and consolidation of accounts to CNB's transfer agent and registrar:

     Central National Bank, Canajoharie
     (Attn. Holly Craver)
     24 Church Street
     Canajoharie, New York 13317

INDEPENDENT ACCOUNTANTS

     KPMG Peat Marwick LLP
     515 Broadway
     Albany, New York 12207
     Tel: 518-427-4600

FORM 10-K AND OTHER INFORMATION

     Furnished to shareholders upon request.
     Please call or write:

     CNB Financial Corporation
     24 Church Street
     Canajoharie, NY 13317
     Tel: 518-673-3243
     Fax: 518-673-3433

COMMON STOCK DATA

     CNB Financial Corp. trades on the
     NASDAQ National Market System
     (Symbol CNBF).


CORPORATE OFFICERS
                                    [PHOTO]
                                DONALD L. BRASS
                     President and Chief Executive Officer

                                    [PHOTO]
                                 PETER J. CORSO
              Executive Vice President and Chief Financial Officer

                                     [PHOTO]
                                RICHMOND J. HULSE
                             Senior Vice President,
                        Investment Management and Trust


                                   VISIT US ON
                                THE INTERNET AT:
                            http://www.canajocnb.com

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                    BRANCHES
--------------------------------------------------------------------------------

     Amsterdam                                Gloversville
          Amsterdam Super Kmart                  198 2nd Avenue Extension
          4930 State Highway 30                  Gloversville, NY 12078
          Amsterdam, NY 12010                    (518) 725-9311
          (518) 843-5253
                                              Johnstown
          106 Hannaford Plaza                    210 N. Comrie Avenue
          Amsterdam, NY 12010                    Johnstown, NY 12095
          (518) 842-2123                         (518) 736-2200

       Canajoharie                            Middleburgh
          24 Church Street                       165 Main Street
          Canajoharie, NY 13317                  Middleburgh, NY 12122
          (518) 673-3243                         (518) 827-4111

       Cherry Valley                          Middleville
          16 Main Street                         Newport Street
          Cherry Valley, NY 13320                Middleville, NY 13406
          (607) 264-8411                         (315) 891-7502

       Cobleskill                             Palatine Bridge
          112-114 E. Main Street                 Dutchtown Plaza
          Cobleskill, NY 12043                   Palatine Bridge, NY 13317
          (518) 234-4331                         (518) 673-3201

       Cooperstown                            Richfield Springs
          One Commons Drive                      34-38 Main Street
          Route 28 S                             Richfield Springs, NY 13439
          Cooperstown, NY 13326                  (315) 858-2800
          (607) 547-8301
                                              Rotterdam
       Duanesburg                                Rotterdam Wal-Mart
          Route 20                               Altamont Avenue & Crane Street
          Duanesburg, NY 12056                   Schenectady, NY 12303
          (518) 895-2364                         (518) 356-7140

      Edmeston                                St. Johnsville
          1 West Street                          16 W. Main Street
          Edmeston, NY 13335                     St. Johnsville, NY 13452
          (607) 965-8636                         (518) 568-7612

      Fonda                                   Schoharie
          41 W. Main Street                      339-341 Main Street
          Fonda, NY 12068                        Schoharie, NY 12157
          (518) 853-4621                         (518) 295-7788

      Fort Plain                               Sharon Springs
          41 Canal Street                        Springs Corners
          Fort Plain, NY 13339                   Route 10 & 20
          (518) 993-2393                         Sharon Springs, NY 13459
                                                 (518) 284-2231



--------------------------------------------------------------------------------
                              CNB FINANCIAL CORP.
                                24 CHURCH STREET
                          CANAJOHARIE, NEW YORK 13317
--------------------------------------------------------------------------------