Form 10-K, Exhibit 13
period 1998-12-31
CNB FINANCIAL CORP /NY/
filed 1999-03-31
CIK 883756

CNB
                                FINANCIAL CORP.




                                    [GRAPHIC]


                                     PRIMED
                                     FOR
                                     GROWTH




                                  ANNUAL REPORT

--------------------------------------------------------------------------------

                                   [BAR CHART]

                                  TOTAL ASSETS
                                  (IN MILLIONS)

                              1994            $484.5
                              1995            $564.8
                              1996            $586.8
                              1997            $634.4
                              1998            $711.1

                            -----------------------

                                   [BAR CHART]

                                  STOCKHOLDERS
                                     EQUITY

                              1994            $ 39.9
                              1995            $ 47.4
                              1996            $ 48.4
                              1997            $ 54.6
                              1998            $ 55.6

                            -----------------------

                                   [BAR CHART]

                                    DIVIDENDS
                               (DOLLARS PER SHARE)

                              1994            $0.22
                              1995            $0.24
                              1996            $0.27
                              1997            $0.30
                              1998            $0.33

                            -----------------------




                     CONTENTS:

                     To Our Shareholders................. 2

                     Year in Review...................... 3

                     Financial Review.................... 6

                     Management's Discussion
                     and Analysis........................ 7

                     Consolidated
                     Financial Statements................ 24

                     Notes to Consolidated
                     Financial Statements................ 29

                     Corporate Directory................. 59



                     INSIDE BACK COVER
                     Shareholder Information

--------------------------------------------------------------------------------

Profile

          Headquartered in Canajoharie, New York, CNB Financial Corp. is the holding company for Central National Bank, Canajoharie, and Central Asset Management, Inc. CNB Financial Corp. was formed in January 1993 and is listed on the NASDAQ under the symbol CNBF. Central National Bank, established in 1855, provides a broad range of deposit and loan products to area consumers, businesses and government entities. The Bank operates 20 full-service branch offices and one financial service center throughout six counties in Eastern and Central New York. Central Asset Management (CAM) began providing investment advisory services in 1996. CAM offers a skilled staff, expert at building solid customer profiles.

Mission Statement

          It is the mission of CNB Financial Corp. to operate in the best interest of its shareholders and subsidiaries under the broad policy guidelines established by the Board of Directors. We will continue our tradition of strength and independence while optimizing total shareholder return, providing capital access and coordinating management expertise among our subsidiaries. By concentrating on service businesses, we plan to opportunistically but prudently add subsidiaries while regularly evaluating our ability to expand the services offered as changes in regulation allow.

To Our Shareholders . . .

          New directions and many new opportunities...1998 was anything but status quo for CNB Financial Corp. The Bank (CNB) embraced a significant level of change in order to provide the highest standard of financial service possible to our growing client base. Our institution has a broader vision, including the adoption of innovative technology to better serve customers. Rest assured that, in this transformation, we've always kept our focus on the personal touch that is a CNB tradition. The seeds of the Bank's forward looking transition were planted in 1997 when an in-depth analysis was completed by an outside research firm to identify the unique opportunities available to us. As 1998 began, our initial plans were made to develop and implement our profit enhancement program. Though this entailed significant resources, much of our changeover was completed by year-end and we were pleased to report a fourth quarter that was the best single period in the history of CNBF. Consolidated fourth quarter earnings totaled $2,253,000, an increase of 21.5% from $1,854,000 reported for the same period in 1997. Basic and diluted earnings per share amounted to $0.30 for the quarter, compared with $0.24 per share in the same quarter of 1997.

          Net income for the full year amounted to $7,681,000, up slightly from the $7,666,000 posted in 1997. Basic earnings per share totaled $1.01 per share compared to $0.99 in 1997, while diluted earnings of $1.00 per share also increased from a level of $0.99 in 1997. Total assets increased by 12% to $711,088,000. Net loans grew to $372,569,000, up 10% over the previous year. Deposit levels also rose by a strong 17% to $628,142,000. Total stockholders' equity reached $55,566,000 for 1998.

          We are very proud to again have been included in the annual Times Union list of top ten business performers. CNBF was rated eighth in overall performance among local publicly owned companies, and was one of only three firms to have been on the Superstar Top 10 list for three consecutive years. Our well planned reorganization positioned CNB for future growth while resulting in a one-time anticipated expense. This expense is reflected in the operating performance for the year. Return on average assets was 1.11% and the return on average equity was 13.83% for 1998, compared to 1.25% and 14.99% respectively in 1997. This was fully consistent with our long-term positioning strategy. Despite an overall downward trend among the stock prices of most of our industry peers, CNBF was able to reward its loyal shareholders with a two-for-one stock split in June and a dividend increase of 12%, or 3.5 cents per share. CNBF's stock price rose 37% during 1998.

          Throughout the course of the year, we sought to improve overall efficiencies and bottom-line results to effectively compete, while maintaining the "small town" personal appeal of a well established community bank.

          Organizational changes included a redefining of the roles of our key employees. We also initiated a new sales program aimed at building relationships and featuring the Bank's talented personnel more prominently as trusted advisors to our clients, rather than solely as transactional bankers.

          A major accomplishment in 1998 was the opening of our Financial Service Center in Niskayuna. The Bank also introduced a new check imaging program, completed a full systems conversion, and established a comprehensive call center.

          Further growth is planned for 1999. A downtown Saratoga loan office is scheduled to open in March. Plans are also underway to strategically place new full-service branch locations in Oneida, Otsego and Southern Saratoga Counties.

          New revenue opportunities include the rollout of a new slate of products targeted for small businesses. An emphasis on assisting this market segment began in 1998 with our sponsorship of the Fulton Montgomery Community College Small Business Assistance Center.

          Two additional employee-based initiatives are also planned for 1999: a company-wide revenue enhancement and expense control process, requiring individual review and assessment of operations by each employee; and a quality assurance system intended to help CNB provide the very best value-added service in the business.

          With regard to year 2000 computer issues, CNB plans to complete testing and to have all system changes implemented by June 30, 1999, as required by federal bank regulators. We will have alternative methods of doing business in place should the need arise.

          We are extremely pleased with the results of this past year, which was made possible by the efforts of our talented staff and the support of our dedicated shareholders. CNBF is certainly "primed for growth," as we look forward to 1999 with great expectations and a renewed spirit of excellence.

Donald L. Brass
President

Investing in the Future

          Being "primed for growth" means standing not just ready but willing and fully able to meet the challenges of a rapidly changing financial landscape. Following a year-long operational review, Central National Bank has the understanding, motivation, strategies and newly instituted capabilities to offer a platform for even greater things to come in 1999 and beyond.

Positioned for Greater Results

          With the ongoing assistance of an outside research firm, CNB completed a comprehensive study last year to identify critical needs throughout the Bank. All areas were analyzed and targeted action was recommended and implemented on a priority basis. Key concerns included lending, technology, sales culture, the organizational structure of branches and support functions. The results were far-reaching yet friendly to CNB's valued, long-time customers.

          Based on sales markets, branches were grouped into three distinct regional networks (East, Central and West) designed to improve productivity and efficiency of operations. Qualified sales and lending personnel were strategically placed in each market to provide more authority and immediately available expertise to each individual branch. This decentralizing strategy effectively offers more decision-making power at the local level. The new structure also allows CNB to make the most of its unique status as a community bank combining personalized service with pacesetting capabilities, including a wide array of the most modern and effective technological advancements.

          Further reinforcing the theme of increased local emphasis is an improved focus on service to small businesses. Small to medium size companies are receiving more attention as the commercial lending program continues to develop under the leadership of a specialized product manager.

          Plans for 1999 include the initiation of the detailed One Touch quality assurance system and the employee-based "Worksmart" process designed to improve revenue and expense control.


Selling Ourselves

          With the institution of a major, company-wide, client-focused sales and service culture, every CNB employee, regardless of position, is now thoroughly trained in "relationship selling." This concept is an overall personal service mindset that improves performance even in functions where there is no direct customer contact.

          After completing the highly effective sales program, CNB's top managers have now become CNB's lead trainers, putting the rest of the Bank through the paces necessary to boost business in every realm. In addition to individual reviews, all personnel are now further motivated by sales rallies, sales and service awards and a new pay-for-performance plan. The Bank also has plans for a business development call school in 1999.

          CNB has provided its sales force the time and technology needed to reach more prospects. Through greater pre-call planning and the delegation of many administrative functions in 1998, sales people are always in the market place. With laptop computers and new network access to comprehensive customer data, they can make the most of their time in the field.

          CNB customers now have greater access to the Bank with the addition of a new "all-in-one" call center in 1998. A team of highly knowledgeable telephone representatives are now available to provide fast, friendly and reliable service. For 24-hour account information, there is a comprehensive automated system.

Crossing New Horizons

          In many of our market's smaller communities, CNB may be the only bank in town, but that hasn't limited the appetite for significant expansion opportunities where and when appropriate. The Bank has identified several options for growth potential, including development of new branches and new markets as well as strategic acquisitions of other financial institutions, financial related service companies or individual branch offices.

          Coming on the heels of our successful Gloversville branch launch in 1997 and our Financial Service Center in Niskayuna in 1998, CNB continues to pursue other locations in 1999.

          The Financial Service Center in Niskayuna is more than a loan production office. The Niskayuna facility offers a unique blend of varied mortgage, agriculture and commercial lending services, as well as other financial products. Increased development and expansion of commercial lending within the Capital District is a prime consideration.

Reaching New Heights

          In its first full year of operation, the Bank's Gloversville branch posted deposit and loan totals nearly double that of projected annual figures. The new office also broadened our geographical reach, paving the way for more "North Country" openings in the future.

          Auto leasing continued to be a major contributor for CNB, with year-end totals topping $40 million (an 82% jump from strong 1997 figures). Adding to the program's profitability are delinquency levels well below national averages. Possibly the only community bank to offer auto leasing, CNB believes the success of the lease program is directly tied to our customer-friendly, hometown approach.

          CNB posted new record high mortgage figures in 1998, with both the number and dollar amount of loan production up more than 100% over last year's levels. This extraordinary growth has been attributed to new technology, including a loan origination software package, more originators in the field and expanded product offerings.

          Central Asset Management, Inc. (CAM), CNB's investment advisory subsidiary, reported continued strong client and asset growth, with fees up about 20% over the past year. A skilled staff, expert at building solid customer portfolios, has contributed to CAM's expanding market share.

Technology Update

          CNB continued to enact technological improvements in 1998 in order to provide optimum productivity throughout its operations. A new wide area network between the Bank's headquarters and all of its branches was further enhanced by the installation of an upgraded electronic mail system allowing the efficient transfer of major documents.

          Last year, every CNB branch was equipped with the popular Easy Teller(TM) automated teller systems first introduced at the Bank in 1997. CNB has also completed a comprehensive conversion of its core operating system to the popular Horizon program, ultimately adding several new capabilities.

          "The Better Checking System" instituted last year has substantially simplified record keeping for both the Bank and its customers, providing fully sorted and easy-to-store digital printouts of all checks. This new digital check imaging system offers even greater flexibility and ease of use for customers by having this documentation available in the form of CD-ROMs.

          Preparations to address the year 2000 computer issue are coming together. CNB's Y2K committee, in place since May 1997, is working toward the Bank's readiness. Implementation of system changes and comprehensive testing is scheduled for completion by June 30, 1999.

Helping Hands

          As usual, CNB continues to serve as an active member of each community in which it does business. More than just a bank, CNB strives to be a good neighbor to all those nearby in need. For example, the Bank, its employees and its customers combined to donate nearly $4,000 to local relief efforts following the legendary ice storm of 1998. Our contributions helped to defray the costs of providing food and shelter to affected citizens and volunteer helpers.

          CNB employees also contribute to various community causes through the Bank's "Dress Down Days." Participating workers offer donations to local charities in exchange for the monthly opportunity to wear more casual clothing on the job. From progressive technology and techniques to a uniquely personal touch, CNBF now, more than ever, is "primed for growth."

          Allen H. Samuels has provided exemplary service on the Bank's board of directors for nearly four decades. A native of Fort Plain, Allen is a highly respected attorney at law who practiced in his hometown from 1949 to 1996. He also had a law office in Utica for 25 years. Active as a CNB director since 1961, Allen will retire from our board in May of 1999.

CNB FINANCIAL CORP.
FINANCIAL REVIEW
(in thousands, except per share and ratio data)

        AS OF OR FOR THE YEAR ENDED DECEMBER 31,               1998      1997      1996      1995      1994

               Interest and dividend income                 $52,542   $48,635   $46,885   $43,615   $35,709
               Interest expense                              26,158    22,722    21,754    20,088    13,540
               Net interest income                           26,384    25,913    25,131    23,527    22,169
               Provision for loan losses                        773       275       635       965     1,600
               Net interest income after provision
                for loan losses                              25,611    25,638    24,496    22,562    20,569
               Other income                                   4,530     3,774     3,178     2,745     1,673
               Other expenses                                19,854    18,511    17,779    16,254    14,723
               Income before income tax expense              10,287    10,901     9,895     9,053     7,519
               Income tax expense                             2,606     3,235     2,738     2,481     2,230
               Net income                                     7,681     7,666     7,157     6,572     5,289

        PER SHARE DATA(1):

               Basic earnings per share                       $1.01     $0.99     $0.90     $0.82     $0.70
               Diluted earnings per share                      1.00      0.99      0.90      0.81      0.69
               Cash dividends                                  0.33      0.30      0.27      0.24      0.22
               Book value                                      7.34      7.12      6.25      5.92      4.99

        PERIOD END BALANCE SHEET SUMMARY:

               Total assets                                $711,088  $634,389  $586,075  $564,792  $484,497
               Securities (2)                               300,107   255,520   235,743   215,450   173,838
               Total loans                                  380,953   346,710   321,243   316,617   291,826
               Allowance for loan losses                      8,384     8,378     8,367     8,463     8,292
               Deposits                                     628,142   538,472   509,217   496,311   416,964
               Stockholders' equity                          55,566    54,606    48,391    47,433    39,898

        SELECTED FINANCIAL RATIOS:

               Return on average equity                      13.83%    14.99%    14.97%    15.19%    13.69%
               Return on average assets                       1.11%     1.25%     1.22%     1.25%     1.12%
               Dividends paid to net income                  32.76%    29.64%    29.06%    29.23%    31.86%
               Loans to deposits                             60.65%    64.39%    63.09%    63.79%    69.99%
               Non-performing loans to total loans            1.38%     1.30%     1.39%     1.25%     1.11%
               Net charge-offs to average loans               0.21%     0.08%     0.23%     0.26%     0.39%
               Allowance for loan losses to
                total loans                                   2.20%     2.42%     2.60%     2.67%     2.84%
               Average stockholders' equity to
                average total assets                          8.00%     8.31%     8.15%     8.20%     8.18%



(1) Per share amounts have been restated to reflect the June 1998 two-for-one stock split and the December 1996 three-for-two stock split.

(2) Includes securities available for sale, investment securities held to maturity and trading securities, if any.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (in thousands except per share data and ratios)

The purpose of this discussion and analysis is to focus on significant changes in the financial condition and results of operations of the Company. The discussion and analysis is intended to supplement and highlight information contained in the accompanying consolidated financial statements and the selected financial data presented elsewhere in this report.

When used in this filing or future filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", "believe", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, certain disclosures and information customarily provided by financial institutions, such as an analysis of the adequacy of the allowance for loan losses or an analysis of the interest rate sensitivity of the Company's assets and liabilities, are inherently based upon predictions of future events and circumstances. Furthermore, from time to time, the Company may publish other forward-looking statements relating to such matters as anticipated financial performance, business prospects, and similar matters.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. Some of the risks and uncertainties that may affect the operations, performance, development and results of the Company's business, the interest rate sensitivity of its assets and liabilities, and the adequacy of its allowance for loan losses, include but are not limited to the following:

a. Deterioration in local, regional, national or global economic conditions which could result, among other things, in an increase in loan delinquencies, a decrease in property values, or a change in the housing turnover rate;

b. Changes in market interest rates or changes in the speed at which market interest rates change;

c.   Changes in laws and regulations affecting the financial service industry;

d.   Changes in competition;

e.   Changes in consumer preferences; and

f. The effect of certain customers and vendors of critical systems or services failing to adequately address issues relating to becoming Year 2000 compliant.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including those described above, could affect the Company's financial performance and could cause the Company's actual results or circumstances for future periods to differ materially from those anticipated or projected. The Company does not undertake, and specifically disclaims any obligations, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

SUMMARY

Net income for 1998 was $7,681, a $15 increase over the previous year's net income of $7,666. Net income for 1997 was 7% higher than the 1996 net income of $7,157. The $15 increase in net income in 1998 when compared to 1997 resulted mainly from the following:

     A declining net interest margin (4.32% in 1998 compared to 4.71% in 1997), as net interest income increased $471 in 1998, a 2% increase when compared to 1997 while total assets increased 12% in 1998 when compared to 1997;

     An increase in the provision for loan losses of $498 in 1998 when compared to 1997;

     An increase in other income of $756 in 1998, a 20% increase when compared to 1997;

     An increase in other expense of $1,343 in 1998, a 7% increase when compared to 1997;

     A decrease in income tax expense of $629 in 1998, a 19% decrease when compared to 1997.

Diluted earnings per share, after restatement for the two-for-one stock split approved at the May 1998 Annual Meeting was $1.00 per share for 1998, a 1% increase over the $0.99 earned in 1997.

Total assets at December 31, 1998 grew to $711,088, a 12% increase from the 1997 year-end total of $634,389. Net loans receivable increased to $372,569, a 10% increase from the 1997 year-end total of $338,332. The available-for-sale portion of the securities portfolio grew to $186,651, a 30% increase from the 1997 year-end total of $144,077. At December 31, 1998 there was a net unrealized loss of $1,853 in the available-for-sale portfolio compared to a net unrealized gain of $720 in 1997. The held-to-maturity portion of the securities portfolio increased $3,132 (3%) from $110,324 at December 31, 1997 to $113,456 at December 31, 1998. There were no transfers between the two portfolios in 1998.

The growth in total assets in 1998 was funded primarily through a $89,670 (17%) increase in deposits offset by a decrease in short-term borrowings of $15,582 (55%). Non-interest bearing deposits increased $16,981 (34%) from $49,358 at December 31, 1997 to $66,339 at December 31, 1998. Interest bearing deposits increased $72,689 (15%) from $489,114 at December 31, 1997 to $561,803 at
December 31, 1998.

Stockholders' equity of $55,566 increased by $960 (2%) during 1998. The increase in stockholders' equity in 1998 was primarily due to the Company's earnings of $7,681 offset by dividend payments of $2,516, a decrease in accumulated other comprehensive income of $1,769 (mainly from a decrease in the fair market value of available-for-sale securities), and a net treasury stock increase of $2,745. In May 1998, the Board of Directors approved a two-for-one stock split, which was paid on June 30, 1998. All share and per share data has been restated for the two-for-one split in June 1998.


NET INTEREST INCOME

The Company's net income is primarily dependent upon net interest income. Net interest income is a function of the relative amounts of the Company's earning assets versus interest bearing liabilities, as well as the difference ("spread") between the average yield earned on loans, securities, interest earning deposits, and federal funds sold and the average rate paid on deposits and borrowings. The interest rate spread is affected by economic and competitive factors that influence interest rates, loan demand and deposit flows. The Company, like other financial institutions, is subject to interest rate risk to the degree that its interest bearing liabilities mature or reprice at different times, or on a different basis, than its earning assets.

Net interest income on a tax equivalent basis for 1998 was $28,322, up $656 (2%) from the $27,666 earned in 1997. The increase was primarily volume related, as the Company increased its average earning assets $68,347 (12%) during 1998 which was slightly lower than the increase in average interest bearing liabilities of $67,869 (13%) during 1998. The Company's interest rate spread decreased 33 basis points from 4.06% in 1997 to 3.73% in 1998. The decrease in the interest rate spread resulted from a 27 basis point decrease in the average yield on earning assets plus a 6 basis point increase in the average rate paid on interest bearing liabilities. The Company's net interest margin decreased from 4.71% in 1997 to 4.32% in 1998. The decrease in the Company's interest rate spread and net interest margin primarily reflects the trend in decreasing long-term rates related to mortgage type products in 1998. Meanwhile, short-term rates on deposit products remained relatively unchanged. The average rate paid on other time deposits, which comprised 31% of total interest bearing liabilities in 1998, increased 6 basis points.

Interest income on a tax equivalent basis amounted to $54,480, up $4,092 (8%) from the $50,388 earned in 1997. Interest income from loans on a tax equivalent basis increased $2,140 (7%) from $30,931 in 1997 to $33,071 in 1998. The increase in interest income on loans from 1997 to 1998 was primarily related to volume. The average balance of total loans increased $31,927 (10%) during 1998. Offsetting the increase in volume on loans was a 23 basis point decrease in the tax equivalent yield from 9.36% to 9.13% in 1998. Interest income on securities on a tax equivalent basis increased $2,106 (11%) from $19,038 in 1997 to $21,144 in 1998. The increase in interest income on securities was volume driven as the average balance of total securities increased $39,094 (16%) from $249,231 for 1997 to $288,325 for 1998. Offsetting the increase in volume on securities was a decrease in the tax equivalent yield on securities of 31 basis points from 7.64% in 1997 to 7.33% in 1998.

Interest expense amounted to $26,158, up $3,436 (15%) from the $22,722 in interest expense recognized in 1997. The increase in interest expense was primarily volume driven. Interest expense on interest bearing deposits amounted to $24,910 in 1998, up $3,399 (16%) from the $21,511 in interest expense recognized in 1997. The average balance in interest bearing deposits increased $67,320 (14%) from $479,511 for 1997 to $546,831 for 1998. Interest expense on time deposits greater than $100 increased $1,307 (18%) from $7,260 in 1997 to $8,567 in 1998. Interest expense on other time deposits increased $1,660 (20%) from $8,308 in 1997 to $9,968 in 1998. The average balance for time deposits greater than $100 and other time deposits increased 19% in 1998, respectively. The average rate paid on time deposits greater than $100 decreased 7 basis points in 1998 while the average rate paid on other time deposits increased 6 basis points in 1998. Interest expense and the average balance of borrowings remained relatively unchanged from 1997 to 1998.

The following table presents the total dollar amount of interest and dividend income earned on average earning assets and the resultant yields, as well as the total dollar amount of interest expense on average interest-bearing liabilities and the resultant rates for the periods indicated. The average balances used for these tables and other statistical disclosures were calculated using daily averages. Tax exempt income has been adjusted to a tax equivalent basis by tax effecting such income at the Federal tax rate. Non-accruing loans have been included in loans with interest earned recognized on a cash basis only. Securities include securities available for sale, investment securities held to maturity, and trading securities, if any, all at amortized cost.

                       AVERAGE BALANCES AND INTEREST RATES
                                                                                  (Dollars in thousands)
                                                                               YEAR ENDED DECEMBER 31, 1998


                                                                         AVERAGE          INCOME/          YIELDS/
                                                                         BALANCE          EXPENSE            RATES
        Assets:
        Loans:
          Taxable                                                       $358,823         $ 32,830            9.15%
          Tax-exempt                                                       3,581              241            6.73%
                                                                        --------         --------            ----
          Total loans                                                    362,404           33,071            9.13%
                                                                        --------         --------            ----
        Securities:
          Taxable                                                        226,128           15,710            6.95%
          Tax-exempt                                                      62,197            5,434            8.74%
                                                                        --------         --------            ----
          Total securities                                               288,325           21,144            7.33%
                                                                        --------         --------            ----
        Federal lftmds sold and other                                      4,904              265            5.40%
                                                                        --------         --------            ----
        Total caming assets                                              655,633           54,480            8.31%
        Other assets                                                      38,170
                                                                        --------
          Total assets                                                  $693,803
                                                                        ========

        Liabilities and Stockholders'Equity:
        Interest-bearing deposits:
          NOW accounts                                                   $68,633            1,217            1.77%
          Money market                                                    54,265            2,315            4.27%
          Savings                                                        100,852            2,843            2.82%
          Time > $100,000                                                147,582            8,567            5.80%
          Other time                                                     175,499            9,968            5.68%
                                                                        --------         --------            ----
             Total interest-bearing deposits                             546,831           24,910            4.56%
                                                                        --------         --------            ----

        Short-term borrowings                                             17,120              868            5.07%
        Long-term borrowings                                               6,722              380            5.65%
                                                                        --------         --------            ----
          Total borrowings                                                23,842            1,248            5.23%
                                                                        --------         --------            ----

        Total interest-bearing liabilities                               570,673           26,158            4.58%
                                                                        --------         --------            ----

        Non-interest bearing deposits                                     56,952
        Other liabilities                                                 10,651
        Stockholders' eqwty                                               55,527
                                                                        --------
            Total liabilities and stockholders' equity                  $693,803
                                                                        ========
        Net interest income (FTE)                                                        $28,322
                                                                                         =======
        Interest Rate Spread                                                                                 3.73%
                                                                                                             ====
        Net interest margin                                                                                  4.32%
                                                                                                             ====


                      (Dollars in thousands)                                     (Dollars in thousands)
                   YEAR ENDED DECEMBER 31, 1997                               YEAR ENDED DECEMBER 31, 1997

            AVERAGE            INCOME/            YIELDS/             AVERAGE            INCOME/           YIELDS/
            BALANCE            EXPENSE              RATES             BALANCE            EXPENSE             RATES

           $325,886           $ 30,584              9.38%            $311,376            $30,002             9.64%
              4,591                347              7.56%               5,049                364             7.21%
           --------           --------              ----             --------            -------             ----
            330,477             30,931              9.36%             316,425             30,366             9.60%
           --------           --------              ----             --------            -------             ----
            195,084             14,230              7.29%             181,919             13,167             7.24%
             54,147              4,808              8.88%              48,231              4,347             9.01%
           --------           --------              ----             --------            -------             ----
            249,231             19,038              7.64%             230,150             17,514             7.61%
           --------           --------              ----             --------            -------             ----
              7,578                419              5.53%              11,452                607             5.30%
           --------           --------              ----             --------            -------             ----
            587,286             50,388              8.58%             558,027             48,487             8.69%
             28,105                                                    28,136
           --------                                                  --------
           $615,391                                                  $586,163
           ========                                                  ========


            $61,768              1,112              1.80%             $54,984                985             1.79%
             47,501              2,023              4.26%              51,044              2,153             4.22%
             98,664              2,808              2.85%              98,335              2,858             2.91%
            123,698              7,260              5.87%              98,448              5,482             5.57%
            147,880              8,308              5.62%             154,693              9,172             5.93%
           --------           --------              ----             --------            -------             ----
            479,511             21,511              4.49%             457,504             20,650             4.51%
           --------           --------              ----             --------            -------             ----

             16,189                810              5.00%              17,794                843             4.74%
              7,104                401              5.64%               6,993                261             3.73%
           --------           --------              ----             --------            -------             ----
             23,293              1,211              5.20%              24,787              1,104             4.45%
           --------           --------              ----             --------            -------             ----

            502,804             22,722              4.52%             482,291             21,754             4.51%
           --------           --------              ----             --------            -------             ----

             50,287                                                    45,910
             11,166                                                    10,165
             51,134                                                    47,797
           --------                                                  --------
           $615,391                                                  $586,163
           ========                                                  ========
                               $27,666                                                   $26,733
                              ========                                                   =======
                                                    4.06%                                                    4.18%
                                                    ====                                                     ====

                                                    4.71%                                                    4.79%
                                                    ====                                                     ====

The table below sets forth certain information regarding changes in interest and dividend income and interest expense of the Company for the periods indicated. For each category of earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate) and (ii) changes in rates (changes in rate multiplied by old volume). Increase and decreases due to both volume and rate, which cannot be segregated, have been allocated to the change due to rate.

                      VOLUME RATE ANALYSIS

                           (In thousands)                                   (In thousands)
                        1998 COMPARED TO 1997                            1997 COMPARED TO 1996
                      INCREASE (DECREASE) DUE TO                       INCREASE (DECREASE) DUE TO

                     VOLUME            RATE           TOTAL          VOLUME           RATE           TOTAL
Total Loans          $2,988          $ (848)         $2,140          $1,349         $(784)           $ 565

Total securities      2,986            (880)          2,106           1,452            72            1,524

Federal funds
sold and other         (148)             (6)           (154)           (205)            17            (188)
                     ------         -------          ------          ------          -----           -----
Total interest
and dividend
income                5,826          (1,734)          4,092           2,596          (695)           1,901
                     ------         -------          ------          ------          -----           -----

NOW accounts            124             (19)            105             121             6              127

Money market            288               4             292            (149)           19             (130)

Savings                  62             (27)             35              10           (60)             (50)

Time >
$100,000              1,402             (95)          1,307           1,406           372            1,778

Other time            1,552             108           1,660            (404)         (460)            (864)

Short-term
borrowings               47              11              58             (76)           43              (33)

Long-term
borrowings              (22)              1             (21)              4           136              140
                     ------         -------          ------          ------          -----           -----
Total interest
expense               3,453             (17)          3,436             912            56              968
                     ------         -------          ------          ------         -----            -----

Net change in
net interest
income               $2,373        $ (1,717)         $  656          $1,684         $(751)           $ 933
                     ======        ========          ======          ======         =====            =====

MARKET RISK

Interest rate risk is the most significant market risk affecting the Company. Other types of market risk, such as foreign currency exchange rate risk and commodity risk, do not arise in the normal course of the Company's business activities.

Interest rate risk is defined as an exposure to a movement in interest rates that could have an adverse effect on the Company's net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than earning assets. When interest-bearing liabilities mature or reprice more quickly than earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net income.

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

The ALCO utilizes the results of a detailed and dynamic simulation model to quantify the estimated exposure of net interest income to sustained interest rate changes. While ALCO routinely monitors simulated net interest income sensitivity over a one-year period, it also utilizes additional tools to monitor longer-term interest rate risk. The simulation model captures the impact of changing interest rates on the interest income received and interest expensed paid on all earning assets and interest-bearing liabilities reflected on the Company's balance sheet. This sensitivity analysis is compared to ALCO policy limits which specify a maximum tolerance level for net interest income exposure over a one year horizon, assuming no balance sheet growth, a 200 basis point upward and downward shift in interest rates, and the use of convexity factors which estimate the change in interest rate risk caused by changes in the Company's structure in response to the rate change. As of December 31, 1998, under this analysis, a 200 basis point increase in interest rates resulted in a 3.9% decrease in net interest income and a 200 basis point decrease in interest rates resulted in 2.2% decrease in net interest income. These amounts were well within the Company's ALCO policy limits.

The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including: the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cashflows, and others. While assumptions are developed based upon current economic and local market conditions, the Company cannot make assurances as to the predictive nature of these assumptions including how customer preferences or competitor influences might change. Also, as market conditions vary from those assumed in the sensitivty analysis, actual results will differ due to: prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate changes on caps and floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes, and other internal/external variables. Furthermore, the sensitivity analysis does not reflect actions that ALCO might take in responding to or anticipating changes in interest rates.

OTHER INCOME

Other income increased $756 from $3,774 in 1997 to $4,530 in 1998. The primary reasons for the increase were an increase in other income of $437, an increase in service charges on deposit accounts of $231, and an increase in the net gain on securities transactions of $88. The increase in other income of $437 in 1998 was due mainly to Management's evaluation of a dealer's reserve amount carried on a dealer that declared bankruptcy in 1994. The reserve was reduced by $223 in 1998. This income is considered non-recurring. In addition, fees on trust and investment advisory services increased $134 and loan and other bank fee income increased $80. The increase in service charges on deposit accounts of $231 resulted mainly from ATM convenience fees and service charges on deposit accounts that resulted from increased transaction volume.

Other income increased $596 from $3,178 in 1996 to $3,774 in 1997. The main reason for the increase was an increase in service charges on deposit accounts and an increase in fees from fiduciary activities.

OTHER EXPENSES

Other expenses increased $1,343 (7%) from $18,511in 1997 to $19,854 in 1998.
Other expense increased $419 from $2,587 in 1997 to $3,006 in 1998. The increase was due mainly to increases in the loss on the sale of expired lease vehicles of $135, telephone and tele-communications expense of $124 due to upgrades in the Company's tele-communication systems, and correspondent bank fees of $78. Data processing expense increased $354 in 1998 due mainly to the conversion of the Company's core processing system. Salaries and benefits increased $337 in 1998 primarily from an increase in staffing levels and normal merit increases year to year. Professional fees increased $265 in 1998 due primarily to the consulting costs incurred in assisting management in various strategic, organizational, and operational issues. The management of the Company anticipates that professional fees which totaled $1,325 in 1998 should decrease significantly in 1999 as no consulting projects are planned. Promotional and marketing decreased $322 in 1998 as the Company phased out its promotional and direct mail program for deposit accounts.

Other expenses increased $732 (4%) from $17,779 in 1996 to $18,511 in 1997. Occupancy and equipment expense increased $342 (22%) during 1997. The major items contributing to this increase were increased depreciation expense on the Operations Center opened in 1996 and furniture and equipment as well as increased maintenance expense on machinery. Data processing costs increased $376 (30%) to $1,643. The increase in this category was primarily the result of an additional $218 in depreciation expense on data processing equipment and an additional $96 paid to our third party processor. Professional fees increased $413 due primarily to consulting costs incurred in assisting management in addressing various strategic and organizational issues, as well as operational issues of the Company.

INCOME TAXES

Income tax expense is based on pre-tax income for financial reporting purposes and includes an appropriate provision for the effect of any temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. The effective tax rates for 1998, 1997 and 1996 were 25.33%, 29.68% and 27.67% respectively. The decrease in the effective tax rate from 1997 to 1998 was due primarily to an increase in tax exempt income, as well as various tax planning strategies implemented by the Company.

SECURITIES

The Company's securities are classified in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that securities be classified into one of three categories: held to maturity; available for sale; or trading. Debt securities for which the Company has the positive intent and ability to hold to maturity are classified as held to maturity and carried at amortized cost. Available for sale securities and trading securities are carried at estimated fair value. Unrealized gains and losses on available for sale securities are reported as a separate component in accumulated other comprehensive income (a component of stockholders' equity), net of tax, while unrealized gains and losses on trading securities are reflected in earnings. All securities can be used as part of the asset/liability management strategy and securities available for sale and trading securities, if any, may be sold in response to, or in anticipation of factors such as changes in market interest rates, changes in security prepayment rates, liquidity considerations and regulatory capital requirements. Management anticipates fluctuations in stockholders' equity due to changes in the estimated fair value of available for sale securities.

At December 31, 1998, the net unrealized loss on the available for sale portfolio totaled $1,853 compared to a net unrealized gain of $720 at year-end 1997. The $2,573 shift reflects the unrealized loss ($1,314) on a corporate bond which management has evaluated and does not believe that this is other than a temporary impairment. Management believes its investment will be fully collected at maturity. The remaining variance reflects the interest rate volatility that existed during the last two years. Management monitors the fair value of assets and liabilities on a total balance sheet basis. These movements were generally offset by unrecognized changes in value of other portions of the balance sheet.

The amortized cost and weighted average yield of the Company's security portfolios at December 31, 1998, by contractual maturity (collateralized mortgage obligations and mortgage backed securities are included by final contractual maturity), are as follows:


                                  AMORTIZED   (Dollars in thousands)    AVERAGE
                                    COST                                YIELD(2)

AVAILABLE-FOR-SALE
Due in one year or less           $ 2,061                                  6.02%
Due after one to FIVE years        17,194                                  6.22%
Due after FIVE to ten years        32,904                                  6.51%
Due after ten years               131,461                                  7.10%
                                 --------                                  ----

  Total(1)                       $183,620                                  6.90%
                                 ========                                  ====


HELD-TO-MATURITY
Due in one year or less           $ 5,797                                  7.72%
Due after one to FIVE years        25,017                                  7.83%
Due after FIVE to ten years        36,543                                  8.79%
Due after ten years                46,099                                  7.90%
                                 --------                                  ----

  Total                          $113,456                                  8.16%
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

Net loans receivable were $372,569 at December 31, 1998, an increase of $34,237 from the $338,332 at December 31, 1997. Net loans receivable at December 31, 1997 were up $25,456 from the $312,876 at December 31, 1996.

                  SUMMARY OF LOAN PORTFOLIO
                       (In thousands)
                       AT DECEMBER 31,

                                    1998       1997      1996       1995       1994

Secured by real estate          $164,870   $146,376   $141,953   $137,373   $122,004
Installment and other consumer   164,034    147,681    124,868    123,729    119,471
Commercial and agricultural       51,637     48,888     48,552     48,875     42,203
Tax-exempt                         2,989      3,861      4,932      5,277      6,123
Net deferred loan fees/costs
  and unearned discount           (2,577)       (96)       938      1,363      2,025
                                --------   --------   --------   --------   --------

  Total Loans                    380,953    346,710    321,243    316,617    291,826

Allowance for loan losses         (8,384)    (8,378)    (8,367)    (8,463)    (8,292)
                                --------   --------   --------   --------   --------
  Net loans receivable          $372,569   $338,332   $312,876   $ 308,154  $283,534
                                ========   ========   ========   =========  ========



Loans secured by real estate increased $18,494 from $146,376 at December 31, 1997 to $164,870 at December 31, 1998. The most significant increase in loans secured by real estate was in the area of commercial real estate. Commercial real estate increased $9,099 from $47,367 at December 31, 1997 to $56,466 at December 31, 1998. One-to-four family, agriculture, and construction real estate loans experienced moderate growth in 1998. The balance of home equity loans remained relatively unchanged from 1997 to 1998. Installment and other consumer loans increased $16,353 from $147,681 at December 31, 1997 to $164,034 at December 31, 1998. The most significant increase in installment and other consumer loans was in lease receivables. Lease receivables increased $19,962 from $23,524 at December 31, 1997 to $43,486 at December 31, 1998. Management anticipates continued growth in lease receivables for 1999. All other types of installment and other consumer loans experienced declines in 1998 as manufactured housing decreased from $61,519 at December 31, 1997 to $60,975 at December 31, 1998 and consumer loans decreased from $62,638 at December 31, 1997 to $59,573 at December 31, 1998. Commercial and agriculture loans increased $2,685 from $48,888 at December 31, 1997 to $51,637 at December 31, 1998.

Loan concentrations greater than 10% of the total loan portfolio for 1998 are as follow: one-to-four family residential real estate loans of $62,675 or 16.5%, manufactured housing of $60,975 or 16.0%, commercial real estate of $56,466 or 14.8%, and lease receivables of $43,486 or 11.4%.

Commercial and agricultural loans maturing within one year are $33,609, after one but within five years $9,637 and after five years $8,391. Fixed rate commercial and agricultural loans repricing after one but within five years are $9,637 and those repricing after five years are $8,391. All variable rate loans will reprice within one year. Maturities are based on contract terms.

ASSET QUALITY AND ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses represents Management's estimate of an amount adequate to provide for losses inherent in the loan portfolio. In its continuing evaluation of the allowance and its adequacy, Management considers the Company's loan loss experience, the amount of past-due and non-performing loans, current and anticipated economic conditions, underlying collateral values securing loans and other factors which affect the allowance for loan losses. Management monitors the adequacy of the allowance for loan losses through the use of an estimation process designed to comply with the requirements of the OCC as published periodically in its Banking Circular, the Instructions for Preparation of Reports of Condition and Income, and the AICPA's Audit and Accounting Guide.

While it is the Company's policy to charge-off loans in the period in which a loss is considered probable, there are additional factors impacting potential future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. The determination of the adequacy of the allowance for losses is necessarily an estimate, based upon future loan performance outside the control of the Company. Adverse local, regional or national economic conditions, change in interest rates, population, products and other factors can all adversely affect future loan delinquency rates. Unforeseen conditions could require adjustments to the allowance through additional loan loss provisions. Net earnings could be significantly affected if circumstances differ substantially from the assumptions used in determining the level of the allowance. In addition, regulatory agencies, as an integral part of the examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to increase the allowance based upon their judgment of the information available to them at the time of their examination.

Loans considered doubtful of collection by Management are placed on non-accrual status for the recording of interest. Generally, commercial-type loans are placed on non-accrual status when principal and/or interest is 90 days or more past due and loans secured by residential real estate are placed on non-accrual status when principal and/or interest is 120 days or more past due, except for those loans which, in Management's judgment, are well secured and in the process of collection. Consumer loans are generally not placed on non-accrual status and are generally charged-off when 180 days past due. Previously accrued income that has not been collected is generally reversed from current income. Interest received on non-accrual loans is applied to reduce the carrying amount of the loan or, if principal is considered fully collectible, recognized as interest income. Loans are removed from non-accrual status when they become current as to principal and interest or when, in the opinion of Management, the loans are considered to be fully collectible as to principal and interest. Total non-performing loans at December 31, 1998 were $5,275, representing 1.4% of the total loan portfolio, as compared to $4,493 or 1.3% of the loan portfolio at December 31, 1997.

The Company's historic levels of non-performing loans and charge-offs have been above industry averages, due in part to the Company's manufactured housing and commercial lending portfolios; however, management believes that the allowance for loan losses is sufficient to provide for losses inherent in the loan portfolio.



                              NON-PERFORMING LOANS
                                 (In thousands)

                                                      AT DECEMBER 31,
                                          1998          1997           1996          1995             1994
Non-accrual loans:

 Secured by real estate                 $1,652        $1,943        $ 2,367        $2,637           $1,995
 Otherloans                              2,344           164            886           441            1,231
                                        ------        ------        -------        ------           ------
   Total non-accrual loans               3,996         2,107          3,253         3,078            3,226
                                        ------        ------        -------        ------           ------

Accruing loans contractually past due
 90 days or more                         1,279         2,386          1,226           885              544
                                        ------        ------        -------        ------           ------

Total nonperforming loans               $5,275        $4,493         $4,479        $3,963           $3,770
                                        ======        ======         ======        ======           ======


        Information regarding foregone interest on the above non-accrual loans follows:

                                                                 (In thousands)
                                                            YEAR ENDED DECEMBER 31,

                                       1998          1997           1996          1995             1994
Interest recognized                    $ 71           $21            $28            $5            $  --
Foregone Interest                       318           190            125           147              252
                                      -----         -----          -----         -----            -----
Interest income that
 would have been
 recognized at original terms         $ 389         $ 211          $ 153         $ 152            $ 252
                                      =====         =====          =====         =====            =====


The following table summarizes the changes in the allowance for loan losses:

                            ALLOWANCE FOR LOAN LOSSES
                                 (In thousands)


                                                                YEAR ENDED DECEMBER 31,

                                             1998          1997           1996          1995             1994
Balance at the beginning of the year      $ 8,378       $ 8,367        $ 8,463       $ 8,292          $ 7,772
Provision charged to operations               773           275            635           965            1,600
Charge-Offs:
  Agricultural loans                           41            77            184            35               48
  Commercial loans                            220           326            361            18              263
  Credit cards                                160           274             92            81               99
  Constuner loans(l)                          904           854            660         1,181            1,200
                                            -----         -----          -----         -----            ------
  Total charge-offs                         1,325         1,531          1,297         1,315            1,610
                                            -----         -----          -----         -----            ------
Recoveries:
  Agricultural loans                           31            16             21            43               59
  Commercial loans                            144           928            203           118              117
  Credit cards                                 46            43             35            39               34
  Constuner loans(l)                          337           280            307           321              320
                                            -----         -----          -----         -----            ------
  Total recoveries                            558         1,267            566           521              530
                                            -----         -----          -----         -----            ------
Net charge-offs                               767           264            731           794            1,080
                                            -----         -----          -----         -----            ------
Balance at end of year                    $ 8,384       $ 8,378        $ 8,367       $ 8,463          $ 8,292
                                           ======         =====          =====         =====            ======
Ratio of net charge-offs to
  average loans outstanding                 0.21%         0.08%          0.23%         0.26%            0.39%

Allowance for loan loss as a
  percentage of total loans at year end     2.20%         2.42%          2.60%         2.67%            2.84%


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

                                                                (In thousands)
                                                                AT DECEMBER 31,

                                1998              1997               1996               1995               1994
                         ----------------   ----------------   ----------------   ----------------   ----------------
Secured by real estate   $2,581       43%   $1,956       42%   $1,666       44%   $1,186       43%   $1,429       42%
Installment and other
   consumer loans         1,960       43%    1,114       44%    1,350       41%    1,688       42%    2,890       44%
Commercial and
   agricultural loans     1,491       14%    2,300       14%    1,399       15%    1,461       15%      763       14%
Other qualitative
   factors                2,352      --      3,008      --      3,952      --      4,128      --      3,210      --
                         ------   ------    ------   ------    ------   ------    ------   ------    ------   ------

                         $8,384      100%   $8,378      100%   $8,367      100%   $8,463      100%   $8,292      100%
                         ======   ======    ======   ======    ======   ======    ======   ======    ======   ======


DEPOSITS

The Company's primary sources of funds are deposits. The Company offers deposit accounts having a range of interest rates and terms. The Company offers transaction accounts, savings accounts, money market accounts, N.O.W. accounts, and certificates of deposit accounts ranging in various terms. The Company only solicits deposits from its primary market area and includes individuals, local governments and businesses.

The flow of deposits is influenced significantly by general economic conditions, changes in prevailing interest rates, and competition. The variety of deposit accounts offered by the Company has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. The Company manages the pricing of its deposits in keeping with its asset/liability management, liquidity and profitability objectives. Based on experience, The Company believes that its transaction accounts, savings accounts and money market accounts are relatively stable source of deposits. However, the ability of the Company to attract and maintain certificates of deposits and the rates paid on those deposits has been and will continue to be significantly affected by market conditions.

The following table is a summary of average deposits and average rates paid:

AVERAGE DEPOSITS AND AVERAGE RATES PAID

                                                                      (In thousands)
                                                                  YEAR ENDED DECEMBER 31,

                                                    1998                    1997                   1996
                                                  AVERAGE                 AVERAGE                 AVERAGE
                                            BALANCE      RATE       BALANCE      RATE       BALANCE      RATE
Non-interest bearing deposits              $ 56,952       --       $ 50,287       --       $ 45,910       --
NOW and money market accounts               122,898      2.87%      109,269      2.87%      106,028      2.96%
Savings accounts                            100,852      2.82%       98,664      2.85%       98,335      2.91%
Time deposits                               323,081      5.74%      271,578      5.73%      253,141      5.79%
                                           --------      ----      --------      ----      --------      ----
                                           $603,783      4.13%     $529,798      4.06%     $503,414      4.10%
                                           ========      ====      ========      ====      ========      ====


The following table is a sunnnary of deposits:

                                              DEPOSITS

                                                                (In thousands)
                                                                 DECEMBER 31,

                                           1998          1997            1996         1995             1994
Non-interest
  bearing deposits                      $66,339       $49,358        $ 50,313     $ 47,234         $ 48,706
                                       --------      --------        --------     --------         --------

Interest-bearing deposits:
  NOW accounts                           76,896        65,519          60,106       47,191           49,976
  Savings accounts                      102,446        97,604          98,440       95,193          108,139
  Money market accounts                  52,618        40,043          38,557       38,964           22,442
  Time deposits
   of $100,000 or more                  120,917       114,371         110,145      115,161           62,659
  Other time deposits                   208,926       171,577         151,656      152,568          125,042
                                       --------      --------        --------     --------         --------

  Total interest-bearing deposits       561,803       489,114         458,904      449,077          368,258
                                       --------      --------        --------     --------         --------

Total Deposits                         $628,142      $538,472        $509,217     $496,311         $416,964
                                       ========      ========        ========     ========         ========

The contractual maturity for time deposits of $100,000 or more is as follows at December 31, 1998:

                                         1998

Less than or equal to three months   $ 67,987
Three months through six months        34,568
Six months through twelve months       11,242
Over twelve months                      7,120
                                     --------
                                     $120,917
                                     ========

BORROWINGS

Although deposits are the Company's primary source of funds, the Company utilizes security repurchase agreements and borrowings as a funding source. The Company regularly has security repurchase agreements with several Bank customers in the ordinary course of business. Further information concerning repurchase agreements is located in note 6 to the consolidated financial statements. For liquidity management, lines of credit have also been established with correspondent banks to meet short-term funding needs. See "Liquidity".

The Company has $1,900 in long-term borrowings with the Federal Home Loan Bank of New York. This FHLB borrowing bears interest at 5.45%, amortizes monthly and matures in 2003. In 1995 and 1996, the Company issued Industrial Revenue Bonds to fund the construction of its new administrative and operations complex. As of December 31, 1998, the remaining balance on the bonds was $4,630 and bears interest at a variable interest rate, which adjusts weekly, based on a commercial paper rate index. The bonds have annual principal payments due through 2025. See also notes 7 and 12 to the consolidated financial statements.

CAPITAL RESOURCES

Total stockholders' equity increased 2% from December 31, 1997 to December 31, 1998, compared to 13% growth during 1997 and 2% growth during 1996. In 1997, the Company added $7,681 to equity through net income and returned $2,516 to its stockholders in the form of dividends. The Company's goal is to maintain a strong capital position to support its growth and expansion activities, improve operating efficiency and customer satisfaction.

Important indicators of capital adequacy for the Bank are Tier I Risk-Based Capital, Total Risk Based Capital and the Leverage ratio. Tier I Capital consists of common stock and qualifying stockholders' equity. Total Risk-Based Capital consists of Tier I Capital and a portion of the allowance for loan losses. The Leverage ratio is calculated by dividing Tier I Risk-Based Capital into quarterly average assets (as defined). In accordance with regulatory guidelines, regulatory capital does not include the net unrealized gain or loss on securities available for sale included in equity. All of the Bank's regulatory capital ratios exceed the required minimums.

On March 1, 1999, the Company announced its intention to extend the repurchase program announced in 1997 and to purchase up to 574,472 shares of its stock in the open market during the period from March 16, 1999 to March 15, 2000. During 1998, 134,985 shares were repurchased at a cost of $3,455. The repurchased shares will be held in treasury stock but may be reissued in the future in connection with the Company's Dividend Reinvestment Plan, to satisfy the issuing of stock options, or for other corporate purposes, such as acquisitions.

In May 1998, the Board of Directors approved a two-for-one stock split, and an amendment to the Certificate of Incorporation to change the par value of the Company's stock at the Annual Meeting. The two-for-one stock split was paid on June 30, 1998.

IMPACT OF THE YEAR 2000

Background:

The Year 2000 Problem or the Millennium Bug as it has come to be known stems from legacy systems created in the 60's, 70's and 80's. During this period computer hardware was relatively expensive with much less computing power than can be found in most desktop PC's today. Computer storage space was considered a premium and programmers saved space by entering only the last two digits of a year, assuming the century two digits to be 19. Thus the basic problem, computers may assume "00" to be "1900" rather than "2000". This problem may have a material adverse effect on the Company's financial condition, results of operations, business or business prospects because the Company, like most financial institutions, relies extensively on computer technology to manage its financial information and serve its customers. The Company and its subsidiaries are regulated by federal banking agencies, which are requiring substantial efforts by banks and their affiliated companies to prevent or mitigate disruptions related to the Year 2000.

The problem can have severe effects on more than computer systems. It could affect security and VCR systems, Heating and Ventilation systems, Telephones and Elevators containing embedded microchips or any device having a clock.

The Company's Approach:

Progress made on this effort is closely monitored by the Company's regulatory agency to ensure compliance with its Year 2000 plan. The Company's project plan is structured after the guidelines set by the Federal Financial Institutions Examination Council (FFIEC) regarding the installation and testing of mission critical systems. The five phases outlined in this guidance are: 1) Awareness - In May of 1997, the Company formed a Year 2000 Committee consisting of Senior Officers and Managers representing all segments of its operations. The Board of Directors is updated on a monthly basis regarding the progress of the program.
2) Assessment - During this same time, the Company contacted every business we depend on for software, hardware or as a service provider. We asked each of them to complete a "Year 2000 Certification" and project plan to assess their state of Year 2000 readiness. 3) Renovation - The Company primarily relies on third party vendors for its primary systems. The renovation phase for our mission critical systems was completed prior to year-end 1998. 4) Validation - Testing of the Company's mission critical systems was also substantially completed by year-end 1998 and will be significantly complete according to FFIEC guidelines by March 31, 1999. 5) Implementation - During this phase of the project plan the Company will continue to monitor its systems.

The total budget for Year 2000 renovation and testing was set at $205,000. For the year ended December 31, 1998, the Company has expended $40,000 on Year 2000 renovation and testing. These figures do not account for personnel time involved with the installation and testing of these systems. The Company has funded, and plans to fund , its Year 2000 related expenditures out of general operating sources and expense them as incurred.

The Company has completed an assessment of major borrowing accounts and has evaluated and assigned risks to each based on information obtained from the borrower. Year 2000 preparedness is now a part of on-going loan account review. The Company has created Contingency and Business Resumption plans to enhance its normal Disaster Recovery policies. However there are many circumstances which are beyond the scope and control of this organization. Some of these are the preparedness of utility companies such as electric, telephone and governmental agencies. As part of the Contingency and Business Resumption plans, the Company will continue to monitor disclosures related to Year 2000 issued by such companies and agencies upon which the Company relies for certain services which are beyond the scope and control of the Company.

Year 2000 Risks Facing the Company and the Company's Contingency Plan:

The failure of the Company to substantially complete its Plan could result in an interruption in or failure of certain normal business activities or operations. Such failures could adversely effect the Company's financial condition, liquidity or results of operations. Currently, the Plan is on schedule and management believes that successful completion of the Plan should significantly reduce the risks faced by the Company with respect to the Year 2000 problem. The Company does not have any significant concentration of borrowers from any particular industry (to the extent some industries might be particularly susceptible toY2K concerns), and no individual borrower accounts for a significant portion of the Company's assets. However, management anticipates some negative impact on the performance of various loan accounts due to failure of the borrowers to prepare adequately for the Year 2000 problem. In a worst-case scenario, these borrower-related difficulties might require the Company to downgrade the affected credits in its loan classification system or to make one or more special provisions to its loan loss allowance for resulting anticipated losses in ensuing periods. In addition, although the Company is adopting special measures to maintaining necessary liquidity to meet funding demands in periods surrounding the transition from 1999 to 2000, the Company could also face increased funding costs or liquidity pressures if depositors are motivated out of Y2K concerns to withdraw substantial amounts of deposits. The Company does not currently expect any material impact from Y2K related issues on its costs of funds or liquidity, but in a worst-case scenario, if funding costs do rise, net interest margins may be negatively impacted over the relevant time frame.

The Company could face some risk from the possible failure of one or more of its third party vendors to continue to provide uninterrupted service through the changeover to the Year 2000. Critical providers include the Company's core data processing service provider, and the Company's provider of lease financing data processing. While an evaluation of the Year 2000 preparedness of its third party vendors has been part of the Company's Plan, the Company's ability to evaluate is limited to some extent by the willingness of vendors to supply information and the ability of vendors to verify the Y2K preparedness of their own systems or their sub-providers. However, the Company participates in user groups, receives assessments of Y2K preparedness of vendors periodically from federal banking agencies, and the Company's Plan includes third-party vendor system interface testing, accordingly the Company does not currently anticipate that any of its significant third party vendors will fail to provide continuing service due to the Year 2000 problem.

The Company, like similarly situated enterprises, is subject to certain risks as a result of possible industry-wide or area-wide failures triggered by the Year 2000 problem. For example, the failure of certain utility providers (gas, electric, tele-communications) or governmental agencies (the Federal Reserve System, the Federal Home Loan Bank) to avoid disruption of service in connection with the transition from 1999 to 2000 could materially adversely affect the Company's financial condition, liquidity and results of operations. In management's estimate, such a system-wide or area-wide failure represents significant risk to the Company in connection with the Year 2000 problem because the resulting disruption may be entirely beyond the ability of the Company to cure. The significance of any such disruption would depend on its duration and systematic and geographic magnitude. Any such disruption would likely impact businesses other than the Company. In order to reduce the risks enumerated above, the Company's Year 2000 Committee has begun to develop contingency and business resumption plans in accordance with guidance issued by the federal bank regulators. The Committee has evaluated options, selected a contingency strategy, assigned responsibilities for such contingency plans. Validating such contingency plans is anticipated to be completed during the second quarter of 1999. Certain catastrophic events, (such as the loss of utilities or the failure of certain governmental bodies to function) are outside the scope of the Company's contingency plans, although the Company anticipates that it would respond to any such catastrophe in a manner designed to minimize disruptions in customer service, and in full cooperation with peer providers, community leaders and service organizations.

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

The asset portion of the balance sheet provides liquidity primarily through loan, mortgage backed security and collateralized mortgage obligation principal repayments, maturities and calls of securities and sales from the available for sale and trading portfolios.

Investing activities used $84,120 in 1998 as the Company continued to leverage its balance sheet by increasing earning assets, principally $47,886 in securities, and $36,274 in loans. Financing activities provided $68,735, as the company experienced increases in deposits somewhat offset by decreases in borrowings, the purchase of treasury stock and the payment of dividends. For more information concerning the Company's cash flow, see "The Consolidated Statements of Cash Flows."

For liquidity management, unused lines of credit totaling $67,600 were maintained at year-end 1998.

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

RECENT ACCOUNTING PRONOUNCEMENTS


FASB STATEMENT 132

In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosures about Pensions and Other Post-Retirement Benefits," ("SFAS No. 132") which amends disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlement and Curtailments of Defined Benefit Plans and for Termination benefits," and SFAS No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions." SFAS No. 132 standardizes disclosure requirements of SFAS No. 87 and SFAS No. 106 to the extent practicable and recommends parallel format for presenting information about pensions and other post-retirement benefits. This statement is applicable to all entities and addresses disclosure only. The statement does change any of the measurement or recognition provisions provided for in Statements No. 87, No. 88, or No. 106. See Footnote 11 in the "Notes to Consolidated Financial Statements" in the Company's annual report for the adoption of the required disclosures for SFAS No. 132.

FASB STATEMENT 133

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The statement is effective for fiscal years beginning after June 15, 1999. Management will be reviewing the statement to determine what impact, if any, this statement will have on its accounting or disclosures.

                              REPORT OF MANAGEMENT

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



Donald L. Brass                                    Peter J. Corso
President                                          Executive Vice President and
                                                   Treasurer

                              CNB FINANCIAL CORP.
                                AND SUBSIDIARIES


                       Consolidated Financial Statements


                     As of December 31, 1998 and 1997, and
                   for the three year ended December 31, 1998


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
CNB Financial Corp.:


We have audited the consolidated balance sheets of CNB Financial corp. and subsidiaries (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated statements of income, changes in stockholders' equity, and cash flows of the Company for the year ended December 31, 1996, were audited by other auditors whose report thereon dated January 30, 1997, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1998 and 1997 consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Financial corp. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ KPMG LLP
------------

Albany, New York
February 19, 1999

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 1998 and 1997


                                                                                    1998         1997
                                                                                 ----------     --------
                                                                            (In thousands, except share data)
                  ASSETS
Cash and cash equivalents                                                         $  16,128       19,498
Trading securities                                                                     --          1,119
Securities available for sale, at fair value                                        186,651      144,077
Investment securities held to maturity, at amortized cost
    (estimated fair value of $119,046 in 1998 and $115,719 in 1997)                 113,456      110,324
Net loans receivable                                                                372,569      338,332
Accrued interest receivable                                                           5,843        5,557
Premises and equipment, net                                                          10,075       10,005
Other real estate owned and repossessed assets                                        1,099        1,372
Other assets                                                                          5,267        4,105
                                                                                  ---------    ---------
          Total assets                                                            $ 711,088      634,389
                                                                                  =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing deposits                                                         66,339       49,358
Interest-bearing deposits                                                           561,803      489,114
                                                                                  ---------    ---------
          Total deposits                                                            628,142      538,472
                                                                                  ---------    ---------
Short-term borrowings:
    Securities sold under agreements to repurchase                                   12,347       17,330
    Borrowings from the Federal Home Loan Bank of New York                             --         10,400
    Borrowings from the U.S. Treasury                                                   304          503
                                                                                  ---------    ---------
          Total short-term borrowings                                                12,651       28,233
                                                                                  ---------    ---------
Long-term borrowings                                                                  6,530        6,931
Other liabilities                                                                     8,199        6,147
                                                                                  ---------    ---------
          Total liabilities                                                         655,522      579,783
                                                                                  ---------    ---------


Commitments and contingent liabilities (note 12)

Stockholders' equity:
    Common stock, $1.25 par value, 20,000,000 shares authorized at December 31,
       1998 and 10,000,000 shares authorized at December 31, 1997 (7,796,396 shares issued at December 31, 1998 and 7,752,340 shares
       issued at December 31, 1997)                                                   9,746        9,690
    Additional paid-in capital                                                        6,144        5,891
    Retained earnings                                                                44,729       39,564
    Accumulated other comprehensive (loss) income                                    (1,376)         393
    Treasury stock, at cost (224,578 shares at December 31, 1998
       and 76,144 shares at December 31, 1997)                                       (3,677)        (932)
                                                                                  ---------    ---------
          Total stockholders' equity                                                 55,566       54,606
                                                                                  ---------    ---------

          Total liabilities and stockholders' equity                              $ 711,088      634,389
                                                                                  =========    =========

Share data has been adjusted for the June 1998 two-for-one stock split.

See accompanying notes to consolidated financial statements.

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years Ended December 31, 1998, 1997 and 1996


                                                 1998        1997        1996
                                                -------    -------     -------
                                           (In thousands, except per share data)
Interest and dividend income:
    Loans, including fees                       $33,008      30,813      30,242
    Securities:
       Taxable                                   15,710      14,230      13,167
       Nontaxable                                 3,559       3,173       2,869
    Federal funds sold and other                    265         419         607
                                                -------     -------     -------
                                                 52,542      48,635      46,885
                                                -------     -------     -------
Interest expense:
    Deposits                                     24,910      21,511      20,650
    Short-term borrowings                           868         810         843
    Long-term borrowings                            380         401         261
                                                -------     -------     -------
                                                 26,158      22,722      21,754
                                                -------     -------     -------
          Net interest income                    26,384      25,913      25,131
Provision for loan losses                           773         275         635
                                                -------     -------     -------
          Net interest income after
            provision for loan losses            25,611      25,638      24,496
                                                -------     -------     -------
Other income:
    Service charges on deposit accounts           1,953       1,722       1,387
    Net gain on securities transactions             616         528         602
    Other                                         1,961       1,524       1,189
                                                -------     -------     -------
                                                  4,530       3,774       3,178
                                                -------     -------     -------
Other expenses:
    Salaries and employee benefits                9,034       8,697       8,723
    Occupancy and equipment                       1,998       1,881       1,539
    Data processing                               1,997       1,643       1,267
    Professional fees                             1,325       1,060         647
    FDIC deposit insurance and related costs         68          64           2
    Advertising and marketing                       345         667         687
    Postage and courier                             599         561         488
    Office supplies and stationery                  600         493         641
    Other real estate owned and
      repossessed assets                            882         858         848
    Other                                         3,006       2,587       2,937
                                                -------     -------     -------
                                                 19,854      18,511      17,779
                                                -------     -------     -------
          Income before income tax expense       10,287      10,901       9,895
Income tax expense                                2,606       3,235       2,738
                                                -------     -------     -------
          Net income                            $ 7,681       7,666       7,157
                                                =======     =======     =======
Earnings per share:
    Basic                                       $  1.01        0.99        0.90
                                                =======     =======     =======
    Diluted                                     $  1.00        0.99        0.90
                                                =======     =======     =======



Per share data has been adjusted for the June 1998 two-for-one stock split.

See accompanying notes to consolidated financial statements.

                                         CNB FINANCIAL CORP. AND SUBSIDIARIES

                              Consolidated Statements of Changes in Stockholders' Equity

                                     Years Ended December 31, 1998, 1997 and 1996


                                                                                         ACCUMULATED
                                                                   ADDITIONAL              OTHER
                                                            COMMON  PAID-IN    RETAINED  COMPREHENSIVE  TREASURY       COMPREHENSIVE
                                                             STOCK   CAPITAL    EARNINGS  INCOME (LOSS)   STOCK   TOTAL   INCOME
                                                            ------ ----------  --------- -------------- --------- ----- ------------
                                                                              (In thousands, except per share data)
Balance at December 31, 1995                                 $ 6,680     10,346     30,243     339       (175)    47,433
    Comprehensive income:
       Net income                                               --         --        7,157      --         --      7,157    $ 7,157
       Other comprehensive loss, net of tax:
            Unrealized net holding losses arising during
               the year and decrease in net unrealized
               loss on securities available for sale
               transferred to investment securities held
               to maturity (pre-tax $1,434)                                                                                  (1,004)
            Reclassification adjustment for net gains
               realized in net income during the year
               (pre-tax $870)                                                                                                  (609)
                                                                                                                           ---------
            Other comprehensive loss                            --         --         --     (1,613)      --      (1,613)    (1,613)
                                                                                                                           --------
                   Comprehensive income                                                                                     $ 5,544
                                                                                                                            =======
    Cash dividends, $.265 per share                             --         --       (2,080)     --        --      (2,080)
    Purchase of treasury stock                                  --         --         --        --     (3,099)    (3,099)
    Isssuance of shares for options and Dividend
      Reinvestment Plan                                           21        120       --        --        452        593
    Stock retirement                                            (250)    (1,399)    (1,150)     --      2,799         --
    Three-for-two stock split                                  3,225     (3,225)      --        --        --          --
                                                             -------    -------    -------  -------    ------     -------
Balance at December 31, 1996                                   9,676      5,842     34,170   (1,274)      (23)     48,391
  Comprehensive income:
   Net income                                                   --         --        7,666       --         --      7,666     7,666
   Other comprehensive income, net of tax:
     Unrealized net holding gains arising during the
       year and decrease in net unrealized loss on
       securities available for sale transferred
       to investment securities held to maturity
       (pre-tax $2,893)                                                                                                       2,025
     Reclassification adjustment for net gains realized
       in net income during the year (pre-tax $512)                                                                            (358)
                                                                                                                            -------
     Other comprehensive income                                 --         --         --      1,667       --        1,667     1,667
                                                                                                                            -------
            Comprehensive income                                                                                            $ 9,333
                                                                                                                            =======
  Cash dividends, $.295 per share                               --         --       (2,272)      --         --       (2,272)
  Purchase of treasury stock                                    --         --          --        --       (1,432)    (1,432)
  Issuance of shares for options and Dividend
    Reinvestment Plan                                             14         49        --        --          523        586
                                                              ------    -------    -------   ------      -------    -------
Balance at December 31, 1997                                   9,690      5,891     39,564      393         (932)    54,606
  Comprehensive income:
    Net income                                                  --         --        7,681       --         --        7,681   7,681
    Other comprehensive loss, net of tax:
      Unrealized net holding losses arising during the
        year and decrease in net unrealized loss on
        securities available for sale transferred to
        investment securities held to maturity
        (pre-tax $2,136)                                                                                                     (1,495)
      Reclassification adjustment for net gains realized
        in net income during the year (pre-tax $391)                                                                           (274)
                                                                                                                            -------
            Other comprehensive loss                            --         --         --     (1,769)         --      (1,769) (1,769)
                                                                                                                            -------
            Comprehensive income                                                                                            $ 5,912
                                                                                                                            =======
    Cash dividends, $.33 per share                               --         --      (2,516)      --          --      (2,516)
    Purchase of treasury stock                                   --         --         --        --       (3,455)    (3,455)
    Issuance of shares for options and Dividend
      Reinvestment Plan                                           56        253        --        --          710      1,019
                                                             -------    -------    -------  -------      -------    -------

Balance at December 31, 1998                                 $ 9,746      6,144     44,729   (1,376)      (3,677)   55,566
                                                             =======    =======    =======  =======      =======    =======




Per share data has been adjusted for the June 1998 two-for-one stock split

See accompanying notes to consolidated financial statements.

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years Ended December 31, 1998, 1997 and 1996


                                                                1998          1997         1996
                                                              -------        -----        ------
                                                                       (In thousands)
Increase (decrease) in cash and cash equivalents:
  Cash flows from operating activities:
    Net income                                              $   7,681        7,666        7,157
    Adjustments to reconcile net income to net
       cash provided by operating activities:
         Depreciation and amortization                          1,312        1,100          767
         Provision for loan losses                                773          275          635
         Deferred tax expense                                   1,585          401          377
         Net gain on securities transactions                     (616)        (528)        (602)
         Net loss on sales and writedowns of other
            real estate owned and repossessed assets              173          310          321
         Purchases of trading securities                      (61,846)      (6,312)     (11,013)
         Proceeds from sales of trading securities             63,190        5,209       10,745
         Increase in accrued interest receivable                 (286)        (411)        (305)
         Net change in other assets and other liabilities          49         (701)      (1,158)
                                                            ---------    ---------    ---------
            Net cash provided by operating activities          12,015        7,009        6,924
                                                            ---------    ---------    ---------
Cash flows from investing activities:
    Purchases of securities:
       Available for sale                                    (169,062)    (113,123)     (97,086)
       Held to maturity                                       (27,121)     (21,750)     (20,224)
    Proceeds from sales of securities available for sale       62,534       86,367       71,799
    Proceeds from maturities and calls of securities:
       Available for sale                                      61,774       16,602       13,552
       Held to maturity                                        23,989       16,196       10,046
    Net loans made to customers                               (36,274)     (26,788)      (5,125)
    Proceeds from sales of other real estate owned
       and repossessed assets                                   1,364          704        1,763
    Purchases of premises and equipment                        (1,324)      (1,432)      (4,517)
                                                            ---------    ---------    ---------
            Net cash used in investing activities             (84,120)     (43,224)     (29,792)
                                                            ---------    ---------    ---------
Cash flows from financing activities:
    Net increase in deposits                                   89,670       29,255       12,906
    Net (decrease) increase in short-term borrowings          (15,582)      13,723        5,891
    Proceeds from long-term borrowings                           --           --          1,000
    Payments on long-term borrowings                             (401)        (383)        (307)
    Dividends paid                                             (2,516)      (2,272)      (2,080)
    Proceeds from issuance of shares for options
       and Dividend Reinvestment Plan                           1,019          586          593
    Purchase of treasury stock                                 (3,455)      (1,432)      (3,099)
                                                            ---------    ---------    ---------
            Net cash provided by financing activities          68,735       39,477       14,904
                                                            ---------    ---------    ---------

Net (decrease) increase in cash and cash equivalents           (3,370)       3,262       (7,964)
Cash and cash equivalents at beginning of year                 19,498       16,236       24,200
                                                            ---------    ---------    ---------
Cash and cash equivalents at end of year                    $  16,128       19,498       16,236
                                                            =========    =========    =========

                                                                                    (Continued)

                                       27

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years Ended December 31, 1998, 1997 and 1996

                                                       1998        1997       1996
                                                    ---------    --------    ------
                                                              (In thousands)
Additional disclosures relative to cash flows:
    Interest paid                                    $ 26,105      22,538     21,905
                                                     ========    ========   ========
    Taxes paid                                       $  1,627       2,185      2,080
                                                     ========    ========   ========
Supplemental schedule of non-cash investing and
  financing activities:
    Transfer of loans to other real estate owned
      and repossessed assets                         $  1,264       1,057      2,119
                                                     ========    ========   ========
    Adjustment of securities available for sale
      to fair value, net of tax                      $ (1,801)      1,634     (1,642)
                                                     ========    ========   ========
    Decrease in net unrealized loss on securities
      available for sale transferred to investment
      securities held to maturity, net of tax        $     32          33         29
                                                     ========    ========   ========



See accompanying notes to consolidated financial statements.

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    BASIS OF PRESENTATION

              The consolidated financial statements include the accounts of CNB Financial Corp. (the Parent Company or the Company) and its wholly-owned subsidiaries, Central National Bank, Canajoharie (the
              Bank) and Central Asset Management (CAM). All significant intercompany balances and transactions are eliminated in consolidation. The accounting and reporting policies of the Company conform in all material respects to generally accepted accounting principles and to general practice within the banking industry. The Company utilizes the accrual method of accounting for financial reporting purposes.

       (b)    USE OF ESTIMATES

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

              Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate owned and repossessed assets acquired in connection with foreclosures or insubstance foreclosures. In connection with the determination of the allowance for loan losses and the valuation of other real estate owned and repossessed assets, management generally obtains independent appraisals for significant properties.

              Management believes that the allowance for loan losses is adequate and that other real estate owned and repossessed assets are recorded at their fair value less an estimate of the costs to sell the assets. While management uses available information to recognize losses on loans, other real estate owned and repossessed assets, future additions to the allowance or writedowns of other real estate owned and repossessed assets may be necessary based on changes in economic conditions. In addition, various regulatory agencies periodically review the Bank's allowance for loan losses and other real estate owned and repossessed assets. Such agencies may require the Bank to recognize additions to the allowance or writedowns of other real estate owned and repossessed assets based on their judgments about information available to them at the time of their examination which may not be currently available to management.

              The Bank operates twenty full-service branches and one loan production office throughout six counties in Central New York State. A substantial portion of the Company's assets are loans secured by real estate located in these six counties. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is dependent upon economic conditions in these market areas. In addition, other real estate owned and repossessed assets are also generally located in these six counties.

                                                                    (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


       (c)    CASH EQUIVALENTS

              For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. At December 31, 1998 and 1997, cash and cash equivalents consist solely of cash and due from banks.

       (d) TRADING SECURITIES, SECURITIES AVAILABLE FOR SALE, AND INVESTMENT SECURITIES HELD TO MATURITY

              Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as investment securities held to maturity and are stated at amortized cost. However, if a security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment, such security cannot be classified as held to maturity. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported in accumulated other comprehensive income, net of tax.

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

              Non-marketable equity securities, such as Federal Home Loan Bank
              (FHLB) of New York stock and Federal Reserve Bank stock, are stated at cost since there is no readily available market value. These investments are required for membership. The investment in the Federal Home Loan Bank of New York stock is pledged to secure Federal Home Loan Bank of New York borrowings.

              Transfers from securities available for sale to investment securities held to maturity are recorded at the securities' fair values on the date of the transfer. Any net unrealized gains or losses continue to be reported in accumulated other comprehensive income, net of tax, as long as the securities are carried in the investment securities held to maturity portfolio, and are amortized over the remaining life of the transferred securities as an adjustment to yield in a manner consistent with the amortization of any premium or discount.


                                                                    (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


       (e)    NET LOANS RECEIVABLE

              Loans receivable are stated at the unpaid principal amount, net of unearned income, net deferred loan fees and costs, and the allowance for loan losses. Loans considered doubtful of collection by management are placed on non-accrual status for the recording of interest. Generally, commercial-type loans are placed on non-accrual status when principal and/or interest is 90 days or more past due and loans secured by residential real estate are placed on non-accrual status when principal and/or interest is 120 days or more past due, except for those loans which, in management's judgment, are well secured and in the process of collection. Consumer loans are generally not placed on non-accrual status and are generally charged off when 180 days past due. Previously accrued income that has not been collected is generally reversed from current income. Interest received on non-accrual loans is applied to reduce the carrying amount of the loan or, if principal is considered fully collectible, recognized as interest income. Loans are removed from non-accrual status when they become current as to principal and interest or when, in the opinion of management, the loans are considered to be fully collectible as to principal and interest. Loan fees received at the inception of a loan and certain direct costs of origination are deferred and amortized into interest income over the life of the loan.

       (f)    ALLOWANCE FOR LOAN LOSSES

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

       (g)    LOAN IMPAIRMENT

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


                                                                    (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


              Other real estate owned includes both formally foreclosed and insubstance foreclosed real properties. In accordance with SFAS No. 114, a loan is classified as an insubstance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place.

       (h)    PREMISES AND EQUIPMENT

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

       (i)    STOCK BASED COMPENSATION

              The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. SFAS No. 123, "Accounting for Stock-Based Compensation," encourages entities to recognize the fair value of all stock-based awards on the date of grant as compensation expense over the vesting period. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures of net income and earnings per share as if the fair-value-based method defined in SFAS No. 123 had been applied to stock option grants made in 1995 and later years. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.

       (j)    INCOME TAXES

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


                                                                   (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


       (k)    EARNINGS PER SHARE

              On December 31, 1997, the Company adopted the provisions of SFAS No. 128, "Earnings per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS). This Statement supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share" and related interpretations. SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and specifies additional disclosure requirements.

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

       (l)    FINANCIAL INSTRUMENTS

              In the normal course of business, the Company is a party to certain financial instruments with off-balance-sheet risk, such as commitments to extend credit, unused lines of credit, letters of credit, and standby letters of credit. The Company's policy is to record such instruments when funded.

       (m)    COMPREHENSIVE INCOME

              The Company has adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income represents the sum of net income and items of "other comprehensive income," which are reported directly in stockholders' equity, net of tax, such as the change in the net unrealized gain or loss on securities available for sale and the decrease in the net unrealized loss on securities available for sale transferred to investment securities held to maturity. While SFAS No. 130 does not require a specific reporting format, it does require that an enterprise display an amount representing total comprehensive income for each period for which an income statement is presented. In accordance with SFAS No. 130, the Company has reported comprehensive income and its components for 1998, 1997 and 1996 in the consolidated statements of changes in stockholders' equity. Accumulated other comprehensive income, which is included in stockholders' equity, net of tax, represents the net unrealized gain or loss on securities available for sale and the net unrealized loss on securities available for sale transferred to investment securities held to maturity.


                                                                     (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


       (n)    SEGMENT REPORTING

              In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way that the public business enterprises report information about operating segments. For the Company, the statement was effective for annual financial statements issued for the year ending December 31, 1998.

              The Company's operations are solely in the financial services industry and include the traditional operations of a commercial banking enterprise. Management makes operating decisions and assesses performance based on an ongoing review of the Company's commercial banking operations, which constitute the Company's only operating segment for financial reporting purposes. The Company operates primarily in central New York State in Montgomery, Fulton, Herkimer, Otsego, Schoharie and Schenectady counties and surrounding areas.

       (o)    RECLASSIFICATIONS

              Amounts in the prior periods' consolidated financial statements are reclassified whenever necessary to conform to the current period's presentation.


(2)    SECURITIES

       The amortized cost and approximate fair value of securities available for sale at December 31 are summarized as follows:

                                                                                       1998
                                                        -------------------------------------------------------------
                                                                            GROSS           GROSS        APPROXIMATE
                                                          AMORTIZED      UNREALIZED       UNREALIZED         FAIR
                                                            COST            GAINS           LOSSES           VALUE
                                                        -------------    -----------      ---------     -------------
                                                                                 (IN THOUSANDS)
         Collateralized mortgage obligations            $     111,725            244          1,557           110,412
         Mortgage backed securities                             8,156             96             33             8,219
         U.S. Treasury securities                               6,022             69              2             6,089
         U.S. Government agency securities                     11,849             29             49            11,829
         Corporate debt securities                             45,868          1,499          2,127            45,240
                                                        -------------    -----------      ---------     -------------
              Total debt securities                           183,620          1,937          3,768           181,789
         Federal Home Loan Bank stock                           2,092             -              -              2,092
         Federal Reserve Bank stock                               356             -              -                356
         Mutual funds                                           1,811             -              -              1,811
         Preferred stock                                          625             -              22               603
                                                        -------------    -----------      ---------     -------------
                                                        $     188,504          1,937          3,790           186,651
                                                        =============    ===========      =========     =============


                                                                   (Continued)
                                       34

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

                                                                                       1997
                                                        -------------------------------------------------------------
                                                                            GROSS           GROSS        APPROXIMATE
                                                          AMORTIZED      UNREALIZED       UNREALIZED         FAIR
                                                            COST            GAINS           LOSSES           VALUE
                                                        -------------    -----------      ---------     -------------
                                                                                 (IN THOUSANDS)

         Collateralized mortgage obligations            $      55,206            488            550            55,144
         Mortgage backed securities                             8,876             59             26             8,909
         U.S. Treasury securities                               8,030             33             40             8,023
         U.S. Government agency securities                     26,618            121             15            26,724
         Corporate debt securities                             41,054            926            304            41,676
                                                        -------------    -----------      ---------     -------------
              Total debt securities                           139,784          1,627            935           140,476
         Federal Home Loan Bank stock                           2,092             -              -              2,092
         Federal Reserve Bank stock                               356             -              -                356
         Preferred stock                                        1,125             28             -              1,153
                                                        -------------    -----------      ---------     -------------
                                                        $     143,357          1,655            935           144,077
                                                        =============    ===========      =========     =============

       The amortized cost and approximate fair value of debt securities available for sale at December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                             APPROXIMATE
                                                                         AMORTIZED               FAIR
                                                                           COST                  VALUE
                                                                       -------------         ------------
                                                                                  (IN THOUSANDS)

         Due in one year or less                                       $       2,019                2,018
         Due after one year through five years                                13,427               12,115
         Due after five years through ten years                               17,946               18,009
         Due after ten years                                                  30,347               31,016
                                                                       -------------         ------------
                                                                              63,739               63,158
         Mortgage backed securities and collateralized mortgage
              obligations                                                    119,881              118,631
                                                                       -------------         ------------
                                                                       $     183,620              181,789
                                                                       =============         ============

       Gross gains of $668,000 and gross losses of $52,000 were realized on sales of trading securities and securities available for sale in 1998. Gross gains of $762,000 and gross losses of $234,000 were realized on sales of trading securities and securities available for sale in 1997; gross gains of $1,438,000 and gross losses of $836,000 were realized on sales of trading securities and securities available for sale in 1996.


                                                                   (Continued)
                                       35

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


       The amortized cost and approximate fair value of investment securities held to maturity at December 31 are summarized as follows:

                                                                                       1998
                                                        -------------------------------------------------------------
                                                                            GROSS           GROSS        APPROXIMATE
                                                          AMORTIZED      UNREALIZED       UNREALIZED         FAIR
                                                            COST            GAINS           LOSSES           VALUE
                                                        -------------    -----------      ---------     -------------
                                                                                 (IN THOUSANDS)
         State and municipal obligations                $      65,466          4,487             52            69,901
         Mortgage backed securities                            19,594            330             39            19,885
         Collateralized mortgage obligations                    5,800             13             10             5,803
         U.S. Government agency securities                      5,151            105             -              5,256
         Corporate and taxable municipal debt
              securities                                       17,445            888            132            18,201
                                                        -------------    -----------      ---------     ------------
                                                        $     113,456          5,823            233           119,046
                                                        =============    ===========      =========     =============

                                                                                       1997
                                                        -------------------------------------------------------------
                                                                            GROSS           GROSS        APPROXIMATE
                                                          AMORTIZED      UNREALIZED       UNREALIZED         FAIR
                                                            COST            GAINS           LOSSES           VALUE
                                                        -------------    -----------      ---------     -------------
                                                                                 (IN THOUSANDS)
         State  and municipal obligations               $      56,844          3,485             79            60,250
         Mortgage backed securities                            22,188            427             87            22,528
         Collateralized mortgage obligations                    2,802             66             -              2,868
         U.S. Government agency securities                     12,112            207             96            12,223
         Corporate and taxable municipal debt
              securities                                       16,378          1,493             21            17,850
                                                        -------------    -----------      ---------     ------------
                                                        $     110,324          5,678            283           115,719
                                                        =============    ===========      =========     =============


                                                                     (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


       The amortized cost and approximate fair value of debt securities held to maturity at December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties
 .

                                                                                            APPROXIMATE
                                                                       AMORTIZED                FAIR
                                                                          COST                  VALUE
                                                                     -------------          ------------

                                                                                (IN THOUSANDS)
         Due in one year or less                                     $       5,597                 5,545
         Due after one year through five years                              23,871                25,278
         Due after five years through ten years                             30,559                33,503
         Due after ten years                                                28,035                29,032
                                                                     -------------          ------------
                                                                            88,062                93,358
         Mortgage backed securities and collateralized
             mortgage obligations                                           25,394                25,688
                                                                     -------------          ------------
                                                                     $     113,456               119,046
                                                                     =============          ============

       There were no sales of investment securities held to maturity during 1998, 1997 or 1996.

       Securities with a carrying value of approximately $163.9 million and $140.3 million at December 31, 1998 and 1997, respectively, were pledged to secure public deposits, repurchase agreements and borrowings from the U.S. Treasury.


                                                                   (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


(3)    NET LOANS RECEIVABLE

       The composition of the loan portfolio is as follows at December 31

                                                                                1998                  1997
                                                                           --------------          -----------
                                                                                        (IN THOUSANDS)
       Loans secured by real estate:
         One-to-four family mortgages                                      $       62,675               58,800
         Commercial                                                                56,466               47,367
         Agricultural                                                              17,193               14,772
         Construction                                                               3,643                1,378
         Home equity                                                               24,893               24,059
                                                                           --------------         ------------
                                                                                  164,870              146,376
                                                                           --------------         ------------
       Other loans:
         Commercial                                                                33,238                30,553
         Agricultural                                                              18,399                18,335
         Manufactured housing                                                      60,975                61,519
         Lease receivables                                                         43,486                23,524
         Tax-exempt                                                                 2,989                 3,861
         Consumer                                                                  59,573                62,638
                                                                           --------------          ------------
                                                                                  218,660               200,430
                                                                           --------------          ------------

       Less:   Net deferred loan fees/costs and unearned discount                  (2,577)                  (96)
               Allowance for loan losses                                           (8,384)               (8,378)
                                                                           --------------          ------------
                  Net loans receivable                                     $      372,569               338,332
                                                                           ==============          ============

       A summary of the activity in the  allowance  for loan losses for the years ended  December 31 is as follows:

                                                                    1998             1997             1996
                                                                ------------    -------------     -------------
                                                                                   (IN THOUSANDS)
         Balance at beginning of year                           $      8,378            8,367             8,463
         Provision for loan losses                                       773              275               635
         Charge-offs                                                  (1,325)          (1,531)           (1,297)
         Recoveries                                                      558            1,267               566
                                                                ------------    -------------     -------------
         Balance at end of year                                 $      8,384            8,378             8,367
                                                                ============    =============     =============


                                       38                            (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997

       The following table sets forth information with regard to non-performing loans at December 31:

                                                                     1998             1997             1996
                                                                 ------------     ------------     -----------
                                                                                 (IN THOUSANDS)
         Loans in non-accrual status                             $      3,996            2,107           3,253
         Loans contractually past due 90 days or
           more and still accruing interest                             1,279            2,386           1,226
                                                                 ------------    -------------     -----------
              Total non-performing
                  loans                                          $      5,275            4,493           4,479
                                                                 ============    =============     ===========

       There are no material commitments to extend further credit to borrowers with non-performing loans.

       Accumulated interest on non-accrual loans, as shown above, of approximately $318,000, $190,000 and $125,000, was not recognized in interest income during the years ended December 31, 1998, 1997 and 1996, respectively. Approximately $71,000, $21,000 and $28,000 of interest on non-accrual loans, as shown above, was collected and recognized as interest income during the years ended December 31, 1998, 1997 and 1996, respectively.

       The Company had impaired loans of $3,298,000 and $1,600,000 at December 31, 1998 and 1997, respectively. Included in this amount are impaired loans of $886,000 and $1,203,000, respectively, which had an allowance for loan losses of $345,000 and $170,000, respectively. Average impaired loans were $2,720,000 for 1998, $1,966,000 for 1997, and $3,440,000 for
       1996. Interest income recognized on impaired loans was not significant for 1998, 1997 and 1996.

       Certain directors and executive officers of the Company were customers of and had other transactions with the Company in the ordinary course of business. Loans to these parties were made in the ordinary course of business at the Company's normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled less than 5% of total stockholders' equity at December 31, 1998 and 1997. (See also note 6)

(4)    PREMISES AND EQUIPMENT

       Premises and equipment are summarized as follows at December 31:

                                                                  1998                 1997
                                                             -------------        -------------
                                                                       (IN THOUSANDS)

         Land                                                $         549                  549
         Buildings and improvements                                  9,782                9,711
         Furniture, fixtures and equipment                           8,089                6,830
         Construction-in-progress                                       38                   44
                                                             -------------        -------------
                                                                    18,458               17,134
         Less accumulated depreciation                              (8,383)              (7,129)
                                                             -------------        -------------
              Total premises and equipment, net              $      10,075               10,005
                                                             =============        =============

       Land, buildings and improvements with a carrying value of approximately
       $4.4 million are pledged to secured long-term borrowings. (See also note
       7)


                                       39                            (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


(5)    DEPOSITS

       The components of interest-bearing deposits are as follows at December 31:

                                                            1998                   1997
                                                      --------------         ----------------
                                                                      (IN THOUSANDS)
         NOW accounts                                 $       76,896                   65,519
         Savings accounts                                    102,446                   97,604
         Money market accounts                                52,618                   40,043
         Time deposits of $100,000 or more                   120,917                  114,371
         Other time deposits                                 208,926                  171,577
                                                      --------------         ----------------
              Total                                   $      561,803                  489,114
                                                      ==============         ================

       The approximate amount of contractual maturities of time deposit accounts for the years subsequent to December 31, 1998 are as follows:

                YEARS ENDED DECEMBER 31,                   (IN THOUSANDS)
                ------------------------
                         1999                              $    230,345
                         2000                                    78,753
                         2001                                     6,454
                         2002                                     7,051
                         2003                                     4,039
                         Thereafter                               3,201
                                                           ------------
                                                           $    329,843


(6)    SHORT-TERM BORROWINGS

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

                                                                     1998             1997               1996
                                                                 -----------      -----------         ---------
                                                                             (DOLLARS IN THOUSANDS)
         Balance at year-end                                     $    12,347           17,330            13,854
         Average daily balance during the year                        13,882           14,345            16,232
         Maximum  month-end balance during the year                   18,068           17,330            18,008
         Weighted-average interest rate at year-end                    4.37%            5.04%             4.75%
         Weighted-average interest rate during the year                4.86%            4.84%             4.74%


                                       40                            (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


       The Company has entered into repurchase agreements with entities which have certain executive officers who are significant stockholders and directors of the Company. These repurchase agreements are entered into in the ordinary course of business at market terms. These repurchase agreements resulted in approximately $10,925,000 and $14,037,000 being due to these entities at December 31, 1998 and 1997, respectively.

       The Company has two lines of credit, expiring in December 1999, which are available with the FHLB of New York. The first is an overnight line of credit for approximately $33.8 million with interest based on existing market conditions. The second is a one-month overnight repricing line of credit for approximately $33.8 million with interest based on existing market conditions. There were no amounts outstanding on these lines at December 31, 1998. There was approximately $10.4 million outstanding under the overnight line of credit at December 31, 1997. Borrowings on these lines are secured by FHLB stock, certain securities, and one-to-four family first lien mortgage loans.


(7)    LONG-TERM BORROWINGS

       Long-term borrowings consist of a Federal Home Loan Bank borrowing of approximately $1,900,000 and $2,241,000 at December 31, 1998 and 1997,
       respectively, which bears interest at 5.45% with monthly principal and interest payments due through 2003, and an Industrial Development Agency
       (IDA) note of approximately $4,630,000 and $4,690,000 at December 31, 1998 and 1997, respectively, which bears interest at a variable commercial paper rate, with payments due through 2025. The weighted-average interest rate on the IDA note was 5.70% during 1998 and 5.72% during 1997. (See also note 12)

       The amount of principal payments coming due over the next five years starting in 1999 and ending in 2003 for long-term borrowings is $425,000, $445,000, $477,000, $504,000 and $419,000, with $4,260,000 in principal payments due thereafter.


(8)    STOCKHOLDERS' EQUITY

       At the Annual Meeting in May 1998, the stockholders approved an amendment to the Certificate of Incorporation to increase the number of authorized shares from 10 million to 20 million. In addition, a two-for-one stock split and a change in the par value of the common stock from $2.50 to $1.25 per share were approved. All share and per share data has been restated to reflect the split, which was distributed in June 1998.


                                       41                            (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


(9)    INCOME TAXES


       The following is a summary of the components of income tax expense for the years ended December 31:
                                                               1998              1997             1996
                                                           ------------     ------------     -------------
                                                                           (IN THOUSANDS)
         Current tax expense:
              Federal                                      $        864            2,085             1,740
              State                                                 157              749               621
                                                           ------------     ------------     -------------
                                                                  1,021            2,834             2,361
         Deferred tax expense                                     1,585              401               377
                                                           ------------     ------------     -------------
                                                           $      2,606            3,235             2,738
                                                           ============     ============     =============

       Income tax expense differs from the amount of tax determined by applying the federal statutory income tax rate of 34% as a result of the following items:
                                                               1998             1997             1996
                                                           ------------    -------------     -------------
                                                                           (DOLLARS IN THOUSANDS)
         Pre-tax income at statutory rate                  $      3,498            3,706             3,364
         Tax exempt income                                       (1,268)          (1,080)             (990)
         State income tax, net of federal tax benefit               386              554               410
         Other, net                                                 (10)              55               (46)
                                                           ------------    -------------     -------------
                                                           $      2,606            3,235             2,738
                                                           ============    =============     =============

         Effective tax rate                                       25.3%            29.7%             27.7%
                                                                  =====           ======           =======

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are as follows:
                                                                                   1998             1997
                                                                         -----------------     -------------
                                                                                    (IN THOUSANDS)
         Deferred tax assets:
              Allowance for loan losses                                  $           3,605             3,251
              Deferred compensation                                                  1,576             1,113
              Other real estate owned and repossessed assets                           106               187
              Deferred loan fees                                                        55               102
              Pension and postretirement benefits                                      353               326
              Accrued liabilities                                                      191               242
              Alternative minimum tax credit carryforward                              314                -
              Other                                                                    223                174
                                                                         -----------------     --------------
                    Gross deferred tax assets                                        6,423              5,395
                                                                         -----------------     --------------
         Deferred tax liabilities:
              Leases                                                                (5,113)            (2,446)
              Depreciation on premises and equipment                                  (200)              (245)
              Other                                                                   (211)              (220)
                                                                         ------------------    --------------
                    Gross deferred tax liabilities                                  (5,524)            (2,911)
                                                                         ------------------    --------------
                         Net deferred tax asset                          $             899              2,484
                                                                         =================     ==============


                                       42                            (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


       In addition to the deferred tax assets and liabilities described above, the Company had a deferred tax asset of $596,000 at December 31, 1998 and a deferred tax liability of $159,000 at December 31, 1997, related to the net unrealized gain or loss on securities available for sale and the net unrealized loss on securities transferred from securities available for sale to investment securities held to maturity in 1994.

       As of December 31, 1998, the Company had alternative minimum tax ("AMT") credit carryforwards of $314,000. AMT credits may be used indefinitely to reduce regular federal income taxes to the extent regular federal income taxes exceed the related alternative minimum tax otherwise due.

       In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Based upon management's consideration of the historical level of taxable income in the prior years, as well as the time period that the items giving rise to the deferred tax assets will turn around, no deferred tax asset valuation allowance is considered necessary as of December 31, 1998 and 1997.


(10)   STOCK OPTION PLAN

       During 1994, the Company established a Stock Option Plan (the Plan) which permits the issuance of options to selected employees. The Company has reserved 300,000 shares (adjusted for stock splits) of common stock for issuance under the Plan. As of December 31, 1998, 233,000 options have been granted. Stock options are nontransferable other than on death and have vesting periods ranging from six months to five years. The term of the options is ten years. A summary of the stock option activity follows:

                                                                             WEIGHTED AVERAGE
                                                              NO. OF            EXERCISE
                                                              SHARES              PRICE
                                                           -----------          ---------
         Outstanding at December 31, 1995                       93,000          $    5.43
              Granted                                           57,000               9.30
              Exercised                                        (25,500)              5.43
                                                           -----------          ---------

         Outstanding at December 31, 1996                      124,500               7.21
              Granted                                                -                 --
              Exercised                                        (10,500)              5.43
                                                           -----------          ---------
         Outstanding at December 31, 1997                      114,000               7.37
              Granted                                           62,000              16.42
              Exercised                                        (44,069)              6.94
              Forfeited                                         (5,000)             16.2
                                                           -----------          ---------
         Outstanding at December 31, 1998                      126,931          $   11.58
                                                           ===========          =========


                                       43                            (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


       The following table summarizes information about the Company's stock options at December 31, 1998:

                                                          WEIGHTED-AVERAGE
               EXERCISE                                       REMAINING
                PRICE                  OUTSTANDING        CONTRACTUAL LIFE          EXERCISABLE
              ----------              --------------      ---------------          ------------
              $     5.43                      30,000             5.2 years                30,000
                    8.81                       6,675             8.0                       6,675
                    9.38                      33,256             7.2                      21,756
                   16.25                      54,000             9.8                          -
                   19.75                       3,000             9.9                          -
                                      --------------       ---------------          ------------
                                             126,931             8.0                      58,431
                                      ==============       ===============          ============

       As of December 31, 1997 and 1996, respectively, 102,500 and 101,500 options were exercisable.

       All options have been granted at exercise prices equal to the fair value of the common stock at the grant date. Therefore, in accordance with the provisions of APB Opinion No. 25 related to fixed stock options, no compensation cost has been recognized in the consolidated financial statements with respect to options granted or exercised. Under the alternative fair-value-based method defined in SFAS No. 123, the fair value of all fixed stock options on the grant date would be recognized as compensation expense over the vesting period. The estimated weighted average fair value of options granted in 1998 and 1996 was $4.22 and $1.71, respectively. The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998 and 1996, respectively: dividend yield of 1.5% and 3.3%; expected volatility of 19.1% and 17.9%; risk free interest rate of 4.5% and 5.5%; expected option life of 7.0 and 4.9 years; and estimated forfeiture rate of 10% and 0%. Pro forma disclosures for the Company, assuming application of the fair value based method defined in SFAS No. 123 for options awarded in 1995 and later, are as follows:

                                                            1998           1997         1996
                                                         ----------       ------       ------
              Net income (in thousands):
                  As reported                            $    7,681        7,666        7,157
                  Pro forma                                   7,656        7,636        7,112
              Basic earnings per share:
                  As reported                                  1.01         0.99        0.90
                  Pro forma                                    1.00         0.99        0.90
              Diluted earnings per share:
                  As reported                                  1.00         0.99        0.90
                  Pro forma                                    1.00         0.98        0.89


                                       44                            (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


(11)   EMPLOYEE BENEFIT PLANS

       Employee Pension Benefits
       -------------------------
       The Company has a noncontributory pension plan which covers substantially all full-time employees meeting certain eligibility requirements. The benefit formula is based upon a percentage of final average pay immediately prior to retirement. Plan benefits are funded through Company contributions at least equal to the amounts required by law. Plan assets are invested primarily in pooled investment funds.

       The following tables provide a reconciliation of the changes in the plan's projected benefit obligation and fair value of the plan's assets for the years ended December 31, and a statement of the plan's funded status at December 31:

                                                                                 1998              1997
                                                                           ---------------    --------------
                                                                                    (IN THOUSANDS)

         Reconciliation of projected benefit obligation:
              Projected benefit obligation at January 1                    $         7,510             6,867
                  Service cost                                                         504               380
                  Interest cost                                                        538               477
                  Benefits paid                                                       (540)             (447)
                  Actuarial loss                                                        97               233
                                                                           ---------------    --------------
              Projected benefit obligation at December 31                            8,109             7,510
                                                                           ---------------    --------------

         Reconciliation of fair value of plan assets:
              Fair value of plan assets at January 1                                 8,906             7,916
                  Actual return on plan assets                                         563             1,477
                  Benefits paid                                                       (540)             (447)
                  Actuarial loss due to measurement
                      date prior to December 31                                       (103)              (40)
                                                                           ---------------    --------------
              Fair value of plan assets at December 31                               8,826             8,906
                                                                           ---------------    --------------

         Funded status:
              Funded status at December 31                                             717             1,396
              Unrecognized portion of net asset at
                      transition                                                      (758)             (845)
              Unrecognized prior service cost                                          104               114
              Unrecognized net gain                                                   (825)           (1,237)
                                                                           ---------------    --------------
                  Pension liability recognized in other
                      liabilities                                          $          (762)             (572)
                                                                           ===============    ==============


                                       45                            (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


       The following table provides the components of net periodic pension cost for the years ended December 31:

                                                                         1998             1997              1996
                                                                     -----------       ----------         ---------
                                                                                    (IN THOUSANDS)
         Service cost - benefits earned during the year                 $    504              380               460
         Interest cost on projected benefit obligation                       538              477               470
         Expected return on plan assets                                     (775)            (695)             (630)
         Amortization of unrecognized net asset at transition                (87)             (87)              (87)
         Amortization of unrecognized prior service cost                      10               11                11
         Amortization of unrecognized actuarial gain                          --              (12)               --
                                                                     -----------       ----------         ---------
                  Net periodic pension cost                          $       190               74               224
                                                                     ===========       ==========         =========

       The unrecognized net asset at transition is being amortized over 21 years on a straight-line basis. Prior service costs are amortized on a straight-line basis over the average future service period of active plan participants. Gains or losses in excess of 10% of the greater of the projected benefit obligation or the fair value of the plan assets are amortized over the average remaining service period of active plan participants.

       The assumptions used in the measurement of the Company's projected benefit obligation and net periodic pension cost are shown in the table below:


                                                                   1998       1997       1996
                                                                   ----       ----       ----
         Weighted-average assumptions at December 31:
              Discount rate                                        6.50%      7.00%      7.50%
              Expected return on plan assets                       9.00       9.00       9.00
              Rate of increase in future compensation levels       5.00       5.00       5.00


       401(k) Plan, Incentive Plan and Profit Sharing Plan
       ---------------------------------------------------
       The Company maintains a 401(k) plan which covers all employees who have met minimum eligibility requirements. As defined under the terms of the plan, participants may elect to defer a portion of their compensation through contributions to the plan. The Company makes matching contributions equal to 30% of the first 8% of the participant's contribution.


                                       46                            (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


       In 1998, the Company maintained an annual incentive plan for all employees with awards based on certain pre-determined criteria set by the Board of Directors. In 1998, employees could elect to contribute any portion of the incentive award to the 401(k) plan. In 1997 and 1996, the Company maintained a profit sharing plan for all employees and an incentive plan for certain key officers. Awards under the profit sharing plan were based on certain pre-determined criteria set by the Board of Directors. Awards under the incentive plan were based on the Bank achieving certain pre-determined performance targets set by the Board of Directors. In 1997 and 1996, the Company contributed 50% of each employee's profit sharing award to the 401(k) plan. Each employee could also elect to contribute any portion of the remaining 50% of the profit sharing award to the 401(k) plan. The expense related to these plans amounted to $948,000 in 1998, $940,000 in 1997, and $1,028,000 in 1996.

       Salary Continuation Agreements
       ------------------------------
       The Company also has salary continuation agreements with certain key officers and former officers. The Company had accrued $1,929,000 and $1,422,000 at December 31, 1998 and 1997, respectively, to reflect its liability under these agreements. The expense related to these agreements amounted to $292,000 in 1998, $100,000 in 1997, and $83,000 in 1996.

       In connection with these agreements, the Company has purchased whole-life insurance contracts on the related officers with the Company as beneficiary. The Company paid whole-life premiums of approximately $178,000 in 1998, $180,000 in 1997, and $188,000 in 1996. At December 31,
       1998 and 1997, the cash surrender value of these policies was $1,459,000 and $893,000, respectively.

       Employee Postretirement Benefits
       --------------------------------
       Effective June 1994, the Company ceased offering any postretirement benefits for those employees who had not yet retired and for those retirees who had not yet reached age 65. The remaining obligation of the Company to its retirees is not considered material to the consolidated financial statements.


(12)   COMMITMENTS AND CONTINGENT LIABILITIES

       Off-Balance Sheet Financing
       ---------------------------
       The Company is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit, unused lines of credit, letters of credit, and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized on the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement by the Company.


                                      47                             (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


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

       Contract amounts of financial instruments that represent credit risk as of December 31 are as follows:

                                                                     1998                 1997
                                                                --------------       -------------
                                                                          (IN THOUSANDS)
          Commitments to extend credit and
              unused lines of credit                           $       42,122              26,972
          Letters of credit and standby letters
              of credit                                                 1,313               1,475
                                                               --------------       -------------
                                                               $       43,435              28,447
                                                               ==============       =============

       The Company does not engage in investments in futures contracts, forwards (excluding forward sale commitments on residential mortgage loans), swaps, option contracts or other derivative investments with similar characteristics.


                                       48                            (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


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

       Lease Commitments
       -----------------
       The Company leases certain branch facilities and office space under noncancelable operating leases. A summary of the future minimum commitments required under noncancelable operating leases as of December 31, 1998 are as follows:


             YEARS ENDING DECEMBER 31,              (IN THOUSANDS)
             ------------------------               -------------
                       1999                         $        617
                       2000                                  618
                       2001                                  607
                       2002                                  497
                       2003                                  284
                    Thereafter                             4,087
                                                    ------------
                                                    $      6,710
                                                    ============

       Serviced Loans
       --------------
       The total amount of loans serviced by the Company for unrelated third parties was approximately $14.4 million and $13.0 million at December 31, 1998 and 1997, respectively.

       Reserve Requirement
       -------------------
       The Bank is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank of New York. The amount of this reserve requirement, included in cash and cash equivalents, was approximately $8,146,000 at December 31, 1998.

       Dividend Restrictions
       ---------------------
       The approval of banking regulatory authorities is required before dividends paid by the Bank to the Parent Company during the year can exceed certain prescribed limits. Undivided profits at the Bank of approximately $14,267,000 are free of limitations at December 31, 1998.


                                       49                            (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


       Legal Proceedings
       -----------------
       The Company is, from time to time, a defendant in legal proceedings relating to the conduct of its business. In the best judgment of management, the consolidated financial position of the Company will not be affected materially by the outcome of any pending legal proceedings.

       The Company has an Industrial Development Agency (IDA) note of approximately $4,630,000 and $4,690,000 at December 31, 1998 and 1997,
       respectively, with payments due through 2025. This note relates to the construction and financing of the Company's operations center in Canajoharie, New York. In conjunction with this financing, the Company has a 30 year payment-in-lieu-of-taxes (PILOT) agreement with the IDA under which the Company pays reduced property taxes on the property. In 1999, the New York State Supreme Court in Montgomery County voided this PILOT agreement, but no order was given related to the repayment of past property taxes or the renegotiation of the PILOT. Although the Company has appealed this ruling, if the appeal is unsuccessful, the Company may have to pay property taxes to the applicable taxing authorities. Management anticipates, based upon discussion with legal counsel, that the amount of such payment, if any, will not be material to the Company's consolidated financial statements.


(13)   REGULATORY MATTERS

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

       Quantitative measures established by the regulations to ensure capital adequacy require banking institutions to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of December 31, 1998 and 1997, the Company and the Bank met all capital adequacy requirements to which they were subject.


                                       50                            (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


       As of December 31, 1998, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a banking institution must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category. Actual capital amounts and ratios as of December 31 are presented in the table below.

                                               1998                   1997              MINIMUM         MINIMUM RATIOS
                                      -------------------      ------------------      RATIOS FOR         TO BE WELL
                                              ACTUAL                 ACTUAL             CAPITAL        CAPITALIZED UNDER
                                      -------------------      ------------------       ADEQUACY       PROMPT CORRECTIVE
                                       AMOUNT       RATIO       AMOUNT      RATIO       PURPOSES       ACTION PROVISIONS
                                      --------      -----      --------     -----       --------       -----------------
                                                                    (DOLLARS IN THOUSANDS)

     Tier 1 Capital (to Total
       Adjusted Average Assets):
         Central National Bank,
             Canajoharie              $ 56,035       7.8%      $ 52,212      8.2%          4.0%               5.0%
         CNB Financial Corp.
             (consolidated)             56,932       7.9         54,175      8.4           4.0

     Tier 1 Capital (to Risk
       Weighted Assets):
         Central National Bank,
             Canajoharie                56,035      11.2         52,212     11.7           4.0                6.0
         CNB Financial Corp.
             (consolidated)             56,932      11.3         54,175     12.0           4.0

     Total Capital (to Risk
       Weighted Assets):
         Central National Bank,
             Canajoharie                62,303      12.5         57,809     13.0           8.0               10.0
         CNB Financial Corp.
             (consolidated)             63,315      12.5         59,850     13.3           8.0



                                       51                            (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


(14)   EARNINGS PER SHARE

       The following table provides the calculation of basic and diluted EPS for the years ended December 31:

                                                            1998                                     1997
                                            -------------------------------------   -----------------------------------------
                                                NET       WEIGHTED      PER SHARE       NET           WEIGHTED      PER SHARE
                                              INCOME     AVG. SHARES     AMOUNT       INCOME        AVG. SHARES      AMOUNT
                                            ----------   -----------    ---------   -----------     -----------     ---------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
         Basic EPS:
           Net income available
             to common stockholders         $    7,681         7,625     $   1.01    $    7,666         7,712     $    0.99
                                            ===========                  ========    ===========                  =========

         Effect of dilutive securities:
           Stock options                                          48                                       44
                                                          ----------                                 --------

         Diluted EPS                        $    7,681         7,673     $   1.00    $    7,666         7,756     $    0.99
                                            ==========    ==========     ========    ===========     ========     =========

                                                                       1996
                                                    -------------------------------------------
                                                        NET          WEIGHTED         PER SHARE
                                                      INCOME        AVG. SHARES        AMOUNT
                                                    ----------      ----------        --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

         Basic EPS:
           Net income available
             to common stockholders                 $    7,157           7,930        $   0.90
                                                    ==========                        ========

         Effect of dilutive securities:
           Stock options                                                    34
                                                                    ----------
         Diluted EPS                                $    7,157           7,964        $   0.90
                                                    ==========      ==========        ========

       Options to purchase 49,500 shares of common stock at $9.38 per share were outstanding during the second half of 1996, but were not included in the computation of diluted EPS for the year ended December 31, 1996 because the options' exercise price was greater than the average market price of the common stock during the second half of 1996.


                                       52                            (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


(15)   FAIR VALUES OF FINANCIAL INSTRUMENTS

       The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

       Cash and Cash Equivalents and Accrued Interest Receivable and Payable
       ---------------------------------------------------------------------
       For these short-term instruments, the carrying value approximates fair value.

       Securities
       ----------
       Fair values for securities (including trading securities, securities available for sale and investment securities held to maturity) are based on quoted market prices or dealer quotes, when available. When quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

       Loans
       -----
       The fair value of loans is determined by utilizing a discounted cash flow model which considers scheduled maturities, repricing characteristics, prepayment assumptions and interest cash flows.

       Deposits
       --------
       The fair value of fixed maturity deposits is determined by utilizing a discounted cash flow model which considers scheduled maturities, repricing characteristics and interest cash flows. NOW accounts, noninterest-bearing accounts, savings accounts and money market accounts are payable on demand, thus the carrying value approximates fair value. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities as compared to the cost of borrowing funds in the market.

       Borrowings
       ----------
       The fair value of borrowings has been estimated using discounted cash flow analyses that apply interest rates currently being offered for borrowings with similar terms.


       Commitments
       -----------
       Fees charged for commitments to extend credit are not significant and are offset by associated credit risk with respect to certain amounts expected to be funded. Accordingly, the fair value of these financial instruments is immaterial.


                                       53                            (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


       The estimated fair values of the Company's financial instruments at December 31 are as follows:

                                                                      1998                            1997
                                                          ---------------------------     -------------------------
                                                                            ESTIMATED                     ESTIMATED
                                                            CARRYING          FAIR         CARRYING         FAIR
                                                             AMOUNT           VALUE         AMOUNT          VALUE
                                                          -----------       ---------      --------        --------
                                                                                (IN THOUSANDS)
         Financial assets:
              Cash and cash equivalents                   $    16,128          16,128         19,498         19,498
              Trading securities                                  --              --           1,119          1,119
              Securities available for sale                   186,651         186,651        144,077        144,077
              Investment  securities held to
                 maturity                                     113,456         119,046        110,324        115,719
              Net loans receivable(1)                         372,569         376,268        338,332        337,292
              Accrued interest receivable                       5,843           5,843          5,557          5,557

         Financial liabilities:
              Noninterest-bearing deposits                     66,339          66,339         49,358         49,358
              Interest-bearing deposits                       561,803         563,943        489,114        491,013
              Short-term borrowings                            12,651          12,651         28,233         28,233
              Long-term borrowings                              6,530           6,199          6,931          6,589
              Accrued interest payable                          2,496           2,496          2,443          2,443


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


                                       54                            (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


(16)   PARENT COMPANY FINANCIAL STATEMENTS

       The following presents the condensed balance sheets of the Parent Company at December 31 and its condensed statements of income and cash flows for the years ended December 31:


       Condensed Balance Sheets
                                                                             1998                  1997
                                                                        --------------        -------------
                                                                                  (IN THOUSANDS)
         Assets:
              Cash and cash equivalents                                 $           135                 765
              Securities available for sale                                         603               1,153
              Premises and equipment, net                                         4,795               4,899
              Investment in subsidiaries                                         54,846              52,719
              Other assets                                                           58                  18
                                                                        ---------------       -------------
                                                                        $        60,437              59,554
                                                                        ===============       =============

         Liabilities and stockholders' equity:
              Long-term borrowings                                                4,630               4,690
              Other liabilities                                                     241                 258
              Stockholders' equity                                               55,566              54,606
                                                                        ---------------       -------------
                                                                        $        60,437              59,554
                                                                        ===============       =============

       Condensed Statements of Income
                                                                    1998            1997            1996
                                                                -----------     -----------     -----------
                                                                                     (IN THOUSANDS)
         Income:
              Dividends from bank subsidiary                    $     4,031           2,289           2,089
              Interest income                                            74             120             253
              Net gain (loss) on securities
              transactions                                               20             182              (3)
              Other income                                              685             597             364
                                                                ------------    -----------     -----------
                      Total income                                    4,810           3,188           2,703
                                                                ------------    -----------     -----------
         Expenses:
              Interest                                                  266             269             113
              Other                                                     697             568             462
                                                                ------------    -----------     -----------
                      Total expenses                                    963             837             575
                                                                ------------    -----------     -----------
         Income before equity in
              undistributed earnings of
              subsidiaries                                            3,847           2,351           2,128
         Equity in undistributed earnings of
              subsidiaries                                            3,834           5,315           5,029
                                                                ------------    -----------     -----------
                      Net income                                $     7,681           7,666           7,157
                                                                ============    ===========     ===========


                                       55                            (Continued)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


         Condensed Statements of Cash Flows
                                                                    1998                1997           1996
                                                                 ----------          -----------     ----------
                                                                                   (IN THOUSANDS)
         Increase (decrease) in cash and cash equivalents:
         Cash flows from operating activities:
           Net income                                            $    7,681              7,666           7,157
           Adjustments to reconcile net
              income to net cash provided by
              operating activities:
                Equity in undistributed
                  earnings of subsidiaries                           (3,834)            (5,315)         (5,029)
                Depreciation and amortization                           266                251             131
                Net (gain) loss on securities transactions              (20)              (182)              3
                Net change in other assets
                  and other liabilities                                 (69)                (8)             73
                                                                 ----------          ---------      ----------
                    Net cash provided by
                         operating activities                         4,024              2,412           2,335
                                                                 ----------          ---------      ----------

         Cash flows from investing activities:
              Purchases of securities
                available for sale                                        --              (625)         (3,897)
              Proceeds from sales of
                securities available for sale                           520              1,299           4,262
              Maturities of securities
                available for sale                                      --                 --            2,538
              Purchases of premises and equipment                      (162)              (197)         (3,195)
              Investment in non-bank subsidiary                         --                (125)           (100)
                                                                 ----------          ---------      ----------
                    Net cash provided by (used
                         in) investing activities                       358                352            (392)
                                                                 ----------          ---------      ----------

         Cash flows from financing activities:                          --                 --           1,000
              Payments on long-term borrowings                          (60)               (60)           --
              Dividends paid                                         (2,516)            (2,272)         (2,080)
              Proceeds from issuance of shares
                for options and Dividend
                Reinvestment Plan                                     1,019                586             593
              Purchase of treasury stock                             (3,455)            (1,432)         (3,099)
                                                                 ----------          ---------      ----------
                    Net cash used in financing
                         activities                                  (5,012)            (3,178)         (3,586)
                                                                 ----------          ---------      ----------

         Net decrease in cash and cash equivalents                     (630)              (414)         (1,643)
         Cash and cash equivalents at beginning of year                 765              1,179           2,822
                                                                 ----------          ---------      ----------
         Cash and cash equivalents at end of year                $      135                765           1,179
                                                                 ==========          =========      ==========

         These condensed financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto.


CORPORATE DIRECTORY
CNB FINANCIAL CORP.                         CENTRAL NATIONAL BANK
-----------------------------------------------------------------------------------------------------------
DIRECTORS                                   SENIOR OFFICERS                       ASSISTANT VICE PRESIDENTS
---------                                   ---------------                       -------------------------

J. CARL BARBIC                              DONALD L. BRASS                       SUSAN BARKER
RETIRED DAIRY FARMER,                       PRESIDENT AND                         BRANCH MANAGER
FORMER CLERK OF SCHOLARIC                   CHIEF EXECUTIVE OFFICER
COUNTY BOARD OF SUPERVISORS,
DIRECTOR SINCE 1989                         PETER J. CORSO                        JOHN R. BRODHACKER.
                                            EXECUTIVE VICE PRESIDENT              COMPLIANCE OFFICER
                                            AND CHIEF FINANCIAL OFFICER
DONALD L. BRASS
PRESIDENT AND CEO.                          MICHAEL D. HEWITT                     MICHAEL F. DIPIERRO,
CENTRAL NATIONAL BANK                       SENIOR VICE, PRESIDENT,               WORKOUT AND
DIRECTOR SINCE 1990                         SENIOR COMMUNITY                      REPOSSESSION OFFICER
                                            AND RETAIL BANKING EXECUTIVE
DAVID J. NOLAN                                                                    VINCENT J. FAZIO
RETIRED CHAIRMAN OF THE                     VICE PRESIDENTS                       ACCOUNTING MANAGER
BOARD, CEO AND PRESIDENT,                   ---------------
CENTRAL NATIONAL BANK                       HOLLY C. CRAVER
DIRECTOR SINCE 1981                         ADMINISTRATOR OF                      ROBERT GRUGLE
                                            CORPORATE RELATIONS                   BRANCH MANAGER

DIRECTOR SINCE 1981                         PATRICK T. DAY
                                            CREDIT ADMINISTRATION                 JOLENE HASKELL
VANNESS D. ROBINSON                         MANAGER                               BRANCH MANAGER
CHAIRMAN OF THE BOARD AND
EXECUTIVE VICE PRESIDENT,                   THOMAS GIGLIO                         BONNIE KELLER
NEW YORK CENTRAL MUTUAL                     RISK MANAGER                          ASSISTANT REGIONAL MANAGER
FIRE INSURANCE CO.
DIRECTOR SINCE 1997                         HENRI D. LANGEVIN
                                            EASTERN REGIONAL MANAGER              WANDA KING
ALLEN H. SAMUELS                                                                  ASSISTANT REGIONAL MANAGER
RETIRED ATTORNEY                            HENRY C. LOCKWOOD
DIRECTOR SINCE 1961                         TRUST OFFICER                         RICHARD J. LACY
                                                                                  DIRECTOR OF ADMINISTRATION
JOSEPH A. SANTANGELO                        LISA P. MANNELLA
ADMINISTRATOR,                              MARKETING ADMINISTRATOR               FRANK J. NANNA
ARKELL HALL FOUNDATION                                                            AUDIT MANGER
DIRECTOR SINCE 1991                         PETER D. MARQUIS
                                            COMMERCIAL LOAN                       STEVE T. NOBLE
JOHN P. WOODS, JR.                          PRODUCT MANAGER                       SMALL BUSINESS,
PRESIDENT, JOHN P. WOODS, INC.                                                    PRODUCT MANAGER
DIRECTOR SINCE 1991                         GORDON W. MARSELIS
                                            INDIRECT PRODUCT MANAGER              DALE PINCKNEY
                                                                                  BRANCH MANAGER
                                            GERARD C MURRAY
                                            TRUST OFFICER
                                                                                  STEPHEN E. SOUKY.
                                                                                  FINANCIAL REPORTING MANAGER
                                            ALBERT A. PETITTI
                                            OPERATIONS OFFICER                    LORETTO THUM
                                                                                  BRANCH MANAGER
                                            WILLIAM J. QUERBES
                                            DIRECTOR OF HUMAN RESOURCES           ANDREW T. TRAINOR
                                                                                  DIRECTOR OF SPECIAL ASSETS
                                            DAVID SLENTZ
                                            WESTERN REGIONAL MANAGER              BONNIE A. TRIPP
                                                                                  CONSUMER FINANCE DIVISION
                                            O. NEIL THOMAS
                                            REGIONAL MANAGER/AGRICULTURAL         THOMAS J. WEINGART
                                            PRODUCT MANAGER                       ASSISTANT AGRICULTURAL
                                                                                  PRODUCT MANAGER

                                                                                  ROBERTA WINSMAN
                                                                                  DIRECTOR OF INFORMATION
                                                                                  AND TECHNOLOGY

                                            CENTRAL ASSET MANAGEMENT
                                            ---------------------------------------------------------------
                                                                                  PETER J. CORSO
                                            DONALD L. BRASS                       TREASURER
                                            PRESIDENT
                                                                                  GERARD C. MURRAY
                                                                                  MANAGING DIRECTOR


--------------------------------------------------------------------------------


[PHOTO]
BOARD OF DIRECTORS

                Front from left:

                John P. Woods, Jr.,
                Donald L. Brass and
                VanNess D. Robinson;

                back:

                David J. Nolan,
                Allen H. Samuels,
                Joseph A. Santangelo and
                J. Carl Barbic.

                ----------------------------------------------

SHAREHOLDER INFORMATION

TRANSFER AGENT

     Please direct questions about lost certificates, change of address, and consolidation of accounts to CNB's transfer agent and registrar:

     Central National Bank, Canajoharie
     Attn. Holly Craver, Administrator, Corporate Relations
     24 Church Street
     Canajoharie, New York 13317

INDEPENDENT ACCOUNTANTS

     KPMG LLP
     515 Broadway
     Albany, New York 12207
     Tel: 518-427-4600

FORM 10-K AND OTHER INFORMATION

     Furnished to shareholders upon request.
     Please call or write:
     CNB Financial Corporation

     Attn. Holly Craver, Administrator, Corporate Relations
     24 Church Street
     Canajoharie, NY 13317
     Tel: 518-673-3243
     Fax: 518-673-3433

COMMON STOCK DATA

     CNB Financial Corp. trades on the
     NASDAQ National Market System
     (Symbol CNBF).

                 ----------------------------------------------

CNB
FINANCIAL
CORP.
OFFICERS
                                    [PHOTO]
                                DONALD L. BRASS
                                    President

                                    [PHOTO]
                                 PETER J. CORSO
                          Executive Vice President and
                                   Treasurer

                                     [PHOTO]
                                MICHAEL D. HEWITT
                             Senior Vice President and
                               Assistant Secretary

                                     [PHOTO]
                                 HOLLY C. CRAVER
                               Vice President and
                                    Secretary


                                   VISIT US ON
                                THE INTERNET AT:
                            http://www.canajocnb.com

--------------------------------------------------------------------------------

                             CENTRAL NATIONAL BANK

                                OFFICE LOCATIONS


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

      FORT PLAIN                               SHARON SPRINGS
          41 Canal Street                        Springs Corners
          Fort Plain, NY 13339                   Route 10 & 20
          (518) 993-2393                         Sharon Springs, NY 13459
                                                 (518) 284-2231



                              CNB FINANCIAL CORP.
                                24 CHURCH STREET
                          CANAJOHARIE, NEW YORK 13317