Form 10-K405, Exhibit 13
period 1999-12-31
CNB FINANCIAL CORP /NY/
filed 2000-03-24
CIK 883756

                              REPORT OF MANAGEMENT

     Management is responsible for the integrity and objectivity of the consolidated financial statements and other information in this report. The consolidated financial statements were prepared in accordance with generally accepted accounting principles and in the judgment of management present fairly the Company's consolidated financial position and results of operations. The financial information contained elsewhere in this report is consistent with that in the consolidated financial statements. The consolidated financial statements and other financial information in this report include amounts that are based on management's best estimates and judgments and give due consideration to materiality.

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

     The Internal Audit Department of the Company reviews, evaluates, monitors and makes recommendations on both administrative and accounting control, which acts as an integral, but independent, part of the system of internal controls.

     The independent auditors conduct an annual audit of the Company's consolidated financial statements to enable them to express an opinion as to the fair presentation of the statements. In connection with the audit, the independent auditors consider internal control to the extent they consider necessary to determine the nature, timing and extent of their auditing procedures. The independent auditors also prepare recommendations regarding internal control and other accounting and financial related matters. The implementation of these recommendations by management is monitored directly by the Audit Committee of the Board of Directors.

     The Board of Directors discharges its responsibility for the Company's consolidated financial statements through its Audit Committee. The Audit Committee meets periodically with the independent auditors, the Internal Auditor and management. Both the independent auditors and the Internal Auditor have direct access to the Audit Committee.


By: /s/ DONALD L. BRASS                                  By: /s/ PETER J. CORSO
                                                         -----------------------------------------------------
-----------------------------------------------------        Peter J. Corso
    Donald L. Brass                                          Executive Vice President and Treasurer
    President

                              CNB FINANCIAL CORP.
                                AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 1999 AND 1998, AND
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1999
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

[KPMG LETTERHEAD]
              515 Broadway
              Albany, NY 12207

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
CNB Financial Corp.:

     We have audited the consolidated balance sheets of CNB Financial Corp. and subsidiaries (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Financial Corp. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                      LOGO

Albany, New York
January 28, 2000

LOGO

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                                                1999         1998
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
ASSETS

Cash and due from banks.....................................  $ 25,051       16,128
Federal funds sold..........................................     6,150           --
                                                              --------     --------
  Cash and cash equivalents.................................    31,201       16,128
                                                              --------     --------
Securities available for sale, at fair value................   387,765      186,651
Investment securities held to maturity, at amortized cost
  (estimated fair value of $119,046 in 1998)................        --      113,456
Net loans and leases receivable.............................   449,064      372,569
Accrued interest receivable.................................     6,281        5,843
Premises and equipment, net.................................    12,999       10,075
Other real estate owned and repossessed assets..............     1,258        1,099
Goodwill....................................................    19,428           --
Other assets................................................     6,176        5,267
                                                              --------     --------
          Total assets......................................  $914,172      711,088
                                                              ========     ========
LIABILITIES, GUARANTEED PREFERRED BENEFICIAL INTERESTS IN
  COMPANY'S JUNIOR SUBORDINATED DEBENTURES AND STOCKHOLDERS'
  EQUITY
Noninterest-bearing deposits................................    58,064       66,339
Interest-bearing deposits...................................   738,180      561,803
                                                              --------     --------
          Total deposits....................................   796,244      628,142
                                                              --------     --------
Short-term borrowings:
  Securities sold under agreements to repurchase............    29,054       12,347
  Borrowings from the U.S. Treasury.........................       530          304
                                                              --------     --------
          Total short-term borrowings.......................    29,584       12,651
                                                              --------     --------
Long-term borrowings........................................     6,103        6,530
Other liabilities...........................................     9,618        8,199
                                                              --------     --------
          Total liabilities.................................   841,549      655,522
                                                              --------     --------
Commitments and contingent liabilities (note 14)
Guaranteed preferred beneficial interests in Company's
  junior subordinated debentures ("capital securities").....    18,000           --
Stockholders' equity:
  Common stock, $1.25 par value, 20,000,000 shares
     authorized (7,805,134 shares issued at December 31,
     1999 and 7,796,396 shares issued at December
     31,1998)...............................................     9,756        9,746
  Additional paid-in capital................................     6,202        6,144
  Retained earnings.........................................    48,265       44,729
  Accumulated other comprehensive loss......................    (5,075)      (1,376)
  Treasury stock, at cost (268,263 shares at December 31,
     1999 and 203,510 shares at December 31, 1998)..........    (4,525)      (3,677)
                                                              --------     --------
          Total stockholders' equity........................    54,623       55,566
                                                              --------     --------
          Total liabilities, guaranteed preferred beneficial
            interests in Company's junior subordinated
            debentures and stockholders' equity.............  $914,172      711,088
                                                              ========     ========

          See accompanying notes to consolidated financial statements.

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                 1999          1998          1997
                                                              ----------    ----------    ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest and dividend income:
  Loans, including fees.....................................   $34,234        33,008        30,813
  Securities:
     Taxable................................................    17,721        15,710        14,230
     Nontaxable.............................................     3,418         3,559         3,173
  Federal funds sold and other..............................       806           265           419
                                                               -------       -------       -------
                                                                56,179        52,542        48,635
                                                               -------       -------       -------
Interest expense:
  Deposits..................................................    25,911        24,910        21,511
  Short-term borrowings.....................................     1,162           868           810
  Long-term borrowings......................................       344           380           401
                                                               -------       -------       -------
                                                                27,417        26,158        22,722
                                                               -------       -------       -------
       Net interest income..................................    28,762        26,384        25,913
Provision for loan and lease losses.........................     1,456           773           275
                                                               -------       -------       -------
       Net interest income after provision for loan and
          lease losses......................................    27,306        25,611        25,638
                                                               -------       -------       -------
Other income:
  Service charges on deposit accounts.......................     2,157         1,953         1,722
  Net (loss) gain on securities transactions................      (803)          616           528
  Other.....................................................     2,163         1,961         1,524
                                                               -------       -------       -------
                                                                 3,517         4,530         3,774
                                                               -------       -------       -------
Other expenses:
  Salaries and employee benefits............................     9,776         9,034         8,697
  Occupancy and equipment...................................     2,258         1,998         1,881
  Data processing...........................................     2,508         1,997         1,643
  Professional fees.........................................       818         1,325         1,060
  Advertising and marketing.................................       520           345           667
  Postage and courier.......................................       573           599           561
  Office supplies and stationery............................       703           600           493
  Other real estate owned and repossessed assets............       696           882           858
  Goodwill amortization.....................................       441            --            --
  Capital securities........................................       615            --            --
  Other.....................................................     3,429         3,074         2,651
                                                               -------       -------       -------
                                                                22,337        19,854        18,511
                                                               -------       -------       -------
     Income before income tax expense.......................     8,486        10,287        10,901
Income tax expense..........................................     2,151         2,606         3,235
                                                               -------       -------       -------
       Net income...........................................   $ 6,335         7,681         7,666
                                                               =======       =======       =======
Earnings per share:
  Basic.....................................................   $  0.84          1.01          0.99
                                                               =======       =======       =======
  Diluted...................................................   $  0.83          1.00          0.99
                                                               =======       =======       =======

          See accompanying notes to consolidated financial statements.

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                         ACCUMULATED
                                                ADDITIONAL                  OTHER                      TOTAL
                                       COMMON    PAID-IN     RETAINED   COMPREHENSIVE   TREASURY   STOCKHOLDERS'    COMPREHENSIVE
                                       STOCK     CAPITAL     EARNINGS   INCOME (LOSS)    STOCK         EQUITY          INCOME
                                       ------   ----------   --------   -------------   --------   --------------   -------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance at December 31, 1996.........  $9,676      5,842      34,170        (1,274)         (23)       48,391
  Comprehensive income:
    Net income.......................     --          --       7,666            --           --         7,666          $ 7,666
    Other comprehensive income, net
      of tax:
      Unrealized net holding gains on
        securities available for sale
        arising during the year and
        decrease in net unrealized
        loss on securities available
        for sale transferred to
        investment securities held to
        maturity (pre-tax $2,893)....                                                                                    2,025
      Reclassification adjustment for
        net gains on securities
        available for sale realized
        in net income during the year
        (pre-tax $512)...............                                                                                     (358)
                                                                                                                       -------
      Other comprehensive income.....     --          --          --         1,667           --         1,667            1,667
                                                                                                                       -------
        Comprehensive income.........                                                                                  $ 9,333
                                                                                                                       =======
  Cash dividends, $.295 per share....     --          --      (2,272)           --           --        (2,272)
  Purchase of treasury stock.........     --          --          --            --       (1,432)       (1,432)
  Issuance of shares for options and
    Dividend Reinvestment Plan.......     14          49          --            --          523           586
                                       ------     ------     -------       -------      -------       -------
Balance at December 31, 1997.........  9,690       5,891      39,564           393         (932)       54,606
  Comprehensive income:
    Net income.......................     --          --       7,681            --           --         7,681            7,681
    Other comprehensive loss, net of
      tax:
      Unrealized net holding losses
        on securities available for
        sale arising during the year
        and decrease in net
        unrealized loss on securities
        available for sale
        transferred to investment
        securities held to maturity
        (pre-tax $2,136).............                                                                                   (1,495)
      Reclassification adjustment for
        net gains on securities
        available for sale realized
        in net income during the year
        (pre-tax $391)...............                                                                                     (274)
                                                                                                                       -------
      Other comprehensive loss.......     --          --          --        (1,769)          --        (1,769)          (1,769)
                                                                                                                       -------
        Comprehensive income.........                                                                                  $ 5,912
                                                                                                                       =======
  Cash dividends, $.33 per share.....     --          --      (2,516)           --           --        (2,516)
  Purchase of treasury stock.........     --          --          --            --       (3,455)       (3,455)
  Issuance of shares for options and
    Dividend Reinvestment Plan.......     56         253          --            --          710         1,019
                                       ------     ------     -------       -------      -------       -------
Balance at December 31, 1998.........  9,746       6,144      44,729        (1,376)      (3,677)       55,566
  Comprehensive income:
    Net income.......................     --          --       6,335            --           --         6,335            6,335
    Other comprehensive loss, net of
      tax:
      Net unrealized gain on
        securities transferred from
        investment securities held to
        maturity to securities
        available for sale (pre-tax
        $4,877)......................                                                                                    3,414
      Unrealized net holding losses
        on securities available for
        sale arising during the year
        (pre-tax $11,013)............                                                                                   (7,709)
      Reclassification adjustment for
        net losses on securities
        available for sale realized
        in net income during the year
        (pre-tax $851)...............                                                                                      596
                                                                                                                       -------
      Other comprehensive loss.......     --          --          --        (3,699)          --        (3,699)          (3,699)
                                                                                                                       -------
        Comprehensive income.........                                                                                  $ 2,636
                                                                                                                       =======
  Cash dividends, $.37 per share.....     --          --      (2,799)           --           --        (2,799)
  Purchase of treasury stock.........     --          --          --            --       (1,385)       (1,385)
  Issuance of shares for options and
    Dividend Reinvestment Plan.......     10          58          --            --          537           605
                                       ------     ------     -------       -------      -------       -------
Balance at December 31, 1999.........  $9,756      6,202      48,265        (5,075)      (4,525)       54,623
                                       ======     ======     =======       =======      =======       =======

          See accompanying notes to consolidated financial statements.

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                1999         1998        1997
                                                              ---------    --------    --------
                                                                       (IN THOUSANDS)
Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
  Net income................................................  $   6,335       7,681       7,666
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................      1,879       1,312       1,100
    Provision for loan and lease losses.....................      1,456         773         275
    Deferred tax expense....................................      2,447       1,585         401
    Net loss (gain) on securities transactions..............        803        (616)       (528)
    Net loss on sales and writedowns of other real estate
      owned and repossessed assets..........................        132         173         310
    Purchases of trading securities.........................    (24,257)    (61,846)     (6,312)
    Proceeds from sales of trading securities...............     24,305      63,190       5,209
    Increase in accrued interest receivable.................       (438)       (286)       (411)
    Net change in other assets and other liabilities........     (1,172)         49        (701)
                                                              ---------    --------    --------
      Net cash provided by operating activities.............     11,490      12,015       7,009
                                                              ---------    --------    --------
Cash flows from investing activities:
  Purchases of securities:
    Available for sale......................................   (220,367)   (169,062)   (113,123)
    Held to maturity........................................     (5,831)    (27,121)    (21,750)
  Proceeds from sales of securities available for sale......     79,129      62,534      86,367
  Proceeds from maturities and calls of securities:
    Available for sale......................................     46,748      61,774      16,602
    Held to maturity........................................      6,417      23,989      16,196
  Net loans and leases made to customers....................    (72,194)    (36,274)    (26,788)
  Loans purchased...........................................     (7,972)         --          --
  Proceeds from sales of other real estate owned and
    repossessed assets......................................      1,924       1,364         704
  Purchases of premises and equipment.......................     (4,362)     (1,324)     (1,432)
                                                              ---------    --------    --------
      Net cash used in investing activities.................   (176,508)    (84,120)    (43,224)
                                                              ---------    --------    --------
Cash flows from financing activities:
  Net increase in deposits, exclusive of branch
    acquisitions............................................     12,384      89,670      29,255
  Deposits assumed in branch acquisitions, net of premium
    paid....................................................    136,780          --          --
  Net increase (decrease) in short-term borrowings..........     16,933     (15,582)     13,723
  Payments on long-term borrowings..........................       (427)       (401)       (383)
  Issuance of capital securities............................     18,000          --          --
  Dividends paid............................................     (2,799)     (2,516)     (2,272)
  Proceeds from issuance of shares for options and Dividend
    Reinvestment Plan.......................................        605       1,019         586
  Purchases of treasury stock...............................     (1,385)     (3,455)     (1,432)
                                                              ---------    --------    --------
      Net cash provided by financing activities.............    180,091      68,735      39,477
                                                              ---------    --------    --------
Net increase (decrease) in cash and cash equivalents........     15,073      (3,370)      3,262
Cash and cash equivalents at beginning of year..............     16,128      19,498      16,236
                                                              ---------    --------    --------
Cash and cash equivalents at end of year....................  $  31,201      16,128      19,498
                                                              =========    ========    ========
Additional disclosures relative to cash flows:
  Interest paid.............................................  $  26,949      26,105      22,538
                                                              =========    ========    ========
  Taxes paid................................................  $     635       1,627       2,185
                                                              =========    ========    ========
Supplemental schedule of non-cash investing and financing
  activities:
  Transfer of loans to other real estate owned and
    repossessed assets......................................  $   2,215       1,264       1,057
                                                              =========    ========    ========
  Adjustment of securities available for sale to fair value
    and decrease in net unrealized loss on securities
    available for sale transferred to investment securities
    held to maturity, net of tax............................  $  (3,699)     (1,769)      1,677
                                                              =========    ========    ========
  Transfer of investment securities held to maturity to
    securities available for sale, at amortized cost
    (estimated fair value of $117,747 at transfer date) (see
    note 3).................................................  $ 112,870          --          --
                                                              =========    ========    ========

          See accompanying notes to consolidated financial statements.

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

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

     Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan and lease losses and the valuation of other real estate owned and repossessed assets acquired in connection with foreclosures or insubstance foreclosures. In connection with the determination of the allowance for loan and lease losses and the valuation of other real estate owned and repossessed assets, management generally obtains independent appraisals for significant properties.

     Management believes that the allowance for loan and lease losses is adequate and that other real estate owned and repossessed assets are recorded at their fair value less an estimate of the costs to sell the assets. While management uses available information to recognize losses on loans and leases, other real estate owned and repossessed assets, future additions to the allowance or writedowns of other real estate owned and repossessed assets may be necessary based on changes in economic conditions. In addition, various regulatory agencies periodically review the Bank's allowance for loan and lease losses and other real estate owned and repossessed assets. Such agencies may require the Bank to recognize additions to the allowance or writedowns of other real estate owned and repossessed assets based on their judgments about information available to them at the time of their examination which may not be currently available to management.

     The Bank operates twenty-eight full-service branches and two financial service centers throughout nine counties in Central New York State. A substantial portion of the Company's assets are loans secured by real estate located in these nine counties. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is dependent upon economic conditions in these market areas. In addition, other real estate owned and repossessed assets are also generally located in these nine counties.

  (c) Cash Equivalents

     For purposes of the consolidated statements of cash flows, cash and cash equivalents consist of cash on hand, due from banks, and federal funds sold.

  (d) Trading Securities, Securities Available for Sale, and Investment Securities Held to Maturity

     Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as investment securities held to maturity and are stated at amortized cost. However, if a security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment,

                      CNB FINANCIAL CORP. AND SUBSIDIARIES
such security cannot be classified as held to maturity. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported in accumulated other comprehensive income or loss, net of tax.

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

     Non-marketable equity securities, such as Federal Home Loan Bank (FHLB) of New York stock and Federal Reserve Bank stock, are stated at cost since there is no readily available market value. These investments are required for membership. The investment in the FHLB stock is pledged to secure FHLB borrowings.

     Securities transferred from the available for sale portfolio to investment securities held to maturity are recorded at a new cost basis equal to the securities' fair values at the date of the transfer. Any net unrealized gains or losses at the transfer date continue to be reported in accumulated other comprehensive income or loss, net of tax, as long as the securities are carried in the investment securities held to maturity portfolio. The net unrealized gains or losses are amortized over the remaining life of the transferred securities as an adjustment to yield in a manner consistent with the offsetting amortization of the related premium or discount.

  (e) Net Loans and Leases Receivable

     Loans and leases receivable are stated at the unpaid principal amount, net of unearned income, net deferred fees and costs, and the allowance for loan and lease losses. Loans and leases considered doubtful of collection by management are placed on non-accrual status for the recording of interest. Generally, commercial-type loans are placed on non-accrual status when principal and/or interest is 90 days or more past due and loans secured by residential real estate are placed on non-accrual status when principal and/or interest is 120 days or more past due, except for those loans which, in management's judgment, are well secured and in the process of collection. Consumer loans and leases are generally not placed on non-accrual status and are generally charged off when 180 days past due. Previously accrued income that has not been collected is generally reversed from current income. Interest received on non-accrual loans and leases is applied to reduce the carrying amount of the loan or lease or, if principal is considered fully collectible, recognized as interest income. Loans and leases are removed from non-accrual status when they become current as to principal and interest or when, in the opinion of management, the loans or leases are considered to be fully collectible as to principal and interest. Loan and lease fees received at the inception of a loan or lease and certain direct costs of origination are deferred and amortized into interest income over the life of the loan or lease.

  (f) Allowance for Loan and Lease Losses

     The allowance for loan and lease losses is increased through a provision for loan and lease losses charged to operations. Loans and leases are charged against the allowance when management believes that collectibility of the principal is unlikely. The allowance is maintained at a level deemed appropriate by management based on an evaluation of the known and inherent risks in the portfolio, historical loan and lease losses, estimated value of underlying collateral, and current and prospective economic conditions that may affect borrowers' ability to pay.

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

  (g) Loan Impairment

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, a loan (generally a commercial-type loan) is considered impaired when it is probable that the Company will be unable to collect all amounts of principal and interest under the original contractual terms of the agreement or when a loan (of any loan type) is restructured in a troubled debt restructuring subsequent to January 1, 1995. The allowance for loan losses related to impaired loans is based on the discounted cash flows using the loan's initial effective rate or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans). The Company's impaired loans are generally collateral dependent. The Company considers estimated costs to sell, on a discounted basis, when determining the fair value of collateral in the measurement of impairment if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans.

     Other real estate owned includes both formally foreclosed and insubstance foreclosed real properties. A loan is classified as an insubstance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place.

  (h) Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method based on the estimated useful lives of the assets. Buildings and improvements are generally depreciated over 15 to 39 years, with furniture, fixtures and equipment depreciated over 3 to 5 years. Gains or losses realized on asset dispositions are reflected in the consolidated statements of income. Maintenance and repairs are charged to operating expense and improvements are capitalized.

  (i) Goodwill

     Goodwill relates to the acquisition of branches during August 1999. Goodwill is being amortized on a straight-line basis over 15 years. The unamortized balance is reviewed for possible impairment if events or changes in circumstances indicate that the carrying amount may not be fully recoverable.

  (j) Stock Based Compensation

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. SFAS No. 123, "Accounting for Stock-Based Compensation," encourages entities to recognize the fair value of all stock-based awards on the date of grant as compensation expense over the vesting period. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro-forma disclosures of net income and earnings per share as if the fair-value-based method defined in SFAS No. 123 had been applied to stock option grants made in 1995 and later years. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro-forma disclosures required by SFAS No. 123.

  (k) Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized subject to management's judgment that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of the deferred tax assets will not be realized. Adjustments

                      CNB FINANCIAL CORP. AND SUBSIDIARIES
to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (l) Earnings Per Share

     Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as the Company's stock options) were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

  (m) Financial Instruments

     In the normal course of business, the Company is a party to certain financial instruments with off-balance-sheet risk, such as commitments to extend credit, unused lines of credit, letters of credit, and standby letters of credit. The Company's policy is to record such instruments when funded.

  (n) Comprehensive Income

     Comprehensive income represents the sum of net income and items of other comprehensive income or loss, which are reported directly in stockholders' equity, net of tax, such as the change in the net unrealized gain or loss on securities available for sale. Accumulated other comprehensive income or loss, which is included in stockholders' equity, represents the net unrealized gain or loss on securities available for sale, net of tax.

  (o) Segment Reporting

     The Company's operations are solely in the financial services industry and include the traditional operations of a commercial banking enterprise. Management makes operating decisions and assesses performance based on an ongoing review of the Company's commercial banking operations, which constitute the Company's only operating segment for financial reporting purposes. The Company operates primarily in Central New York State and surrounding areas.

  (p) Reclassifications

     Amounts in the prior periods' consolidated financial statements are reclassified whenever necessary to conform to the current period's presentation.

  (q) Recent Accounting Pronouncement

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. As amended, SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management is reviewing the Statement to determine what impact this Statement will have on the Company's accounting and disclosures.

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

(2) ACQUISITION OF BRANCHES

     In August 1999, the Company completed the acquisition of five branch offices located in Central New York State, in the communities of Oneonta (three offices), Cooperstown and Norwich, from Astoria Federal Savings and Loan Association (Astoria). The Company purchased from Astoria approximately $3.7 million in branch-related assets, primarily the real and personal property associated with the branches, vault cash at the branches, as well as a limited amount of deposit-related loans. The Company assumed all customer deposit liabilities maintained at the branches (including accrued interest payable), totaling approximately $156.5 million. The premium paid on the deposits transferred and other direct incremental costs associated with the transaction are reported as goodwill in the consolidated balance sheet. The Company also received a net cash payment from Astoria of approximately $133.9 million.

(3) SECURITIES

     The amortized cost and approximate fair value of securities available for sale at December 31 are summarized as follows:

                                                                 1999
                                         ----------------------------------------------------
                                                        GROSS         GROSS       APPROXIMATE
                                         AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                           COST         GAINS         LOSSES         VALUE
                                         ---------    ----------    ----------    -----------
                                                            (IN THOUSANDS)
Collateralized mortgage obligations....  $115,561         288         (2,294)       113,555
Mortgage-backed securities.............    37,656          74           (869)        36,861
Asset-backed securities................    32,187         629           (431)        32,385
U.S. Treasury securities...............     5,969          --            (31)         5,938
U.S. Government agency securities......    60,662          15         (2,612)        58,065
Corporate and taxable municipal debt
  securities...........................    77,307         320         (2,357)        75,270
Tax-exempt state and municipal
  obligations..........................    57,542       1,605         (1,401)        57,746
                                         --------       -----        -------        -------
  Total debt securities................   386,884       2,931         (9,995)       379,820
Non-marketable equity securities.......     4,040          --             --          4,040
Mutual funds...........................     3,464          --            (19)         3,445
Preferred stock........................       625           1           (166)           460
                                         --------       -----        -------        -------
                                         $395,013       2,932        (10,180)       387,765
                                         ========       =====        =======        =======

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

                                                                         1998
                                                 ----------------------------------------------------
                                                                GROSS         GROSS       APPROXIMATE
                                                 AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                                   COST         GAINS         LOSSES         VALUE
                                                 ---------    ----------    ----------    -----------
                                                                    (IN THOUSANDS)
Collateralized mortgage obligations............  $111,725         244         (1,557)       110,412
Mortgage-backed securities.....................     8,156          96            (33)         8,219
U.S. Treasury securities.......................     6,022          69             (2)         6,089
U.S. Government agency securities..............    11,849          29            (49)        11,829
Corporate debt securities......................    45,868       1,499         (2,127)        45,240
                                                 --------       -----         ------        -------
  Total debt securities........................   183,620       1,937         (3,768)       181,789
Non-marketable equity securities...............     2,448          --             --          2,448
Mutual funds...................................     1,811          --             --          1,811
Preferred stock................................       625          --            (22)           603
                                                 --------       -----         ------        -------
                                                 $188,504       1,937         (3,790)       186,651
                                                 ========       =====         ======        =======

     The amortized cost and approximate fair value of debt securities available for sale at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                           APPROXIMATE
                                                              AMORTIZED       FAIR
                                                                COST          VALUE
                                                              ---------    -----------
                                                                   (IN THOUSANDS)
Due in one year or less.....................................  $  6,299         6,338
Due after one year through five years.......................    39,115        38,891
Due after five years through ten years......................    72,751        71,043
Due after ten years.........................................    83,315        80,747
                                                              --------       -------
                                                               201,480       197,019
Collateralized mortgage obligations, mortgage-backed
  securities and asset-backed securities....................   185,404       182,801
                                                              --------       -------
                                                              $386,884       379,820
                                                              ========       =======

     The Company recorded a $1.4 million pre-tax charge during 1999 related to estimated other-than-temporary impairment of a corporate debt security classified as available for sale. The $1.4 million charge was recorded in net
(loss) gain on securities transactions in the consolidated statement of income. Gross gains of $626,000 and gross losses of $37,000 were realized on sales of trading securities and securities available for sale in 1999. Gross gains of $668,000 and gross losses of $52,000 were realized on sales of trading securities and securities available for sale in 1998; gross gains of $762,000 and gross losses of $234,000 were realized on sales of trading securities and securities available for sale in 1997.

     During 1999, the Company transferred all investment securities held to maturity to securities available for sale. At the date of transfer, the amortized cost of investment securities held to maturity was approximately $112.9 million and the estimated fair value was approximately $117.7 million. The transfer was made for asset/liability management purposes and to allow the Company flexibility with certain tax planning strategies. The Company no longer maintains an investment securities held to maturity portfolio.

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

     The amortized cost and approximate fair value of investment securities held to maturity at December 31, 1998 are summarized as follows:

                                                                 1998
                                         ----------------------------------------------------
                                                        GROSS         GROSS       APPROXIMATE
                                         AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                           COST         GAINS         LOSSES         VALUE
                                         ---------    ----------    ----------    -----------
                                                            (IN THOUSANDS)
Tax-exempt state and municipal
  obligations..........................  $ 65,466       4,487           (52)         69,901
Mortgage-backed securities.............    19,594         330           (39)         19,885
Collateralized mortgage obligations....     5,800          13           (10)          5,803
U.S. Government agency securities......     5,151         105             -           5,256
Corporate and taxable municipal debt
  securities...........................    17,445         888          (132)         18,201
                                         --------       -----          ----         -------
                                         $113,456       5,823          (233)        119,046
                                         ========       =====          ====         =======

     There were no sales of investment securities held to maturity during 1999, 1998 or 1997.

     Securities with a carrying value of approximately $222.3 million and $163.9 million at December 31, 1999 and 1998, respectively, were pledged to secure public deposits, repurchase agreements and borrowings from the U.S. Treasury.

(4) NET LOANS AND LEASES RECEIVABLE

     The composition of the loan and lease portfolio is as follows at December
31:

                                                                1999       1998
                                                              --------    -------
                                                                (IN THOUSANDS)
Loans secured by real estate:
  One-to-four family mortgages..............................  $ 83,949     62,675
  Commercial................................................    79,349     56,466
  Agricultural..............................................    16,960     17,193
  Construction..............................................     2,286      3,643
  Home equity...............................................    25,183     24,893
                                                              --------    -------
                                                               207,727    164,870
                                                              --------    -------
Other loans and leases:
  Lease receivables.........................................    76,002     43,486
  Commercial................................................    42,743     33,238
  Agricultural..............................................    17,252     18,399
  Manufactured housing......................................    55,774     60,975
  Tax-exempt................................................     6,116      2,989
  Consumer..................................................    57,944     59,573
                                                              --------    -------
                                                               255,831    218,660
                                                              --------    -------
Less: Net deferred fees/costs and unearned discount.........    (5,965)    (2,577)
      Allowance for loan and lease losses...................    (8,529)    (8,384)
                                                              --------    -------
       Net loans and leases receivable......................  $449,064    372,569
                                                              ========    =======

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

     A summary of the activity in the allowance for loan and lease losses for the years ended December 31 is as follows:

                                                            1999      1998      1997
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
Balance at beginning of year.............................  $8,384     8,378     8,367
Provision for loan and lease losses......................   1,456       773       275
Charge-offs..............................................  (1,686)   (1,325)   (1,531)
Recoveries...............................................     375       558     1,267
                                                           ------    ------    ------
Balance at end of year...................................  $8,529     8,384     8,378
                                                           ======    ======    ======

     The following table sets forth information with regard to non-performing loans at December 31:

                                                              1999     1998     1997
                                                             ------    -----    -----
                                                                  (IN THOUSANDS)
Loans in non-accrual status................................  $5,212    3,996    2,107
Loans contractually past due 90 days or more and still
  accruing interest........................................     722    1,279    2,386
                                                             ------    -----    -----
          Total non-performing loans.......................  $5,934    5,275    4,493
                                                             ======    =====    =====

     There are no material commitments to extend further credit to borrowers with non-performing loans.

     Interest income not recognized on the above non-accrual loans was approximately $164,000, $318,000 and $190,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Approximately $244,000, $71,000 and $21,000 of interest on the above non-accrual loans was collected and recognized as income during the years ended December 31, 1999, 1998 and 1997, respectively.

     The Company had impaired loans of $4.3 million and $3.3 million at December 31, 1999 and 1998, respectively. Included in this amount are impaired loans of $2.1 million and $886,000, respectively, which had an allowance for loan losses of $681,000 and $345,000, respectively. Average impaired loans were $3.1 million for 1999, $2.7 million for 1998, and $2.0 million for 1997. Interest income recognized on impaired loans was not significant for 1999, 1998 and 1997.

     Certain directors and executive officers of the Company were customers of and had other transactions with the Company in the ordinary course of business. Loans to these parties were made in the ordinary course of business at the Company's normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled less than 5% of total stockholders' equity at December 31, 1999 and 1998. (See also note 7)

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

(5) PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows at December 31:

                                                               1999       1998
                                                              -------    ------
                                                               (IN THOUSANDS)
Land........................................................  $   969       549
Buildings and improvements..................................   11,726     8,896
Furniture, fixtures and equipment...........................    5,187     4,811
Construction-in-progress....................................       71        38
                                                              -------    ------
                                                               17,953    14,294
Less accumulated depreciation...............................   (4,954)   (4,219)
                                                              -------    ------
          Total premises and equipment, net.................  $12,999    10,075
                                                              =======    ======

Land, buildings and improvements with a carrying value of approximately $4.6 million and $4.8 million at December 31, 1999 and 1998, respectively, are pledged to secure long-term borrowings. (See also note 8)

(6) DEPOSITS

     The components of interest-bearing deposits are as follows at December 31:

                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
  NOW accounts..............................................  $ 96,234    $ 76,896
  Savings accounts..........................................   136,150     102,446
  Money market accounts.....................................    64,351      52,618
  Time deposits of $100,000 or more.........................   184,594     120,917
  Other time deposits.......................................   256,851     208,926
                                                              --------    --------
          Total.............................................  $738,180    $561,803
                                                              ========    ========

     The approximate amount of contractual maturities of time deposit accounts for the years subsequent to December 31, 1999 are as follows:

           YEARS ENDING DECEMBER 31,
           -------------------------             (IN THOUSANDS)
       2000....................................     $349,131
       2001....................................       68,519
       2002....................................        9,295
       2003....................................        6,743
       2004....................................        4,572
       Thereafter..............................        3,185
                                                    --------
                                                    $441,455
                                                    ========

(7) SHORT-TERM BORROWINGS

     Securities sold under agreements to repurchase generally mature within one to three days from the transaction date, however, certain agreements are entered into for longer terms. Control of the securities is

                      CNB FINANCIAL CORP. AND SUBSIDIARIES
maintained by the Company during the term of the agreement. Information concerning securities sold under agreements to repurchase for each of the last three years ended December 31 is summarized below:

                                                           1999       1998      1997
                                                          -------    ------    ------
                                                            (DOLLARS IN THOUSANDS)
Balance at year-end.....................................  $29,054    12,347    17,330
Average daily balance during the year...................   13,452    13,882    14,345
Maximum month-end balance during the year...............   29,054    18,068    17,330
Weighted-average interest rate at year-end..............     5.62%     4.37%     5.04%
Weighted-average interest rate during the year..........     4.63%     4.86%     4.84%

     The Company has entered into repurchase agreements with entities which have certain executive officers who are significant stockholders and directors of the Company. These repurchase agreements are entered into in the ordinary course of business at market terms. These repurchase agreements resulted in approximately $14.4 million and $10.9 million being owed to these entities at December 31, 1999 and 1998, respectively.

     The Company has two lines of credit, expiring in December 2000, which are available from the FHLB of New York. The first is an overnight line of credit for approximately $42.7 million with interest based on existing market conditions. The second is a one-month overnight repricing line of credit for approximately $42.7 million with interest based on existing market conditions. There were no amounts outstanding on these lines at December 31, 1999 or 1998. Borrowings on these lines are secured by FHLB stock, certain securities and one-to-four family first lien mortgage loans.

(8) LONG-TERM BORROWINGS

     Long-term borrowings consist of a Federal Home Loan Bank borrowing of approximately $1.5 million and $1.9 million at December 31, 1999 and 1998, respectively, which bears interest at 5.45% with monthly principal and interest payments due through 2003, and an Industrial Development Agency (IDA) note of approximately $4.6 million at both December 31, 1999 and 1998, which bears interest at a variable commercial paper rate, with payments due through 2025. The weighted-average interest rate on the IDA note was 5.43% during 1999 and 5.70% during 1998.

     The amount of principal payments due over the next five years (2000 through 2004) for long-term borrowings is $445,000, $477,000, $504,000, $418,000 and
$90,000, with $4.2 million in principal payments due thereafter.

(9) GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S JUNIOR SUBORDINATED DEBENTURES

     On June 14, 1999, the Company established CNBF Capital Trust I (the Trust), which is a statutory business trust. The Trust exists for the exclusive purpose of issuing and selling 30 year guaranteed preferred beneficial interests in the Company's junior subordinated debentures (capital securities). On August 4, 1999, the Trust issued $18.0 million in capital securities at 3-month LIBOR plus 275 basis points, which equaled 8.12% at issuance. The rate on the capital securities resets quarterly, equal to the 3-month LIBOR plus 275 basis points (8.26% for the December 31, 1999 quarterly payment). The Company used the net proceeds from the sale of the capital securities for general corporate purposes and to provide equity to the Bank. The capital securities, with associated expense that is tax deductible, qualify as Tier I capital under regulatory definitions, subject to certain restrictions. The Company's primary source of funds to pay interest on the debentures owed to the Trust are current dividends from the Bank. Accordingly, the Company's ability to service the debentures is dependent upon the continued ability of the Bank to pay dividends. The capital securities are not classified as debt for financial statement purposes and therefore the expense associated with the capital securities is recorded as non-interest expense in the consolidated statements of income.

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

(10) STOCKHOLDERS' EQUITY

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

(11) INCOME TAXES

     The following is a summary of the components of income tax expense for the years ended December 31:

                                                              1999     1998     1997
                                                             ------    -----    -----
                                                                  (IN THOUSANDS)
Current tax expense (benefit):
  Federal..................................................  $ (296)     864    2,085
  State....................................................      --      157      749
                                                             ------    -----    -----
                                                               (296)   1,021    2,834
Deferred tax expense.......................................   2,447    1,585      401
                                                             ------    -----    -----
                                                             $2,151    2,606    3,235
                                                             ======    =====    =====

     Income tax expense differs from the amount of tax determined by applying the Federal statutory income tax rate of 34% as a result of the following items:

                                                           1999       1998      1997
                                                          -------    ------    ------
                                                            (DOLLARS IN THOUSANDS)
Tax expense at statutory rate...........................  $ 2,885     3,498     3,706
Tax-exempt income.......................................   (1,156)   (1,268)   (1,080)
State income tax, net of Federal tax benefit............      387       386       554
Other, net..............................................       35       (10)       55
                                                          -------    ------    ------
  Actual tax expense....................................  $ 2,151     2,606     3,235
                                                          =======    ======    ======
Effective tax rate......................................     25.3%     25.3%     29.7%
                                                          =======    ======    ======

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

     The tax effects of temporary differences and tax credit carryforwards that give rise to significant portions of the deferred tax assets and liabilities at December 31 are as follows:

                                                               1999       1998
                                                              -------    ------
                                                               (IN THOUSANDS)
Deferred tax assets:
  Allowance for loan losses.................................  $ 3,604     3,605
  Deferred compensation.....................................    1,775     1,576
  Writedown of corporate debt security......................      599        --
  Other real estate owned and repossessed assets............       40       106
  Deferred loan fees........................................       63        55
  Pension and postretirement benefits.......................      343       353
  Accrued liabilities.......................................      190       191
  Alternative minimum tax credit carryforward...............    1,096       314
  New York State tax credit carryforward....................      125        --
  Other.....................................................      452       221
                                                              -------    ------
     Gross deferred tax assets..............................    8,287     6,421
                                                              -------    ------
Deferred tax liabilities:
  Leases....................................................   (9,338)   (5,113)
  Deferred loan costs.......................................     (267)     (122)
  Other.....................................................      (46)     (103)
                                                              -------    ------
     Gross deferred tax liabilities.........................   (9,651)   (5,338)
                                                              -------    ------
       Net deferred tax (liability) asset...................  $(1,364)    1,083
                                                              =======    ======

     In addition to the deferred tax assets and liabilities described above, the Company had a deferred tax asset of $2.2 million and $556,000 at December 31, 1999 and 1998, respectively, related to the net unrealized loss on securities available for sale.

     As of December 31, 1999 and 1998, the Company had alternative minimum tax
(AMT) credit carryforwards of $1.1 million and $314,000, respectively. AMT credits may be used indefinitely to reduce regular Federal income taxes to the extent regular Federal income taxes exceed the related alternative minimum tax otherwise due.

     As of December 31, 1999, the Company had New York State tax credit carryforwards of $125,000. These credits may be used indefinitely to reduce New York State taxes due.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Based upon management's consideration of the historical level of taxable income in prior years, as well as the time period that the items giving rise to the deferred tax assets are expected to reverse, a deferred tax asset valuation allowance was not considered necessary as of December 31, 1999 and 1998.

(12) STOCK OPTION PLAN

     During 1994, the Company established a Stock Option Plan (the Plan) which permits the issuance of options to employees. The Company has reserved 300,000 shares (adjusted for stock splits) of common stock for issuance under the Plan. As of December 31, 1999, 226,500 options have been granted. Stock options are

                      CNB FINANCIAL CORP. AND SUBSIDIARIES
non-transferable other than on death and have vesting periods ranging from six months to five years. The term of the options is ten years. A summary of the stock option activity follows:

                                                             NO. OF     WEIGHTED AVERAGE
                                                             SHARES      EXERCISE PRICE
                                                             -------    ----------------
Outstanding at January 1, 1997.............................  124,500         $ 7.21
  Exercised................................................  (10,500)          5.43
                                                             -------         ------
Outstanding at December 31, 1997...........................  114,000           7.37
  Granted..................................................   62,000          16.42
  Exercised................................................  (44,069)          6.94
  Forfeited................................................   (5,000)         16.25
                                                             -------         ------
Outstanding at December 31, 1998...........................  126,931          11.58
  Granted..................................................    3,000          15.38
  Exercised................................................   (8,752)          8.01
  Forfeited................................................   (4,500)         17.42
                                                             -------         ------
Outstanding at December 31, 1999...........................  116,679         $11.73
                                                             =======         ======

     The following table summarizes information about the Company's stock options at December 31, 1999:

                         WEIGHTED-AVERAGE
EXERCISE                    REMAINING
 PRICE     OUTSTANDING   CONTRACTUAL LIFE   EXERCISABLE
--------   -----------   ----------------   -----------
$   5.43      27,923        4.2 years         27,923
    9.38      33,256              6.2         33,256
   15.38       3,000              9.6             --
   16.25      51,000              8.8          5,100
   19.75       1,500              9.0            150
             -------                          ------
             116,679              7.0         66,429
             =======                          ======

     As of December 31, 1998 and 1997, respectively, 58,431 and 102,500 options were exercisable.

     All options have been granted at exercise prices equal to the fair value of the common stock at the grant date. Therefore, in accordance with the provisions of APB Opinion No. 25 related to fixed stock options, no compensation cost has been recognized in the consolidated financial statements with respect to options granted or exercised. Under the alternative fair-value-based method defined in SFAS No. 123, the fair value of all fixed stock options on the grant date would be recognized as compensation expense over the vesting period. The estimated weighted average fair value of options granted in 1999 and 1998 was $4.05 and $4.22, respectively. The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999 and 1998, respectively: dividend yield of 2.5% and 1.5%; expected volatility of 19.6% and 19.1%; risk free interest rate of 6.2% and 4.5%; expected option life of 7.0 years for both years; and estimated forfeiture rate of 10% for both years. Pro-

                      CNB FINANCIAL CORP. AND SUBSIDIARIES
forma disclosures for the Company, assuming application of the fair value based method defined in SFAS No. 123 for options awarded in 1995 and later, are as follows:

                                                              1999     1998     1997
                                                             ------    -----    -----
Net income (in thousands):
  As reported..............................................  $6,335    7,681    7,666
  Pro-forma................................................   6,305    7,656    7,636
Basic earnings per share:
  As reported..............................................    0.84     1.01     0.99
  Pro-forma................................................    0.83     1.00     0.99
Diluted earnings per share:
  As reported..............................................    0.83     1.00     0.99
  Pro-forma................................................    0.83     1.00     0.98

(13) EMPLOYEE BENEFIT PLANS

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

     The following table provides a reconciliation of the changes in the plan's projected benefit obligation and fair value of the plan's assets for the years ended December 31, together with a reconciliation of the plan's funded status at December 31:

                                                               1999      1998
                                                              -------    -----
                                                               (IN THOUSANDS)
Reconciliation of projected benefit obligation:
  Projected benefit obligation at January 1.................  $ 8,109    7,510
     Service cost...........................................      476      504
     Interest cost..........................................      532      538
     Benefits paid..........................................     (885)    (540)
     Actuarial (gain) loss..................................   (1,013)      97
                                                              -------    -----
  Projected benefit obligation at December 31...............    7,219    8,109
                                                              -------    -----
Reconciliation of fair value of plan assets:
  Fair value of plan assets at January 1....................    8,826    8,906
     Actual return on plan assets...........................      527      563
     Benefits paid..........................................     (885)    (540)
     Actuarial gain (loss) due to measurement date prior to
      December 31...........................................      633     (103)
                                                              -------    -----
  Fair value of plan assets at December 31..................    9,101    8,826
                                                              -------    -----
Funded status:
  Funded status at December 31..............................    1,882      717
  Unrecognized portion of net asset at transition...........     (671)    (758)
  Unrecognized prior service cost...........................       93      104
  Unrecognized net gain.....................................   (2,104)    (825)
                                                              -------    -----
     Pension liability recognized in other liabilities......  $  (800)    (762)
                                                              =======    =====

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

     The following table provides the components of net periodic pension cost for the years ended December 31:

                                                              1999     1998    1997
                                                              -----    ----    ----
                                                                 (IN THOUSANDS)
Service cost................................................  $ 476     504     380
Interest cost...............................................    532     538     477
Expected return on plan assets..............................   (882)   (775)   (695)
Amortization of unrecognized net asset at transition........    (87)    (87)    (87)
Amortization of unrecognized prior service cost.............     11      10      11
Amortization of unrecognized actuarial gain.................    (12)     --     (12)
                                                              -----    ----    ----
  Net periodic pension cost.................................  $  38     190      74
                                                              =====    ====    ====

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

     The assumptions used in the measurement of the Company's projected benefit obligation are shown in the table below:

                                                              1999    1998    1997
                                                              ----    ----    ----
Weighted-average assumptions at December 31:
  Discount rate.............................................  7.50%   6.50%   7.00%
  Expected return on plan assets............................  9.50    9.50    9.00
  Rate of increase in future compensation levels............  4.00    4.00    5.00

  401(k) Plan, Incentive Plan and Profit Sharing Plan

     The Company maintains a 401(k) plan which covers all employees who have met minimum eligibility requirements. As defined under the terms of the plan, participants may elect to defer a portion of their compensation through contributions to the plan. The Company makes matching contributions equal to 30% of the first 8% of the participant's contribution.

     In 1999 and 1998, the Company maintained an annual incentive plan for all employees with awards based on certain pre-determined criteria set by the Board of Directors. In 1999 and 1998, employees could elect to contribute any portion of the incentive award to the 401(k) plan. In 1997, the Company maintained a profit sharing plan for all employees and an incentive plan for certain key officers. Awards under the 1997 profit sharing plan were based on certain pre-determined criteria set by the Board of Directors. Awards under the 1997 incentive plan were based on the Bank achieving certain pre-determined performance targets set by the Board of Directors. In 1997, the Company contributed 50% of each employee's profit sharing award to the 401(k) plan. Each employee could also elect to contribute any portion of the remaining 50% of the profit sharing award to the 401(k) plan. The expense related to these plans amounted to $1.0 million in 1999, $948,000 in 1998, and $940,000 in 1997.

  Salary Continuation Agreements

     The Company also has salary continuation agreements with certain key officers and former officers. The Company had accrued $1.8 million and $1.9 million at December 31, 1999 and 1998, respectively, to reflect its liability under these agreements. The expense related to these agreements amounted to $260,000 in 1999, $292,000 in 1998, and $100,000 in 1997.

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

     In connection with these agreements, the Company has purchased life insurance on the related officers with the Company named as beneficiary. At December 31, 1999 and 1998, the cash surrender value of these policies was $1.7 million and $1.5 million, respectively. The income recorded related to the cash surrender value of these policies was $270,000 in 1999, $243,000 in 1998, and $180,000 in 1997. The Company paid life insurance premiums of $187,000 in 1999, $178,000 in 1998, and $180,000 in 1997.

  Employee Postretirement Benefits

     Effective June 1994, the Company ceased offering any postretirement benefits for those employees who had not yet retired and for those retirees who had not yet reached age 65. The remaining obligation of the Company to its retirees is not significant.

(14) COMMITMENTS AND CONTINGENT LIABILITIES

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

     The Company's exposure to credit loss in the event of nonperformance by the other party to the commitment to extend credit is represented by the contractual amount of the instrument. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

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

     Contract amounts of financial instruments that represent credit risk as of December 31 are as follows:

                                                               1999       1998
                                                              -------    ------
                                                               (IN THOUSANDS)
Commitments to extend credit and unused lines of credit.....  $40,137    42,122
Letters of credit and standby letters of credit.............      577     1,313
                                                              -------    ------
                                                              $40,714    43,435
                                                              =======    ======

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

     The Company does not currently utilize futures contracts, forwards (excluding forward sale commitments on residential mortgage loans), swaps, option contracts or other derivative instruments with similar characteristics.

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

  Lease Commitments

     The Company leases certain branch facilities and office space under noncancelable operating leases. A summary of the future minimum commitments required under noncancelable operating leases as of December 31, 1999 are as follows:

           YEARS ENDING DECEMBER 31,             (IN THOUSANDS)
2000...........................................      $  767
2001...........................................         750
2002...........................................         637
2003...........................................         425
2004...........................................         409
Thereafter.....................................       3,942
                                                     ------
                                                     $6,930
                                                     ======

  Serviced Loans

     The total amount of loans serviced by the Company for unrelated third parties was approximately $17.9 million and $14.4 million at December 31, 1999 and 1998, respectively.

  Reserve Requirement

     The Bank is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank of New York. The amount of this reserve requirement, included in cash and cash equivalents, was approximately $2.6 million and $8.1 million at December 31, 1999 and 1998, respectively.

  Legal Proceedings

     The Company is, from time to time, a defendant in legal proceedings relating to the conduct of its business. In the best judgment of management, the consolidated financial position of the Company will not be affected materially by the outcome of any pending legal proceedings.

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

(15) REGULATORY MATTERS

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

     Quantitative capital adequacy measures require banking institutions to maintain minimum ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of December 31, 1999 and 1998, the Company and the Bank met all capital adequacy requirements to which they were subject.

     As of December 31, 1999 and 1998, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a banking institution must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category. Actual capital amounts and ratios as of December 31 are presented in the table below.

                                                                         MINIMUM       MINIMUM RATIOS
                                                                        RATIOS FOR       TO BE WELL
                                  1999 ACTUAL         1998 ACTUAL        CAPITAL      CAPITALIZED UNDER
                                ----------------    ----------------     ADEQUACY     PROMPT CORRECTIVE
                                AMOUNT     RATIO    AMOUNT     RATIO     PURPOSES     ACTION PROVISIONS
                                -------    -----    -------    -----    ----------    -----------------
                                       (DOLLARS IN THOUSANDS)
Tier 1 Capital (to Total
  Adjusted Average Assets):
     Bank.....................  $54,904     6.3%    $56,035     7.8%       4.0%              5.0%
     Consolidated.............   58,240     6.6      56,932     7.9        4.0
Tier 1 Capital (to Risk
  Weighted Assets):
     Bank.....................   54,904     8.9      56,035    11.2        4.0               6.0
     Consolidated.............   58,240     9.4      56,932    11.3        4.0
Total Capital (to Risk
  Weighted Assets):
     Bank.....................   62,612    10.2      62,303    12.5        8.0              10.0
     Consolidated.............   65,985    10.7      63,315    12.5        8.0

     The approval of banking regulatory authorities is required before dividends paid by the Bank to the Parent Company during the year can exceed certain prescribed limits. As of December 31, 1999, the Bank could pay dividends of approximately $12.5 million to the Parent Company without prior regulatory approval.

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

(16) EARNINGS PER SHARE

     The following table provides the calculation of basic and diluted EPS for the years ended December 31:

                                     1999                               1998                               1997
                       --------------------------------   --------------------------------   --------------------------------
                        NET      WEIGHTED     PER SHARE    NET      WEIGHTED     PER SHARE    NET      WEIGHTED     PER SHARE
                       INCOME   AVG. SHARES    AMOUNT     INCOME   AVG. SHARES    AMOUNT     INCOME   AVG. SHARES    AMOUNT
                       ------   -----------   ---------   ------   -----------   ---------   ------   -----------   ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic EPS:
  Net income
    available to
    common
    stockholders.....  $6,335      7,571        $0.84     $7,681      7,625        $1.01     $7,666      7,712        $0.99
                       ======                   =====     ======                   =====     ======      =====        =====
Effect of dilutive
  securities:
  Stock options......                 35                                 48                                 44
                                   -----                              -----                              -----
Diluted EPS..........  $6,335      7,606        $0.83     $7,681      7,673        $1.00     $7,666      7,756        $0.99
                       ======      =====        =====     ======      =====        =====     ======      =====        =====

     Options to purchase 52,500 shares of common stock at a weighted-average price of $16.35 per share were outstanding at December 31, 1999, but were not included in the computation of diluted EPS for the year ended December 31, 1999 because the options' exercise price was greater than the average market price of the common stock during 1999.

(17) FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

  Cash and Cash Equivalents and Accrued Interest Receivable and Payable

     For these short-term instruments, the carrying value approximates fair value.

  Securities

     Fair values for securities (including trading securities, if any, securities available for sale and investment securities held to maturity) are based on quoted market prices or dealer quotes, when available. When quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

  Loans

     The fair value of loans is determined by utilizing a discounted cash flow model which considers scheduled maturities, repricing characteristics, prepayment assumptions and interest cash flows. Cash flows are discounted using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan.

  Deposits

     The fair value of fixed maturity deposits is determined by utilizing a discounted cash flow model which considers scheduled maturities, repricing characteristics and interest cash flows. The discount rate is estimated using the rates currently offered for deposits with similar remaining maturities. NOW accounts, noninterest-bearing accounts, savings accounts and money market accounts are payable on demand, thus the carrying value approximates fair value. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities as compared to the cost of borrowing funds in the market.

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

  Borrowings

     The fair value of borrowings has been estimated using discounted cash flow analyses that apply interest rates currently being offered for borrowings with similar terms.

  Guaranteed Preferred Beneficial Interests in Company's Junior Subordinated Debentures

     Given the variable rate nature of this financial instrument, the carrying value approximates fair value.

  Commitments

     Fees charged for commitments to extend credit are not significant and are offset by associated credit risk with respect to certain amounts expected to be funded. Accordingly, the fair value of these financial instruments is not significant.

     The estimated fair values of the Company's financial instruments at December 31 are as follows:

                                                    1999                     1998
                                            ---------------------    ---------------------
                                                        ESTIMATED                ESTIMATED
                                            CARRYING      FAIR       CARRYING      FAIR
                                             AMOUNT       VALUE       AMOUNT       VALUE
                                            --------    ---------    --------    ---------
                                                            (IN THOUSANDS)
Financial assets:
  Cash and cash equivalents...............  $ 31,201      31,201      16,128       16,128
  Securities available for sale...........   387,765     387,765     186,651      186,651
  Investment securities held to
     maturity.............................        --          --     113,456      119,046
  Net loans and leases receivable(1)......   449,064     429,292     372,569      376,268
  Accrued interest receivable.............     6,281       6,281       5,843        5,843
Financial liabilities:
  Noninterest-bearing deposits............    58,064      58,064      66,339       66,339
  Interest-bearing deposits...............   738,180     739,137     561,803      563,943
  Short-term borrowings...................    29,584      29,584      12,651       12,651
  Long-term borrowings....................     6,103       6,075       6,530        6,506
  Accrued interest payable................     2,964       2,964       2,496        2,496
  Guaranteed preferred beneficial
     interests in Company's junior
     subordinated debentures..............    18,000      18,000          --           --

---------------
(1) Lease receivables, although excluded from the scope of SFAS No. 107, are included in the estimated fair value at their carrying amounts.

     The reported fair values of financial instruments are based on a variety of factors. Accordingly, the fair values may not represent the actual values of the financial instruments that could have been realized as of year end or that will be realized in the future. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates of fair value under SFAS No. 107.

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

(18) PARENT COMPANY FINANCIAL STATEMENTS

     The following presents the condensed balance sheets of the Parent Company at December 31 and its condensed statements of income and cash flows for the years ended December 31:

  Condensed Balance Sheets

                                                               1999       1998
                                                              -------    ------
                                                               (IN THOUSANDS)
Assets:
  Cash and cash equivalents.................................  $   614       135
  Securities available for sale.............................    1,273       603
  Premises and equipment, net...............................    4,566     4,795
  Investment in subsidiaries................................   69,775    54,846
  Other assets..............................................    1,200        58
                                                              -------    ------
                                                              $77,428    60,437
                                                              =======    ======
Liabilities and stockholders' equity:
  Long-term borrowings......................................    4,564     4,630
  Liability to trust subsidiary related to capital
     securities.............................................   18,000        --
  Other liabilities.........................................      241       241
  Stockholders' equity......................................   54,623    55,566
                                                              -------    ------
                                                              $77,428    60,437
                                                              =======    ======

  Condensed Statements of Income

                                                              1999     1998     1997
                                                             ------    -----    -----
                                                                  (IN THOUSANDS)
Income:
  Dividends from subsidiaries..............................  $4,134    4,031    2,289
  Interest income..........................................     115       74      120
  Net gain on securities transactions......................      --       20      182
  Other income.............................................     657      685      597
                                                             ------    -----    -----
       Total income........................................   4,906    4,810    3,188
                                                             ------    -----    -----
Expenses:
  Interest on long-term borrowings.........................     249      266      269
  Interest on liability to trust subsidiary related to
     capital securities....................................     615       --       --
  Other....................................................     527      697      568
                                                             ------    -----    -----
       Total expenses......................................   1,391      963      837
                                                             ------    -----    -----
Income before equity in undistributed earnings of
  subsidiaries.............................................   3,515    3,847    2,351
Equity in undistributed earnings of subsidiaries...........   2,820    3,834    5,315
                                                             ------    -----    -----
       Net income..........................................  $6,335    7,681    7,666
                                                             ======    =====    =====

                      CNB FINANCIAL CORP. AND SUBSIDIARIES

  Condensed Statements of Cash Flows

                                                           1999       1998      1997
                                                         --------    ------    ------
                                                                (IN THOUSANDS)
Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
  Net income...........................................  $  6,335     7,681     7,666
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Equity in undistributed earnings of
       subsidiaries....................................    (2,820)   (3,834)   (5,315)
     Depreciation and amortization.....................       284       266       251
     Net gain on securities transactions...............        --       (20)     (182)
     Net change in other assets and other
       liabilities.....................................    (1,103)      (69)       (8)
                                                         --------    ------    ------
       Net cash provided by operating activities.......     2,696     4,024     2,412
                                                         --------    ------    ------
Cash flows from investing activities:
  Purchases of securities available for sale...........    (1,797)       --      (625)
  Proceeds from sales of securities available for
     sale..............................................        --       520     1,299
  Maturities and calls of securities available for
     sale..............................................     1,000        --        --
  Purchases of premises and equipment..................       (55)     (162)     (197)
  Investment in bank subsidiary........................   (15,000)       --        --
  Investment in non-bank subsidiaries..................      (720)       --      (125)
                                                         --------    ------    ------
       Net cash (used in) provided by investing
          activities...................................   (16,572)      358       352
                                                         --------    ------    ------
Cash flows from financing activities:
  Payments on long-term borrowings.....................       (66)      (60)      (60)
  Issuance of liability to trust subsidiary related to
     capital securities................................    18,000        --        --
  Dividends paid.......................................    (2,799)   (2,516)   (2,272)
  Proceeds from issuance of shares for options and
     Dividend Reinvestment Plan........................       605     1,019       586
  Purchases of treasury stock..........................    (1,385)   (3,455)   (1,432)
                                                         --------    ------    ------
       Net cash provided by (used in) financing
          activities...................................    14,355    (5,012)   (3,178)
                                                         --------    ------    ------
Net increase (decrease) in cash and cash equivalents...       479      (630)     (414)
Cash and cash equivalents at beginning of year.........       135       765     1,179
                                                         --------    ------    ------
Cash and cash equivalents at end of year...............  $    614       135       765
                                                         ========    ======    ======

     These condensed financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto.